                           SCHEDULE 14A INFORMATION
                               (AMENDMENT NO. 2)

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]CONFIDENTIAL, FOR USE OF THE
[X]Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14a-6(e)(2))

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         EMERGING COMMUNICATIONS, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[_]$125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

  (1) Title of each class of securities to which transaction applies:

      Common Stock, par value $0.01 per share

  (2) Aggregate number of securities to which transaction applies:

      5,352,258

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      $10.25

  (4) Proposed maximum aggregate value of transaction:

      $54,860,644.50

  (5) Total fee paid:

      $10,973.00

[_]Fee paid previously by written preliminary materials.

[X]Check box if any part of the fee is offset as provided by Exchange Act Rule
   O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: $10,973.00
                         -------------------------------------------------

  (2) Form, Schedule or Registration Statement No.: Schedule 14 D-1
                                        ----------------------------------

  (3) Filing Party: Jeffrey J. Prosser
                ----------------------------------------------------------

  (4) Date Filed: August 24, 1998
               -----------------------------------------------------------

                          PRELIMINARY PROXY MATERIALS

                         EMERGING COMMUNICATIONS, INC.
                            CHASE FINANCIAL CENTER
                                 P.O. BOX 1730
                     ST. CROIX, U.S. VIRGIN ISLANDS 00821
                                (340) 777-7700

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 5, 1998

TO THE STOCKHOLDERS OF EMERGING COMMUNICATIONS, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournments, continuations or postponements thereof, the "Special Meeting") of Emerging Communications, Inc., a Delaware corporation (the "Company"), will be held on Monday, October 5, 1998 at 9:00 a.m., local time, at Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, in order to consider and act upon the following proposal:

    I. To approve and adopt the Agreement and Plan of Merger, dated as of August 17, 1998 (as such may be amended, supplemented or modified from time to time, the "Merger Agreement"), among the Company, Innovative Communication Corporation, a U.S. Virgin Islands corporation, (the "Purchaser"), ICC Merger Sub Corporation, a Delaware corporation ("Merger Sub"), and the Company pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the "Merger"). In the Merger, all of the shares of Common Stock, par value of $0.01 per share (the "Shares"), of the Company issued and outstanding at the effective time of the Merger (other than Shares owned by Innovative Communication Company, LLC, a Delaware limited liability company (the "Parent"), the Purchaser, the Company or any direct or indirect subsidiary of the Parent or the Company or Shares held by stockholders of the Company who have properly exercised their appraisal rights in accordance with
  Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $10.25 per share. Jeffrey J. Prosser, the Chairman, Chief Executive Officer and Secretary of the Company, beneficially owns all of the outstanding membership interests of the Parent, and the Parent owns all of the outstanding capital stock of the Purchaser. The Parent and the Purchaser own approximately 51% and [ ]%, respectively, of the outstanding Shares; and

    II. To transact such other business, including, without limitation, adjournments of the Special Meeting, as may properly come before the Special Meeting or any adjournments, continuations or postponements thereof.

  Only holders of record of shares of Shares at the close of business on September 22, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. A complete list of such stockholders will be made available for inspection for any purpose germane to the Special Meeting at the headquarters of the Company located at Chase Financial Center, St. Croix, U.S. Virgin Islands 00821, during business hours for a period of at least ten days prior to the Special Meeting.

  At the close of business on the Record Date, 10,959,131 Shares were issued and outstanding. Each Share outstanding at the close of business on the Record Date is entitled to one vote on each matter submitted to the stockholders.

  The affirmative vote of holders of a majority of the votes cast in person or by proxy at the Special Meeting is required to approve and adopt the Merger Agreement. The Parent and the Purchaser have informed the Company that they intend to vote FOR approval and adoption of the Merger Agreement. Because Shares of the Parent and the Purchaser will represent more than a majority of the Shares outstanding as of the Record Date, it is expected that the Merger Agreement will be approved and adopted.

  A Proxy Statement (which contains more detailed information with respect to the matters to be considered at the Special Meeting) and a proxy card accompany this Notice of Special Meeting of Stockholders. Stockholders are urged to review carefully the entire Proxy Statement and the proxy card.

                                          By Order of the Board of Directors,
                                          /s/ Jeffrey J. Prosser

                                          Jeffery J. Prosser

                                          Secretary
                                          St. Croix, U.S. Virgin Islands

                                          September 23, 1998

                               ----------------

 WHETHER OR  NOT YOU  PLAN TO  ATTEND THE  SPECIAL MEETING,  PLEASE  COMPLETE,
  DATE, SIGN  AND  RETURN THE  ENCLOSED  PROXY  CARD IN  THE  ENCLOSED  REPLY
   ENVELOPE. THIS  WILL  NOT LIMIT  YOUR  RIGHT TO  ATTEND  OR VOTE  AT  THE
    SPECIAL MEETING. YOU  MAY REVOKE YOUR  PROXY PRIOR TO  ITS EXERCISE  BY
     PROVIDING  WRITTEN  NOTICE  TO  THE  SECRETARY  OF  THE  COMPANY,  BY
      SUBMITTING A SUBSEQUENT PROXY  OR BY VOTING  YOUR SHARES IN  PERSON
       AT THE SPECIAL MEETING.

                DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME

                         EMERGING COMMUNICATIONS, INC.
                             CHASE FINANCIAL CENTER
                                 P.O. BOX 1730
                      ST. CROIX, U.S. VIRGIN ISLANDS 00821
                                 (340) 777-7700

                               ----------------

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON OCTOBER 5, 1998

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
INTRODUCTION..............................................................     2
  Purpose of the Meeting..................................................     2
  Record Date; Vote Required for Approval.................................     3
  Solicitation and Revocation of Proxies..................................     3
  Adjournment of the Special Meeting......................................     4
THE MERGER AGREEMENT AND THE MERGER.......................................     5
  Purchaser's and Parent's Reasons for the Offer and the Merger...........     5
  Fairness of the Merger..................................................     5
  Interests of Certain Persons in the Merger; Potential Conflicts of In-
   terest.................................................................     6
  Background of the Offer and the Merger..................................     7
  Recommendation of the Company's Board of Directors and the Special Com-
   mittee.................................................................    11
  Valuation of Emerging Communications, Inc. .............................    14
  Fairness of Consideration...............................................    15
  Effect of the Merger on Market for the Shares; Stock Exchange Listing,
   and Exchange Act Registration..........................................    16
  Contracts and Agreements the Company....................................    17
  The Merger Agreement; Appraisal Rights..................................    20
  Source and Amount of Funds..............................................    24
  Certain Legal Matters...................................................    24
  Certain U.S. Federal Income Tax Consequences............................    25
  Accounting Treatment of the Merger......................................    25
PROJECTED FINANCIAL INFORMATION...........................................    26
THE SUMMARY PROJECTIONS...................................................    28
SELECTED HISTORICAL FINANCIAL DATA........................................    29
PRICE RANGE OF SHARES; DIVIDENDS..........................................    31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............    32
CERTAIN INFORMATION CONCERNING MERGER SUB.................................    33
OTHER MATTERS.............................................................    33
SCHEDULE I OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL...............   I-1
SCHEDULE II APPRAISAL RIGHTS OF STOCKHOLDERS UNDER DELAWARE LAW...........  II-1
APPENDIX A--THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED
 DECEMBER 31, 1997........................................................   A-1
APPENDIX B--THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERLY
 PERIODS ENDED MARCH 31, 1998 AND JUNE 30, 1998...........................   B-1
APPENDIX C--AGREEMENT AND PLAN OF MERGER..................................   C-1

                                 INTRODUCTION

  This Proxy Statement is being furnished to the holders of common stock, par value $0.01 per share (the "Shares"), of Emerging Communications, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from such holders in the form of the enclosed proxy card for use at the Special Meeting of Stockholders of the Company (including any adjournments, continuations or postponements thereof, the "Special Meeting"). The Special Meeting will be held on Monday, October 5, 1998 at 9:00 a.m., local time, at Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005.

  The Company was formed in 1997 as a wholly owned subsidiary of Atlantic Tele-Network, Inc. ("ATN"). On December 31, 1997, ATN undertook a series of transactions (the "Split Off Transaction") whereby the business and operations of ATN in the Virgin Islands and certain other assets and liabilities were transferred to the Company, and the outstanding shares of Common Stock of the Company were distributed to the public stockholders of ATN and Jeffrey J. Prosser, the Company's Chairman of the Board, Chief Executive Officer and Secretary. For more information about the Company, see the Company's Annual Report on Form 10-K for the year ended December 31, 1997 included as Appendix A attached hereto and the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998 included as Appendix B attached hereto. The Parent through operating subsidiaries of the Purchaser owns and operates cable television systems serving St. Croix, St. Thomas, St. John, St. Maarten and the British Virgin Islands (the "Cable Systems") and owns and operates the Virgin Islands Daily News, which services St. Croix, St. Thomas and St. John.

  At some time after consummation of the Merger, the Parent currently intends to combine the businesses conducted by the operating subsidiaries of the Purchaser with those of the Company. While the definitive terms of such combination and the timing of the consummation thereof have not been finalized, the Parent currently expects that at some time after consummation of the Merger, (i) the Purchaser will transfer all of the Shares then owned by it (which is expected to be approximately 48% of the then outstanding shares) to a newly formed limited liability company wholly owned by the Parent ("New LLC") for a note of New LLC (the "New LLC Note"), (ii) the Purchaser will transfer all of the stock of its subsidiaries which conduct the Parent's cable television and newspaper operations, together with the New LLC Note and a $20.0 million note of Mr. Prosser, to the ATNCo. in exchange for equity securities of ATNCo and ATNCo's assumption of the indebtedness of the Purchaser owing to the RTFC and (iii) the Purchaser will liquidate and distribute its assets to the Parent. Following the Merger, the Parent intends to continue the Company's strategy of expanding its operations through the acquisition of other businesses. Any such acquisition may significantly increase the Company's revenues, income or equity value.

  This Proxy Statement and the enclosed proxy card, together with the Notice of Special Meeting of Stockholders, are first being mailed to the Company's stockholders on or about September 23, 1998.

PURPOSE OF THE MEETING

  The purpose of the Special Meeting is to consider and vote upon the following proposal:

  Proposal I. To approve and adopt the Agreement and Plan of Merger, dated as of August 17, 1998 (as such may be amended, supplemented or modified from time to time, the "Merger Agreement"), among the Company, Innovative Communication Corporation, a U.S. Virgin Islands corporation (the "Purchaser"), and ICC Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Purchaser ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the "Merger"). In the Merger, all of the Shares outstanding at the effective time of the Merger (other than Shares owned by Innovative Communication Company, LLC, a Delaware limited liability company (the "Parent"), the Purchaser, the Company or any direct or indirect subsidiary of the Parent or the Company or stockholders of the Company who have properly exercised their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive

$10.25 in cash. Jeffrey J. Prosser, the Chairman, Chief Executive Officer and Secretary of the Company, owns all of the outstanding membership interests in the Parent, and the Parent owns all of the outstanding capital stock of the Purchaser. The Parent and the Purchaser own approximately 51% and [ ]%, respectively, of the outstanding Shares. A copy of the Merger Agreement is attached as Appendix C hereto.

  The purpose of the Special Meeting also is to transact such other business, including, without limitation, the adjournment of the Special Meeting, as may properly come before the Special Meeting or any adjournments, continuations or postponements thereof.

  The Board presently knows of no matters that will presented for consideration at the Special Meeting other than those matters described in this Proxy Statement. If, however, other business is properly brought before the Special Meeting, the persons named as proxies and appointed as such on the enclosed proxy card or their substitutes will have discretion to vote or act thereon in accordance with their best judgment and applicable law.

RECORD DATE; VOTE REQUIRED FOR APPROVAL

  The Board has fixed the close of business on September 22, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of record of Shares at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of such stockholders will be made available for inspection for any purpose germane to the Meeting at the headquarters of the Company located at Chase Financial Center, St. Croix, U.S. Virgin Islands 00821, during business hours for a period of at least ten days prior to the Special Meeting.

  At the close of business on the Record Date, 10,959,131 Shares were issued and outstanding. Each Share outstanding at the close of business on the Record Date is entitled to one vote on each matter submitted to the stockholders.

  Holders of at least a majority of the outstanding Shares as of the close of business on the Record Date must be present in person or represented by proxy at the Meeting in order to establish a quorum.

  The affirmative vote of holders of a majority of the votes cast in person or by proxy at the Special Meeting is required to approve and adopt the Merger Agreement. Any other business to properly come before the Special Meeting (except as otherwise provided by applicable law, the Restated Certificate of Incorporation or the Company's By-laws) will require the affirmative vote of holders of a majority of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote.

  The Parent and the Purchaser collectively own [  ]%, or [    ], of the
outstanding Shares as of the close of business on the Record Date. The Parent and the Purchaser have indicated their intention to vote FOR the approval and adoption of the Merger Agreement. Because such Shares will represent more than a majority of the Shares outstanding as of the close of business on the Record Date, it is expected that the Merger Agreement will be adopted and approved.

SOLICITATION AND REVOCATION OF PROXIES

  The enclosed proxy card is being solicited by the Board for use in connection with the Special Meeting and any postponement, continuation or adjournment thereof. Stockholders of record as of the close of business on the Record Date are entitled to cast their votes, in person or by properly executed proxy, at the Special Meeting. All Shares represented at the Special Meeting by properly executed proxies received prior to the Special Meeting, unless properly revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. IF A PROXY IS SIGNED AND RETURNED BY A HOLDER OF SHARES WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE SHARES REPRESENTED BY SUCH PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND IN THE DISCRETION OF THE PROXIES NAMED THEREIN WITH RESPECT TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT, ADJOURNMENT OR CONTINUATION THEREOF.

  Abstentions and broker non-votes (which occur when brokers holding Shares as nominees for their customers do not have authority to vote on a matter absent specific instructions from the beneficial owners of the Shares) will be counted for purposes of determining the presence or absence of a quorum at the Special Meeting. With respect to the vote to approve and adopt the Merger Agreement, abstentions and broker non-votes will not be considered in the calculation, although they will reduce the number of "FOR" votes required. With respect to all other business to properly come before the Special Meeting, abstentions with respect to Shares represented and entitled to vote will have the effect of votes cast against; however, Shares represented by proxies that reflect broker non-votes will be treated as not entitled to vote for purposes of determining approval of any such matter and will be considered in the calculation, although they will reduce the number of "FOR" votes required.

  Any proxy given by a Company stockholder pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by:
(a) filing with the Secretary of the Company, at or before the Special Meeting, a written notice of revocation bearing a date later than the date of the proxy; (b) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company before the Special Meeting; or (c) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

  In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person, by telephone, telegram or other means of communication. Such directors, officers and employees will not be specifically compensated for such services but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, nominees, fiduciaries and custodians for forwarding of proxy solicitation materials to beneficial owners of the Shares held of record by such persons, and the Company will reimburse such nominees, fiduciaries and custodians for their reasonable expenses incurred in connection therewith.

  All expenses of the solicitation of proxies from stockholders in connection with the Special Meeting will be borne by the Company.

ADJOURNMENT OF THE SPECIAL MEETING

  If the Special Meeting is adjourned to another time and place, notice of the adjourned meeting will not be given if the time and place of the adjourned meeting are announced at the Special Meeting. Notwithstanding the immediately preceding sentence, if the adjournment is for more than 30 days, or if after the adjournment the Board fixes a new record date for the adjourned meeting, a notice of the Special Meeting will be given to each of the Company's stockholders of record entitled to vote at the adjourned meeting.

                      THE MERGER AGREEMENT AND THE MERGER

  On August 24, 1998, the Purchaser commenced an offer to purchase (the "Offer") all of the outstanding Shares not owned by the Parent. On September
21, 1998, the Offer expired, and the Purchaser purchased the [      ] shares
owned it.

PURCHASER'S AND PARENTS REASONS FOR THE OFFER AND THE MERGER

  The purpose of the Merger is to enable the Parent to, directly and indirectly, acquire the entire equity interest in the Company. The Merger Agreement provides that, subject to the satisfaction or waiver of the terms and conditions of the Merger, Merger Sub will be merged into the Company. In the Merger, each Share not owned by the Parent or any subsidiary of the Parent (other than Shares held by stockholders of the Company who have properly exercised their appraisal rights under Section 262 of the DGCL) at the effective time of the Merger (the "Effective Time") will be converted into the right to receive an amount in cash equal to $10.25 (the "Merger Consideration"). Following consummation of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Parent. THE BOARD OF DIRECTORS OF THE COMPANY AND THE SPECIAL COMMITTEE (AS DEFINED) HAVE UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND HAVE APPROVED THE MERGER. In determining to effect the Merger, the Parent and the Purchaser focused on a number of factors set forth below.

  The Parent believes that the costs associated with the listing of the Shares on the American Stock Exchange ("AMEX") and the Company being a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), outweigh any resulting benefits. The Shares have attracted limited interest from institutional investors and generally have low trading volumes. This illiquidity and the Company's relatively small market capitalization, in the Parent's view, had caused the Shares to trade at unattractive multiples as compared to other telecommunications and media companies. As a result, the Parent believes that the utilization of Shares for acquisitions or capital-raising has been and will continue to be an unattractive alternative for the Company. The present requirement to maintain the listing of the Shares on the AMEX and registration of the Shares under the Exchange Act imposes on the Company significant direct and indirect compliance costs. In addition, compliance with such ongoing requirements imposes an administrative burden on the Company, resulting in the diversion of management time and resources. The Parent intends to seek the delisting of the Shares from the AMEX and termination of registration of the Shares under the Exchange Act as soon as possible after consummation of the Merger.

  The Parent believes that the Company's status as a publicly traded entity unnecessarily creates potential conflicts of interest between the interests of the Parent and the other stockholders of the Company. Although potential conflicts of interest that have arisen in the past have been addressed through the formation of a special committee of the Board of Directors of the Company (see "-- Background of the Offer and the Merger"), the Parent believes that terminating the Company's status as a separate publicly traded entity would more effectively reduce the potential for future conflicts of interest of this type.

FAIRNESS OF THE MERGER

  Each of Mr. Prosser, the Parent and the Purchaser believes that transactions to be consummated pursuant to the Merger Agreement, including the $10.25 cash consideration proposed to be paid pursuant to the Merger, are fair to the minority stockholders of the Company. The offer price provides a substantial premium over pre-announcement market prices to holders of the Shares and enables the Company's stockholders to receive cash for their stockholdings now at a premium per share price. The $10.25 offer price represents a premium of 46.4% over the market price of the Company's Common Stock as of May 28, 1998 (the day prior to public announcement that the Parent had proposed to acquire the Shares at $9.125 per Share). The belief by each of Mr. Prosser, the Parent and the Purchaser that the terms of the transactions contemplated by the Merger Agreement are fair to the minority stockholders of the Company is based primarily on the fact that the $10.25 cash consideration offers a substantial premium over historical market prices and the pre-announcement market price of the Common Stock. Mr. Prosser, the Parent and the Purchaser did not take into account the net book value of the Shares (although such value as of June 30, 1998 was $5.66 per Share, substantially below the offer price) because they did not, and do not, believe that such valuation is relevant in evaluating the fairness of the Offer or the transactions contemplated by the Merger Agreement. In addition, they did not take into account the going concern value or liquidation value of the Company in making the Offer and do not believe that such valuations are relevant in evaluating the Offer or the Merger because Mr. Prosser currently controls the Company, the Shares to be acquired pursuant to the Offer and the Merger represent a minority interest in the Company and Mr. Prosser has indicated that he is not interested under any circumstances in selling his interest in the Company. In addition, no offers have been received from any unaffiliated person to acquire control of the Company during the past eighteen months. While the opinion of Houlihan Lokey was not available to Mr. Prosser, the Parent or the Purchaser prior to the execution of the Merger Agreement, such opinion, together with the approval of the Offer and the Merger Agreement by the Special Committee and the Board of Directors, confirm their belief that these transactions are fair to the minority stockholders of the Company. In addition, the requirement that the Minimum Tender Condition not be waived without the consent of the Company, which was demanded by the Special Committee and which has the effect of requiring a majority of the minority stockholders to accept the Offer for the Offer and the Merger to be consummated, further confirms the belief by Mr. Prosser, the Parent and the Purchaser that the terms of the Offer and the transactions contemplated by the Merger Agreement are fair to the minority stockholders of the Company.

  Neither the Purchaser nor the Parent nor Prudential Securities Incorporated ("Prudential"), their financial advisor, solicited other offers for the Company or its assets, and there can be no assurance that the terms of the Merger are as favorable to the public stockholders of the Company as could be obtained in a transaction, or one or more transactions, with an unaffiliated party or parties. Neither Parent nor any of its affiliates has received any firm offers or inquiries with respect to the business and assets of the Company or its investment therein from any unaffiliated party.

  Prudential was not asked to render, and has not rendered, any opinion as to the fairness of the Merger to either the Company or the public stockholders of the Company. Neither the Parent nor the Purchaser has obtained any opinions as to the fairness of the Merger to the public stockholders of the Company or any valuation or appraisal of the Company's assets from any independent party in connection with the Merger.

  Following the delivery by the Parent of the letter, dated May 29, 1998, described under "--Background of the Offer and the Merger" below, the Company announced that the proposal contained in such letter was being referred to the Special Committee, which would consider the proposal. The Special Committee is composed of directors of the Company who are neither officers or directors of the Purchaser or the Parent nor officers of the Company. The Special Committee retained Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") as its financial advisor to analyze the terms of the Offer and the Merger. Houlihan Lokey has provided the Board of Directors with its written opinion that, as of August 17, 1998, the $10.25 cash consideration to be received by the holders of Shares (other than the Parent and the Purchaser) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Board of Directors of the Company and the Special Committee have unanimously determined that Merger is fair to and in the best interests of the Company and its stockholders and have approved the Merger. See "--Recommendation of the Company's Board of Directors and the Special Committee."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POTENTIAL CONFLICTS OF INTERESTS

  Stockholders should be aware that certain members of the Board of Directors of the Company (collectively, the "Board" and each a "Director"), other than the members of the Special Committee, have certain interests which are referred to below, and which may present them with actual or potential conflicts of interest in connection with the Offer. Among other things, the Parent and the Purchaser, which are wholly owned by Mr. Prosser, already own approximately 51% and [ ]%, respectively of the outstanding Shares and, after the consummation of the Merger, Mr. Prosser will continue to serve as the Chairman of the Board, Chief Executive Officer and Secretary of the Company. In addition, the Merger Agreement provides that the directors of the Company will continue as directors of the Company after consummation of the Merger.

  In addition, the law firm of Cahill Gordon & Reindel ("Cahill") has provided legal services to the Company. Cahill Gordon & Reindel is acting as legal counsel to the Parent and the Purchaser in connection with the Merger and the other transactions contemplated herein.

BACKGROUND OF THE OFFER AND THE MERGER

  Prior to December 30, 1997, the business and operations of the Company were owned and conducted by ATN. The two principal stockholders and co-chief executive officers of ATN prior to December 31, 1997 were Mr. Prosser and Cornelius B. Prior, Jr. Beginning in early 1993, material disagreements arose between Mr. Prior and Mr. Prosser pertaining to the management and direction of ATN and its businesses. These disagreements created a management deadlock which significantly impaired the ability of ATN to function other than in the ordinary course of business and effectively precluded Mr. Prosser's aggressive acquisition strategy. In order to pursue acquisition opportunities as they arose which were precluded by the Split Off Transaction, Mr. Prosser had entered into agreements to acquire the Cable Systems and the Virgin Islands Daily News prior to consummation of the Split Off Transaction, and thereafter assigned such agreements to the Purchaser.

  On August 11, 1997, Mr. Prosser, Mr. Prior and ATN entered into definitive documentation with respect to the Split Off Transaction. On December 30, 1997, the stockholders of ATN approved the Split Off Transaction, and on December 30, 1997, the Split Off Transaction was consummated.

  During January 1998, Mr. Prosser and certain other members of management of the Company began exploring the feasibility of combining the businesses of the Company and Purchaser. On January 20, 1998, the Company engaged Prudential to render an opinion as to the fairness, from a financial point of view, of a merger involving the Parent and the Purchaser to the public stockholders of the Company.

  During February 1998, Mr. Prosser and certain other members of management of the Company, with the assistance of the Company's legal and financial advisors, developed the proposed terms of such a transaction.

  The proposal to merge the businesses of the Company and the Purchaser was presented to the Board by Jeffrey J. Prosser at a Board meeting held on March 9, 1998. The proposal contemplated a merger of the Purchaser with Atlantic Tele-Network Co., a wholly owned subsidiary of the Company ("ATNCo."), pursuant to which the Parent would receive $35.0 million of convertible preferred stock of ATNCo.

  The Board discussed with the Company's advisors the draft agreement and other materials distributed to the Board members. Following that discussion, and in light of the relationship of the Chairman of the Board, Jeffrey J. Prosser and the Parent, the Board requested that directors Richard N. Goodwin, Sir Shridath Ramphal and John P. Raynor act as a special committee to further consider and recommend to the Board a course of action concerning the merger proposal. In addition, the Board ratified the Company's decision to engage Prudential to act as financial advisor to the Special Committee.

  The members of that special committee met with Prudential and that special committee's legal advisors on April 3, 1998. At that meeting, Prudential described to such special committee the various valuation analyses they would undertake in connection with their engagement and also discussed with the special committee the terms of the draft merger agreement and proposed certain recommended revisions thereto. The members of the special committee requested that Prudential prepare a revised term sheet for the transaction consistent with its recommendations and deliver the proposed revised terms to the Parent. From April 3, 1998 through May 20, 1998, Prudential engaged in various discussions with the Parent regarding the proposed terms of such transaction.

  During the third week of May 1998, Mr. Prosser began to have significant and material reservations about the proposed merger with ATNCo., given the unenthusiastic market interest in the Company's common stock.

On May 21, 1998, Mr. Prosser together with John P. Raynor, a member of the Board, met with representatives of Prudential and the Parent's counsel to discuss the feasibility of the Parent acquiring all of the outstanding Shares.

  During May 22-28, Mr. Prosser, Prudential and the Parent's counsel had various discussions regarding the language of a proposal letter to be delivered to the Board. On May 29, 1998, the Parent sent the following letter to the Board (the "May 29 Letter"):

                                                                   May 29, 1998

Board of Directors
Emerging Communications, Inc.
Chase Financial Center
Orange Grove, Christiansted
St. Croix, USVI 00821

Gentlemen:

  Innovative Communication Company, LLC ("ICC"), a Delaware Limited Liability Company, is pleased to make a proposal to acquire all of the outstanding shares of common stock of Emerging Communications, Inc. (the "Company") not currently owned by ICC (the "Remaining Shares"). It is currently contemplated that the transaction would be structured as a cash tender offer with a backend merger or reverse stock split in which each holder of Remaining Shares would receive $9.125 per share, in cash.

  We believe that such a transaction would result in substantial benefits to the Company and the holders of the Remaining Shares and would provide the holders of the Remaining Shares with the opportunity to realize a fair and generous cash value for their shares. The offer price of $9.125 per Remaining Share represents a premium of approximately 30% over the closing sale price of the Company's common stock on May 28, 1998.

  Such a transaction would permit the holders of the Remaining Shares to obtain at an attractive premium liquidity which is not normally available to them in light of the thinly traded market for the Company's common stock. Indeed, the price of $9.125 per share is higher than any closing sale price of the Company's common stock since it commenced trading on December 31, 1997. We also believe that the acquisition can be structured to accommodate and promote the interests of the Company's employees and customers.

  This proposal is subject, among other things, to the following:

    1. the execution of a definitive Merger Agreement with the Company containing representations, covenants, conditions, and other terms usual for transactions of this type;

    2. approval of the transaction by a Special Committee of the Board of Directors of the Company, the Board of Directors of the Company and the Company's shareholders;

    3. the receipt of satisfactory financing for the transaction;

    4. the receipt of a fairness opinion from the financial advisor to the Special Committee stating that the proposed transaction is fair, from a financial point of view, to the holders of the Remaining Shares; and

    5. the receipt of all required third party and governmental consents.

  ICC's advisors are in the process of preparing a definitive Acquisition Agreement relating to the transaction, which we will provide you in the near future. In addition, we have engaged Prudential Securities Incorporated to advise us with respect to the transaction. Based on conversations with ICC's financing sources, ICC believes it will be able to secure the necessary financing to fund the transaction.

  ICC wishes to make it clear that it is not interested under any circumstances in selling its interest in the Company.

  We expect that you will desire to elaborate on this proposal through a Special Committee of disinterested directors and that such committee will desire to retain its own advisors to assist in those deliberations. We look forward to working with you and the advisors to the Special Committee to complete this transaction and trust you will give this proposal your prompt attention. We, of course, reserve the right to amend or withdraw this proposal at any time in our sole discretion.

                                          Very truly yours,

                                          Innovative Communication Company,
                                           LLC

                                          By:  /s/ Jeffrey J. Prosser

  A meeting of the Board of Directors was held on May 29, 1998. Mr. Prosser began the meeting of the Board by discussing certain opportunities that management had been pursuing for the Company to acquire certain businesses. Mr. Prosser advised the Board that it is likely that the Company would be required to issue equity in order to finance any acquisition of significant size. Mr. Prosser also advised the Board that he believed that the Company's stock price had not achieved the desired appreciation as a result of, among other things, the relatively small public float and the fact that the Company has failed to be followed by Wall Street analysts. Mr. Prosser then read to the Board the May 29 Letter. Mr. Prosser then excused himself from the meeting. After discussion, the Board determined, given the inherent conflict of interest, to form a special committee consisting of Messrs. Sir Shridath S. Ramphal, Richard N. Goodwin and John Vondras (the "Special Committee") to review the terms of the proposed transaction. In that connection and to help in their evaluation, the Board of Directors authorized the Special Committee to engage its own counsel and to engage an independent financial advisor to the Special Committee to assist the Special Committee in negotiating the proposed transaction on behalf of the Company's public stockholders and to render an opinion as to the fairness of the transaction from a financial point of view to the public stockholders.

  On May 29, 1998, the Company issued a press release concerning the May 29 Letter. In addition, on May 29, 1998, Mr. Prosser informed the Board that he was withdrawing the proposal to combine the businesses of the Purchaser and the Company pending the final outcome of the proposal set forth in the May 29 Letter.

  On June 3, 1998, the Company received notice of a lawsuit instituted by purported shareholders of the Company alleging a breach of fiduciary duties and seeking injunctive and other relief in response to the Company's announcement regarding the Parent's proposal in the May 29 Letter.

  On June 5, 1998, the Special Committee hired Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings") as its outside legal counsel. On June 5, 1998, the Special Committee and its legal advisors participated in a telephone conference with Mr. Prosser and his legal advisors. At this meeting, Roger Meltzer, Esq. of Cahill reported that Mr. Prosser was not prepared to support or accept any alternative business transaction besides the Purchaser's offer to acquire the Shares of the Company not owned directly or indirectly by the Parent.

  On July 13, 1998, after interviewing a number of nationally recognized investment banking firms, the Special Committee engaged Houlihan Lokey to act as independent financial advisor to the Special Committee and to advise the Special Committee with respect to the offer by the Purchaser to purchase the shares of Common Stock of the Company not beneficially owned directly or indirectly by the Parent at a price of $9.125 per share.

  On July 17, 1998, Cahill delivered to Paul Hastings a proposed draft of the Merger Agreement. During the next week and thereafter, Paul Hastings reviewed the terms and conditions of the Merger Agreement and negotiated the terms and conditions with Cahill.

  On July 21-22, 1998, representatives of Houlihan Lokey and Paul Hastings visited the Company's business offices in St. Thomas and interviewed and met with senior management of the Company to discuss financial results and projections, tour the Company's facilities and commence other legal and financial due diligence.

  Following July 22, 1998, Houlihan Lokey continued its financial due diligence investigation and analysis of the Company, engaged in numerous telephone calls with senior management of the Company, met with Prudential and Mr. Prosser to discuss the results of operations and prospects of the Company, met with Mr. Goodwin to update the Special Committee on the results of Houlihan Lokey's investigation and met with Houlihan Lokey's internal committee to review and analyze the results of Houlihan Lokey's investigation.

  On August 4, 1998, the Special Committee along with its financial and legal advisors held a special meeting by telephone to consider the offer by the Purchaser to purchase the shares of Common Stock of the Company at a price of $9.125 per share. The Houlihan Lokey representatives discussed with the Special Committee their assumptions and the various valuation methodologies used in evaluating the offer and reviewed the results of their financial investigation. The Houlihan Lokey representatives concluded by stating that Houlihan Lokey was not in a position to render an opinion that the offer price of $9.125 per share was fair to the public stockholders from a financial point of view. Houlihan Lokey based such conclusion on the results of valuation analyses described under "--Recommendation of the Board of Directors and the Special Committee--Valuation of Emerging Communications Inc." and "--Fairness of Consideration" (such analyses consisting of a "market multiple approach", a "discounted cash flow approach", an "acquisition premium analysis" and a "comparable transaction multiples" analysis) calculated as of August 4, 1998. The market multiple approach as of August 4, 1998 yielded a valuation of the Company's Common Stock in the range of $7.90 to $10.37 per Share and the discounted cash flow approach as of August 4, 1998 yielded a valuation of the Company's Common Stock in the range of $9.36 to $13.74 per Share. The acquisition premiums implied by the original $9.125 offer relative to the "30-day unaffected trading price" and the 52-week high and low for the Common Stock of the Company as of August 4, 1998 were 33.5%, 1.4% and 46.0%, respectively. The comparable transaction multiples as of August 4, 1998 indicated: (i) the TIC/Revenue multiples had a median of 2.7x; (ii) the TIC/EBIT multiples had a median of 16.3x; and (iii) the TIC/EBITDA multiples had a median of 12.9x. The TIC/Revenue, TIC/EBIT and TIC/EBITDA multiples for the Company based on the original offer price of $9.125 were 3.2x, 12.8x and 6.8x, respectively, utilizing the financial results of the Company for the latest 12 month period on a pro forma basis ended June 30, 1998. Houlihan Lokey informed the Special Committee that the analysis described above, taken as a whole, indicated that the $9.125 original offer was not adequate compensation to the shareholders (other than the Parent and the Purchaser). This conclusion was based primarily on the fact that the offer was below the range of values under the discounted cash flow approach. In light of such conclusion, the Special Committee then considered various alternative methods designed to seek a higher price for the Company's stockholders.

  The Special Committee determined that Mr. Goodwin would discuss the inadequacy of the current offer price with Mr. Prosser and seek a higher price for the public shareholders. The Special Committee also considered directing Houlihan Lokey to begin discussions simultaneously with Prudential Securities Inc. in an attempt to obtain a higher offer price, but it was decided to await the results of the discussions between Mr. Goodwin and Mr. Prosser.

  During the period between August 5, 1998 and August 10, 1998, Mr. Goodwin, on behalf of the Special Committee, and Mr. Prosser, on behalf of the Purchaser, engaged in further discussions regarding the price offered by the Purchaser for the public shares of the Company, and during such period, Mr. Goodwin kept Houlihan Lokey informed as to the progress of such discussions. In such discussions with Mr. Goodwin, Mr. Prosser initially raised the offer price to $9.625 per share which Mr. Goodwin, on behalf of the Special Committee, rejected as insufficient. On behalf of the Purchaser, Mr. Prosser, after further discussions, offered $10.00 per share and following additional discussions with Houlihan Lokey, Mr. Goodwin again informed Mr. Prosser that the offer was insufficient. After additional discussions, Mr. Prosser raised the offer price to $10.125 per share and Mr. Goodwin, on behalf of the Special Committee, again informed Mr. Prosser that $10.125 per share was inadequate. Following further deliberations, Mr. Prosser raised his offer price to $10.25 per share. In response to a request from Mr. Goodwin for a price of $10.50 per share, Mr. Prosser refused, indicating that $10.25 per share was the Purchaser's highest and best offer. Mr. Goodwin then informed Mr. Prosser that Mr. Goodwin would report an offer price of $10.25 per share to the Special Committee.

  On August 12, 1998, by telephonic conference, Messrs. Goodwin and Vondras met with the Special Committee's financial and legal advisors for further consideration of the Purchaser's offer price of $10.25 per share. Houlihan Lokey updated the Special Committee with respect to Houlihan Lokey's valuation analysis based on the revised offer price of $10.25 per share. Houlihan Lokey concluded by indicating that the revised offer price was fair to the public shareholders from a financial point of view, subject to satisfactory negotiation of the merger agreement. Messrs. Goodwin and Vondras agreed that, subject to the approval of Mr. Ramphal, the third member of the Special Committee, they would recommend the revised offer price of $10.25 per share to the Board of Directors of the Company.

  Immediately following the meeting on August 12, 1998, Mr. Goodwin reviewed with Mr. Ramphal the deliberations of the telephonic meeting and Houlihan Lokey's views, including its opinion that the revised offer price of $10.25 per share was fair to the public shareholders from a financial point of view. Mr. Ramphal approved the revised offer price, leading to a unanimous recommendation by the Special Committee.

  On August 13, 1998, the Board of Directors of the Company (along with its legal and financial advisors) held a special meeting by telephone to discuss the Purchaser's offer to purchase the public shares of the Company at an offer price of $10.25 per share, and to negotiate the terms of the merger agreement. Houlihan Lokey presented the results of its financial analysis and concluded by opining that, from a financial point of view, the Purchaser's offer of $10.25 per share was fair to the Company's public shareholders. The Board of Directors, after further discussions with Houlihan Lokey, agreed to consider the Purchaser's offer subject to the satisfactory negotiation of a final, complete merger agreement between the Purchaser and the Company. Paul Hastings, on behalf of the Board of Directors of the Company, requested, among other items, that the draft of the merger agreement be revised to provide that the Minimum Tender Condition (as defined in the Merger Agreement) could not be waived by the Purchaser without the consent of the Special Committee. Mr. Meltzer, of Cahill agreed to discuss these points with the Purchaser's representatives as soon as practicable, and the Board of Directors adjourned the meeting until the morning of August 17, 1998. Immediately prior to the August 17 meeting, Mr. Meltzer informed Paul Hastings that Mr. Prosser had agreed to the proposed revisions to the draft Merger Agreement regarding the Minimum Tender Condition.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE

  At the August 17, 1998 meeting of the Board of Directors of the Company, the Board of Directors of the Company, including those members of the Board of Directors of the Company constituting the Special Committee, acting upon the unanimous recommendation of the Special Committee, unanimously approved the Merger Agreement, the Offer and the Merger, determined that the terms of the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company and recommended that all stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

 Reasons for Recommendation

  The Special Committee received presentations from, and reviewed the Offer and the Merger with, senior management of the Company as well as the Special Committee's financial advisor, Houlihan Lokey. The Special Committee, in determining whether to recommend the approval of the Merger Agreement and the transactions contemplated thereby to the full Board of Directors, considered a number of factors, including, but not limited to, the following:

    (i) The belief, based on its familiarity with the Company's business, its current financial condition and results of operations and its future prospects, and the current and anticipated developments in the Company's industry, that the consideration to be received by the Company's stockholders in the Offer and Merger fairly reflects the Company's intrinsic value.

    (ii) The oral and written presentations made by Houlihan Lokey at meetings held on August 4, 1998 and August 12, 1998 as to various financial and other considerations deemed relevant to the evaluation of the Offer and the Merger, including, but not limited to, a review of (A) the business prospects and financial condition of the Company, (B) historical business information and financial results of the Company, (C) non-public financial and operating results of the Company, (D) financial projections and budgets prepared by the Company's management, (E) information obtained from meetings with senior management of the Company, (F) the trading range and volume history of the Shares, (G) public financial information of comparable companies and (H) public information of comparable acquisitions.

    (iii) The opinion of Houlihan Lokey that the consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders (other than the Parent and the Purchaser) from a financial point of view. In considering Houlihan Lokey's opinion, the Special Committee was aware that Houlihan Lokey is entitled to a fee in accordance with the terms of its engagement described below.

    (iv) The relationship between the consideration to be received by stockholders as a result of the Offer and the Merger and the historical market prices and recent trading activity of the Shares. Specifically, that $10.25 per Share represents a premium of 46.4% over the market price of the Shares on May 28, 1998 (the day prior to the public announcement that the Parent had proposed to acquire the Shares at $9.125 per Share and that the Shares had never traded in excess of the offer price.

    (v) The agreed value of the Company between Mr. Prosser and Mr. Prior in the Split Off Transaction of $13.2484 per share (before giving effect to indebtedness incurred to purchase $17.4 million of shares from Mr Prior) as a component of the $22.7284 per share agreed value of ATN between Mr. Prosser and Mr. Prior in the Split Off Transaction, and the fact that the trading price of the ATN common stock prior to the Split Off Transaction was approximately $11.00 per share.

    (vi) Houlihan Lokey's assumption that the benefit of the tax abatement which the Company is to receive from the Virgin Islands taxing authority would be realized by the Company rather than passed on to the Company's customers. If the Company is not able to retain the benefit of the tax abatement, Houlihan Lokey believes that its valuation of the Company would decrease.

    (vii) The recognition that, following consummation of the Offer and the Merger, the current stockholders of the Company will no longer be able to participate in any increases or decreases in the value of the Company's business and properties. The Special Committee concluded, however, that this consideration did not justify foregoing the opportunity for stockholders to receive an immediate and substantial cash purchase price for their Shares.

    (viii) The fact that the terms of the Offer, and the increase in the consideration offered to the public stockholders from $9.125 per Share to $10.25 per Share, were determined through arm's-length negotiations with the Parent by the Special Committee and its financial and legal advisors, all of whom are unaffiliated with Parent, and the judgment of the Special Committee and Houlihan Lokey that, based upon the negotiations that transpired, a price higher than $10.25 per Share could not likely be obtained by the Parent and that further negotiations with the Parent could cause the Parent to abandon the Offer, with the resulting possibility that the market price for the Shares could fall substantially below $10.25, and possibly $9.125, per Share, or to commence a tender offer without the involvement of the Special Committee at a price less than $10.25 per Share.

    (ix) The Parent's ownership of approximately 51% of the currently outstanding Shares and the effects of such ownership on the alternatives available to the Company and the fact that, as a practical matter, no strategic alternative could be effected without the support of Parent; and the consequences of continuing to operate the Company as a majority-owned subsidiary of Parent.

    (x) The fact that Mr. Prosser informed the Special Committee that he would not support nor accept any alternative business transaction.

    (xi) The terms and conditions of the Merger Agreement, the fact that there are no unusual requirements or conditions to the Offer and the Merger, and the fact that Parent has a Commitment Letter from the Rural Telephone Finance Cooperative (the "RTFC") to provide the financing necessary to consummate the Offer and the Merger expeditiously.

    (xii) The fact that the Merger Agreement provides that the Offer cannot be consummated unless a majority of the shares outstanding and not beneficially owned directly or indirectly by Parent are tendered.

    (xiii) The fact that the consideration to be paid to the Company's public stockholders in the Offer and the Merger is all cash.

    (xiv) The fact that the Offer and the Merger have been structured to include a first-step cash tender offer for any and all outstanding Shares, thereby enabling stockholders who tender their Shares to promptly receive $10.25 per Share in cash, and the fact that any public stockholders who do not tender their Shares or properly exercise appraisal rights will receive the same price per Share in the subsequent Merger.

    (xv) The possible conflicts of interest of certain directors and members of management of both the Company and Parent discussed in "Item 3(b)-- Interests of Certain Persons" of the Company's Schedule 14D-9.

    (xvi) The fact that, while no appraisal rights are available to stockholders as a result of the Offer, stockholders who do not tender pursuant to the Offer will have the right to dissent from the Merger and to demand appraisal of the fair value of their Shares under the DGCL. See "-- The Merger Agreement; Appraisal Rights."

  The Special Committee considered each of the factors listed above during the course of its deliberations prior to recommending that the Company enter into the Merger Agreement. In light of its knowledge of the business and operations of the Company and its business judgment, the Special Committee believed that each of these factors supported its respective conclusions. In view of the wide variety of factors considered, the Special Committee did not find it practicable to, and did not, quantify the specific factors considered in making its determination, although the Special Committee did place a special emphasis on the opinion and analysis of Houlihan Lokey.

  In determining that the Offer and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the minority stockholders of the Company, the Special Committee and the Board of Directors did not take into account the net book value of the Shares (although such value as of June 30, 1998 was $5.66 per Share, substantially below the offer price) because they did not, and do not, believe that such valuation is relevant in evaluating the fairness of the Offer or the transactions contemplated by the Merger Agreement. In addition, they did not take into account the liquidation value of the Company and do not believe that such valuation is relevant in evaluating the Offer or the Merger because Mr. Prosser currently controls the Company, the Shares to be acquired pursuant to the Offer and the Merger represent a minority interest in the Company and Mr. Prosser has indicated that he is not interested under any circumstances in selling his interest in the Company.

  The Board of Directors of the Company approved the Merger Agreement and the transactions contemplated thereby after receiving a report from the Special Committee on its deliberations and recommendation. In reaching this decision, the Board of Directors principally considered the recommendation of the Special Committee and its familiarity with the Company's business, its current financial condition and results of operations and future prospects, and current and anticipated developments in the Company's industry.

 Opinion of Financial Advisor

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies followed by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

  The Company and the Special Committee retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Shares (other than the Parent and Purchaser) pursuant to the Offer and the Merger. At the August 4, 1998 meeting of the Special Committee, Houlihan Lokey presented its analysis as hereinafter described and updated the Special Committee with respect to the discussions and current state of the transaction. At the August 13, 1998 meeting of the Board, Houlihan Lokey presented its oral opinion, and on August 17, 1998 delivered its written opinion, that as of such date and based on the matters described therein, the consideration to be received by the holders of Shares (other than the Parent and the Purchaser) was fair from a financial point of view.

  THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS SCHEDULE
I. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

  Houlihan Lokey's opinion addresses only the fairness from a financial point of view of the consideration to be received by the holders of Shares (other than the Parent and the Purchaser) pursuant to the Offer and the Merger and does not constitute a recommendation to the shareholders as to whether such shareholders should tender their shares in the Offer or how such shareholders should vote at any shareholders' meeting. Houlihan Lokey's opinion does not address the Company's underlying business decision to effect the Offer and the Merger.

  In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey: (i) reviewed the publicly available financial information of the Company since the split-off of the Company from ATN, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Quarterly Report on 10-Q for the quarter ended March 31, 1998; (ii) reviewed the Proxy Statement for the Special Meeting of Stockholders of ATN dated December 9, 1997; (iii) reviewed a draft copy of Schedule 13E-3 dated June 22, 1998, including the draft Merger Agreement contained therein; (iv) reviewed unaudited financial results of the Company through June 30, 1998 as prepared by the Company; (v) met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company; (vi) visited certain facilities and business offices of the Company in St. Thomas, U.S. Virgin Islands; (vii) reviewed forecasts dated March 25, 1998 as prepared by the Company's management for the years ending December 31, 1998 through 2007; (viii) reviewed the historical market prices and trading volume for the publicly traded securities of the Company; (ix) reviewed publicly available financial data for certain companies that it deemed comparable to the Company, and publicly available prices and premiums paid in other transactions that it considered similar to the Offer and the Merger; (x) held discussions with Jeffrey J. Prosser, the majority shareholder of the Company and the sole shareholder of the Parent, and with certain members of Prudential which is acting as financial adviser to Mr. Prosser; and
(xi) conducted such other studies, analyses and inquiries as it deemed appropriate.

  In assessing the financial fairness of the consideration to be received in the Offer and the Merger by the holders of Shares (other than the Parent and the Purchaser), Houlihan Lokey: (i) analyzed the reasonableness of the trading value of the Company's publicly traded common stock; (ii) valued the common equity of the Company using widely accepted valuation methodologies; and (iii) analyzed the reasonableness of the consideration being offered pursuant to the Offer and the Merger.

VALUATION OF EMERGING COMMUNICATIONS, INC.

  Historical Stock Trading Analysis. As part of its analysis, Houlihan Lokey analyzed the trading value of the Company's common stock. Houlihan Lokey calculated the implied Price/Net Income, total invested capital (defined as the value of equity plus debt, net of cash) ("TIC") to revenue ("TIC/Revenue"), TIC to earnings before interest and taxes ("TIC/EBIT") and TIC to earnings before interest, taxes, depreciation and amortization ("TIC/EBITDA") multiples for the Company based on pro forma results (which include the results of St. Martin

Cellular) for its fiscal year ended December 31, 1997, latest 12 month results through June 30, 1998 and its projected fiscal years ending December 31, 1998 and December 31, 1999 and compared those ratios to comparable publicly traded companies. Houlihan Lokey also analyzed daily closing stock prices and volumes for the 90-day period preceding the offer made on May 29, 1998.

  Independent Valuation Analysis of the Company. In addition to analyzing recent trading activity, Houlihan Lokey applied two widely used valuation approaches to arrive at an independent valuation of the Company. The first approach, the market multiple approach, involved the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of the Company. Earnings and cash flow multiples were calculated for the comparative companies based upon daily trading prices. A comparative risk analysis between the Company and the public companies formed the basis for the selection of appropriate risk-adjusted multiples for the Company. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which the Company and other comparative companies are engaged. For purposes of this analysis, Houlihan Lokey selected the following publicly-traded telecommunications companies: Aliant Communications, Inc., CFW Communications Co., CT Communications, Inc., Century Telephone Enterprises, Inc., Conestoga Enterprises, Inc., D&E Communications, Inc., Hickory Tech Corp., and North Pittsburgh Systems, Inc. Houlihan Lokey's market multiple approach yielded a valuation of the Company's common stock in the range of $8.01 to $10.47 per share.

  In the second approach, the discounted cash flow approach, projections for the Company, as prepared by the Company's management, for the fiscal years 1998 through 2002 were utilized. The projected cash flows were analyzed on a "debt-free" basis (before cash payments to equity and interest-bearing debt investors) in order to develop a TIC value indication for the Company. A provision for the TIC value of the Company at the end of the forecast period, or terminal value, was also made. The present value of the interim cash flows and the terminal value was determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities in companies with similar risk characteristics to the Company. Houlihan Lokey's discounted cash flow approach yielded a valuation of the Company's common stock in the range of $9.47 to $13.94 per share.

FAIRNESS OF CONSIDERATION

  Acquisition Premium Analysis. Houlihan Lokey analyzed the acquisition premiums as implied by the offer relative to the "30-day unaffected trading price" and the 52-week high and low for the common stock of the Company. The "30-day unaffected trading price" represents the average stock price for the thirty days prior to the announcement of the offer set forth in the May 29 Letter. These premiums are shown in the table below.

                             30-DAY
                           UNAFFECTED
                          TRADING PRICE 52-WEEK HIGH 52-WEEK LOW
                          ------------- ------------ -----------

         Premium.........     49.9%        13.9%        64.0%
                              -----        -----        -----

  Houlihan Lokey believed that these premiums were within an acceptable range of fairness for transactions in which control was not being acquired.

  Comparable Transactions Multiples. Houlihan Lokey analyzed the acquisition multiples paid in publicly announced, majority acquisitions of domestic telecommunications companies with transaction values in excess of $25 million. Houlihan Lokey's study analyzed sixteen transactions for public and private companies that were announced between April 1996 and July 1998.

  Houlihan Lokey advised the Special Committee that none of the transactions reviewed were directly comparable to the Offer and the Merger. As part of this analysis, Houlihan Lokey calculated the TIC/Revenue, TIC/EBIT and TIC/EBITDA multiples. Houlihan Lokey's analysis indicated that for the acquisitions of companies with available financial information: (i) the TIC/Revenue multiples had a median of 2.66; (ii) the TIC/EBIT multiples had a median of 16.3; and
(iii) the TIC/EBITDA multiples had a median multiple of 12.9. The TIC/Revenue, TIC/EBIT and TIC/EBITDA multiples for the Company based on the Offer were 3.33, 13.4 and 7.1, respectively, utilizing the financial results of the Company for the latest 12 month period on a pro forma basis ended June 30, 1998. Although the Offer implied multiples for TIC/EBIT and TIC/EBITDA were below the medians for the transactions, the multiples were in excess of the median TIC/Revenue multiple and were within the range of multiples for TIC/EBIT and TIC/EBITDA. Houlihan Lokey also noted that the transactions analyzed represented control transactions which generally exhibit higher multiples than transactions, such as the Offer and the Merger, in which control is not being acquired.

  Fairness Conclusion. Based on the analyses described above, Houlihan Lokey concluded that the value of the consideration to be received by the holders of Shares (other than the Parent and the Purchaser) pursuant to the Offer and the Merger is fair from a financial point of view.

  Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Houlihan Lokey was not asked to express an opinion as to the relative merits of the Offer and the Merger compared to any alternative business strategies that might exist for the Company.

  Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it were reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there was no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to Houlihan Lokey.

  Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to the Company and does not assume any responsibility with respect to it. Houlihan Lokey did not make any independent appraisal of any of the properties or assets of the Company. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey at the date of the opinion.

  Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes.

  Fees and Expenses. Pursuant to a retainer agreement (the "Retainer") entered into on July 13, 1998, Houlihan Lokey was retained by the Company to analyze the fairness of the consideration to be received in the Offer and the Merger by the holders of Shares (other than the Parent and the Purchaser) from a financial point of view. Houlihan Lokey received $100,000 upon signing of the Retainer and $125,000 when it informed the Special Committee that it was prepared to render the opinion (the "Opinion Fee"), and Houlihan Lokey will receive $125,000 upon the closing of the Merger, plus reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. The Company has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

EFFECT OF THE MERGER ON MARKET FOR THE SHARES, STOCK EXCHANGE LISTING, AND EXCHANGE ACT REGISTRATION

  Upon consummation of the Merger, the Parent intends to seek delisting of the shares from the AMEX and termination of registration of the Shares under the Exchange Act.

  Upon such delisting, the Shares will no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for "purpose loans" made by brokers.

CONTACTS AND AGREEMENTS WITH THE COMPANY

  The Company and Mr. Prosser are parties to several agreements set forth below. The following summaries are qualified in their entirety by reference to the copies of such agreements.

  In connection with the Split Off Transaction, the Company entered into a number of agreements with Mr. Prosser. These agreements are summarized below.

  Non-Competition Agreement. Pursuant to a Non-Competition Agreement among the Company, ATN and Mr. Prosser (the "Non-Competition Agreement"), the Company and Mr. Prosser have agreed not to engage in, or assist others in engaging in, any business which competes anywhere in the world in any material respect with the provision by ATN or any of its subsidiaries of telecommunications services to persons who generate international audiotext telecommunications traffic (except for the provision of any telecommunications services as a common carrier which does not involve the installation of special equipment to facilitate the generation of international audiotext telecommunications traffic or the payment of any fee, commission or other compensation through sharing of accounting or settlement rates, rate discounts or otherwise to persons generating such traffic). The term of the Non-Competition Agreement is a period of 10 years after the effective date of the Split Off Transaction. The telecommunications service covered by the Non-Competition Agreement includes both carrying and/or terminating telecommunications traffic. The Non-Competition Agreement covers the provision of services directly, or indirectly through service bureaus or other intermediaries, to persons who generate the traffic, and the traffic covered includes both voice and data traffic. In the Non-Competition Agreement, the Company and Mr. Prosser have also agreed to hold in strict confidence all information of a proprietary nature relating to ATN's business of providing telecommunications services with regard to international audiotext traffic.

  Indemnity Agreement. In accordance with the provisions of an Indemnity Agreement among the Company, ATN, Mr. Prosser and Mr. Prior (the "Indemnity Agreement"):

    (i) Mr. Prosser has agreed to indemnify ATN, its subsidiaries, their respective officers, directors and agents and Mr. Prior, from and against any and all losses, liabilities, damages, costs and expenses ("Losses") relating to or arising out of (a) any action, suit or proceeding brought by or on behalf of any stockholder of ATN or of the Company arising out of or relating to the repurchase by ATN of shares of ATN Common Stock owned by Mr. Prior and/or a trust of which he is a trustee (the "Trust") in connection with the Split Off Transaction or the number of shares of Common Stock to be received by Mr. Prosser or members of his family in connection with the Split Off Transaction or (b) any action, suit or proceeding of any kind arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the proxy statement-prospectus relating to the Split Off Transaction, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but the indemnity described in this clause (b) applies only with respect to the biographical information of Mr. Prosser contained in such proxy statement-prospectus and the information contained therein concerning the beneficial ownership of ATN Common Stock by Mr. Prosser and the members of his family and his or their affiliates.

    (ii) Mr. Prior has agreed to indemnify the Company, its subsidiaries, their respective officers, directors and agents and Mr. Prosser from and against any and all Losses relating to or arising out of (a) any action, suit or proceeding brought by or on behalf of any stockholder of ATN or the Company arising out of or relating to the number of shares of ATN Common Stock to be received by Mr. Prior or members of his family in connection with the Split Off Transaction or (b) any action, suit or proceeding of any kind arising out of or relating to any untrue or alleged untrue statement of a material fact contained in such proxy statement-prospectus, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, but the indemnity described in this clause (b) applies only with respect to the biographical information of Mr. Prior contained in such proxy statement-prospectus and the information contained therein concerning the beneficial ownership of ATN Common Stock by Mr. Prior and the members of his family and his or their affiliates.

    (iii) The Company has agreed to indemnify ATN, its subsidiaries, their respective officers, directors and agents and Mr. Prior from and against any and all Losses relating to or arising out of (a) the business or operations of the Company before or after the Split Off Transaction or any of the liabilities specifically to be assumed by the Company in connection with the Split Off Transaction or (b) any action, suit or proceeding arising out of or relating to any untrue or alleged untrue statement of a material fact contained in such proxy statement-prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but the indemnity described in this clause (b) applies only with respect to the information contained in such proxy statement-prospectus concerning the business, prospects or planned or proposed activities of the Company and its subsidiaries, the activities of the Company or such subsidiaries after April 30, 1997, and prospective acquisitions of businesses or other transactions not in the ordinary course of business then planned or contemplated by the Company, such subsidiaries or Mr. Prosser.

    (iv) ATN has agreed to indemnify the Company, its subsidiaries, their respective officers, directors and agents and Mr. Prosser from and against any and all Losses relating to or arising out of (a) the business or operations conducted by ATN before or after the Split Off Transaction or any of the liabilities of ATN not specifically assumed by the Company or
  (b) any action, suit or proceeding arising out of or relating to any untrue or alleged untrue statement of a material fact contained in such proxy statement-prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but the indemnity described in this clause (b) applies only with respect to the information contained in such proxy statement-prospectus concerning the business, prospects or planned or proposed activities of ATN and its subsidiaries after the Split Off Transaction, the activities of ATN after April 30, 1997, and prospective acquisitions of businesses or other transactions not in the ordinary course of business planned or contemplated by ATN or Mr. Prior.

    (v) Each of (A) Mr. Prosser and the Company and (B) Mr. Prior and ATN have agreed not to be, without the prior written consent of ATN or the Company, respectively, beneficial owners of greater than 5% of the outstanding stock of ATN or the Company, respectively, nor to participate in any solicitation of proxies or election contests with respect or to ATN or the Company, respectively.

  Tax Sharing Agreement. In accordance with the terms of the Tax Sharing and Indemnification Agreement (the "Tax Sharing Agreement"):

    (i) ATN, the Company, Mr. Prior and Mr. Prosser have each agreed not to take certain actions which might jeopardize the Split Off Transaction qualifying for tax-free treatment under the Code (as hereinafter defined). Under the terms of the Tax Sharing Agreement, unless approved by the IRS or legal counsel or agreed to by both ATN and the Company, ATN and the Company will not at any time take any action which may be inconsistent with the tax treatment of the Split Off Transaction as contemplated in the IRS ruling received in connection therewith (the "Tax Ruling"). Without limiting the generality of the foregoing, ATN and the Company will not, prior to December 31, 1999, unless approved by the IRS or legal counsel or agreed to by both ATN and the Company: (a) liquidate or merge with or into any other corporation; (b) issue any capital stock that in the aggregate exceeds 45%, by vote or value, of its capital stock issued and outstanding immediately after the Split Off Transaction; (c) with certain exceptions, redeem, purchase or otherwise reacquire its capital stock issued and outstanding immediately after the Split Off Transaction; (d) make a material disposition or cessation of operations by means of a sale or exchange of assets or capital stock, a distribution to stockholders, or otherwise, of the assets constituting the trades or business relied upon in the Tax Ruling to satisfy Section 355(b) of the Code; or (e) discontinue the active conduct of the trades or businesses relied upon in the Tax Ruling request to satisfy Section 355(b) of the Code. If required, the Purchaser intends to cause a legal opinion to be delivered to ATN to comply with the provisions of the Tax Sharing Agreement as they relate to the Merger.

    (ii) ATN has agreed to be liable for, and indemnify and hold harmless the Company and its affiliates from and against, (a) any taxes resulting from any income or gain recognized as a result of the Split Off Transaction, including any taxes resulting from any income or gain recognized as a result of the Split Off

  Transaction failing to qualify for tax-free treatment under the Code, which arise from any breach by ATN of its representations or covenants under the Tax Sharing Agreement, or from certain actions by ATN or its affiliates which may be inconsistent with the tax treatment of the Split Off Transaction as contemplated in the application for the Tax Ruling, or the inaccuracy of any factual statements or representations made in or in connection with the application for the Tax Ruling with respect to the activities of ATN and its affiliates after the Split Off Transaction, (b) any taxes taken into account as debits for purposes of calculating the final closing adjustment under the terms of the Split Off Transaction, (c) certain taxes arising from ATN's operations between April 30, 1997 and the effective date of the Split Off Transaction, (d) any withholding of foreign income taxes imposed with respect to payments from GT&T to the Company and
  (e) fifty percent (50%) of all other taxes of ATN or certain subsidiaries with respect to any period prior to and including the effective date of the Split Off Transaction, except for taxes described in clause (a), (b) or (c) of the following section (iii).

    (iii) The Company has agreed to be liable for, and indemnify and hold harmless ATN and its affiliates from and against, (a) any taxes resulting from any income or gain recognized as a result of the Split Off Transaction including any taxes resulting from any income or gain recognized as a result of the Split Off Transaction failing to qualify for tax-free treatment under the Code, which arise from any breach by the Company of its representations or covenants under the Tax Sharing Agreement, or from certain actions by the Company or its affiliates which may be inconsistent with the tax treatment of the Split Off Transaction as contemplated in the application for the Tax Ruling, or the inaccuracy of any factual statements or representations made in or in connection with the application for the Tax Ruling with respect to the activities of the Company and its affiliates after the Split Off Transaction, (b) one hundred percent (100%) of all taxes of the Company (computed on a separate company basis) with respect to any period prior to and including the Effective Date, (c) any withholding of foreign income taxes imposed with respect to payments from Atlantic Tele-Network Co. or any of its subsidiaries to ATN except to the extent taken into account as debits for purposes of computing the final closing adjustment under the terms of the Split Off Transaction and (d) fifty percent (50%) of all other taxes of ATN or certain subsidiaries with respect to any period prior to and including the effective date of the Split Off Transaction, except for taxes described in clauses (a), (b), (c) and (d) of the preceding section (ii).

    (iv) Mr. Prior has agreed to be liable for, and to indemnify and hold harmless ATN, the Company, and their respective affiliates from and against, any taxes resulting from any income or gain recognized as a result of the Split Off Transaction, including any taxes resulting from any income or gain recognized as a result of the Split Off Transaction failing to qualify for tax-free treatment under the Code, which arise from (a) any breach of Mr. Prior's representations and covenants under the Tax Sharing Agreement or (b) the inaccuracy of any factual statements or representations relating to Mr. Prior or members of Mr. Prior's family made in the application for the Tax Ruling or in any certificate provided by Mr. Prior in connection with the application for the Tax Ruling or in connection with an opinion of tax counsel with respect to the Split Off Transaction.

    (v) Mr. Prosser has agreed to be liable for, and to indemnify and hold harmless ATN, the Company, and their respective affiliates from and against any liability for any taxes resulting from any income or gain recognized as a result of the Split Off Transaction, including any taxes resulting from any income or gain recognized as a result of the Split Off Transaction failing to qualify for tax-free treatment under the Code, which arise from
  (a) any breach of Mr. Prosser's representations and covenants under the Tax Sharing Agreement or (b) the inaccuracy of any factual statements or representations relating to Mr. Prosser or members of Mr. Prosser's family made in the application for the Tax Ruling or in any certificate provided by Mr. Prosser in connection with the application for the Tax Ruling or in connection with an opinion of tax counsel with respect to the Split Off Transaction.

  Employment Agreement. The Company has entered into an employment agreement (the "Employment Agreement") with Mr. Prosser dated December 31, 1997 for an initial five-year term. The Employment Agreement is automatically renewable for successive five-year terms and provides for a base salary of $600,000 for the first year, subject to annual review and adjustment in the subsequent years. In addition to the base salary, an annual bonus may be awarded at the discretion of the Board or any duly authorized committee thereof. The Employment Agreement provides for a grant of options to purchase 273,978 shares of Common Stock pursuant to the Company's 1997 Long Term Incentive and Share Award Plan, which were granted to Mr. Prosser on December 31, 1997. In the event Mr. Prosser's employment is terminated for other than cause or disability by the Company or for good reason by Mr. Prosser, Mr. Prosser will be entitled to receive a lump sum severance payment equal to 500% of the sum of his base salary for the year including the date of termination and his highest annual bonus earned during the five years immediately preceding the date of termination. In addition, all options to purchase Common Stock then owned by Mr. Prosser shall become immediately vested and exercisable, and the exercisability thereof shall be extended for a period of ten years following the date of termination.

  The Employment Agreement also provides that, so long as Mr. Prosser beneficially owns at least 3% of the outstanding shares of Common Stock, the Company will, at its own expense and subject only to Mr. Prosser's bearing his own pro rata share of all underwriting commissions and discounts incurred in connection with any offering of registrable stock (as defined in the Employment Agreement), (i) prepare and file with the SEC registration statements and other documents as may be necessary to permit a public offering and sale of Mr. Prosser's registrable stock and (ii) include in any registration statement of the Company (other than a registration statement on Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the existing shareholders or employees of the Company) such number of Mr. Prosser's registrable stock as he may elect to include. In the event that Mr. Prosser's registrable stock is included in a registration statement, the Company will indemnify Mr. Prosser against certain claims or liabilities under the Securities Act, as amended.

THE MERGER AGREEMENT; APPRAISAL RIGHTS

  The Merger. The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer and the receipt of any required approval of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of certain other conditions, Merger Sub will be merged into the Company. Following consummation of the Merger, the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent.

  At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser, the Company or any direct or indirect subsidiary of Parent or the Company or Shares ("Dissenting Shares") held by stockholders of the Company who have properly exercised their appraisal rights in accordance with Section 262 of the DGCL (collectively, "Excluded Shares")) will be converted into the right to receive the Merger Consideration.

  At the Effective Time the shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into that number of shares of Common Stock of the Surviving Corporation equal to the number of outstanding Shares at the Effective Time less the number of Excluded Shares.

  The Merger Agreement provides that the Dissenting Shares will not be converted into or represent the right to receive the Merger Consideration. Holders of such Shares will be entitled to receive payment of the "fair value" of such Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who fail to perfect or who effectively withdraw or lose their rights to dissent will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, upon surrender of the certificate or certificates that formerly evidenced such Shares.

  The Merger Agreement provides that Purchaser shall make available or cause to be made available to the paying agent appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments described above to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective

Time, the Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the funds deposited with the Paying Agent for such purpose. One hundred eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding at the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable under due surrender of their certificates. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

  Conditions to Certain Obligations. The obligations of the Company, the Purchaser and Parent to effect the Merger are subject to the satisfaction of certain conditions set forth in the Merger Agreement, including (i) the purchase by the Purchaser (or one or more affiliates of the Purchaser) of Shares pursuant to the Offer, (ii) to the extent required by applicable law, the receipt of stockholder approval of the Merger and the Merger Agreement and
(iii) there being no statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any governmental entity, or any court which is in effect and prohibits consummation of the Merger.

  Termination. According to its terms, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company, by the mutual consent of the Purchaser and the Company, by action of their respective Boards and Directors. In addition, the Merger Agreement may be terminated by action of the Board of Directors of either the Purchaser or the Company if (i) the Purchaser shall have terminated the Offer without purchasing any Shares pursuant thereto; provided that the right to terminate the Merger Agreement shall not be available to the Purchaser, whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure to purchase such Shares and provided, further, that in the case of termination of the Merger Agreement by the Purchaser, such termination of the Offer is not in violation of the terms of the Offer or (ii) without fault of the terminating party, the Merger shall not have been consummated by December 31, 1999, whether or not such date is before or after any approval by the stockholders of the Company of the Merger and the Merger Agreement. The Merger Agreement may be terminated by the Purchaser at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company, by the action of the board of directors of the Purchaser, if (i) the Company shall have failed to comply in any material respect with any of the covenants and agreements contained in the Merger Agreement to be complied with or performed by the Company at or prior to such date of termination or (ii) the Board of Directors of the Company or those directors of the Company who are not officers of Parent or the Company or any affiliate of either of them (the "Independent Directors") shall have withdrawn or modified in a manner adverse to the Purchaser their approval or recommendation of the Offer, the Merger Agreement or the Merger or the Board of Directors of the Company or the Independent Directors, upon request by the Purchaser, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing. The Merger Agreement may be terminated at any time prior to the Effective Time, before or after any approval by the stockholders of the Company, by action of the Board of Directors of the Company, if the Purchaser or Merger Sub (i) shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Purchaser or Merger Sub at or prior to such date of termination or (ii) shall have failed to commence the Offer within the time required by the Merger Agreement.

  Subject to the applicable provisions of the DGCL, the Merger Agreement may be amended by action taken by the Company, the Purchaser and Merger Sub at any time prior to the Effective Time.

  Certain Covenants of the Parties. The Purchaser has agreed in the Merger Agreement that it will not, without the prior written consent of the Company, decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought, change the conditions to the Offer or waive the Minimum Tender Condition. Also, the Purchaser shall not terminate or withdraw the Offer or extend the Expiration Date unless at the Expiration Date the conditions to the Offer have not been satisfied or waived.

  The Merger Agreement provides that for six years after the Effective Time, the Surviving Corporation shall maintain the Company's existing directors' and officers' liability insurance or equivalent liability insurance ("D&O Insurance") so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"); provided, however, if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200 percent of the Current Premium. In lieu of the insurance arrangement described above, the Company may, on or before the expiration of the Offer, enter into alternative insurance arrangements, provided that such arrangements are approved by the Independent Directors and the Purchaser. The Merger Agreement also provides that, from and after the Effective Time, the Purchaser and the Surviving Corporation will indemnify and hold harmless each present and former director and/or officer of the Company, determined as of the Effective Time (the "Indemnified Parties") that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company or any subsidiary of the Company prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to the Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement pursuant to the provisions of the Merger Agreement described in the next succeeding paragraph, losses, claims, damages or liabilities (collectively, "Costs") reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law. The Merger Agreement further provides that the Surviving Corporation and Purchaser shall also advance expenses (including attorneys' fees), as incurred by the Indemnified Party to the fullest extent permitted under applicable law provided such Indemnified Party provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

  Pursuant to the Merger Agreement, upon learning of any Claim described in the preceding paragraph, such Indemnified Party shall promptly notify the Surviving Corporation and the Purchaser thereof. In the event of any such Claim (whether arising before or after the Effective Time), (i) the Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and the Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Purchaser or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Purchaser or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Purchaser or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation and the Purchaser shall be obligated pursuant to the Merger Agreement to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest,
(ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Purchaser shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation and the Purchaser, respectively, shall not have any obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

  The Merger Agreement further provides that if a claim for indemnification or advancement under the Merger Agreement is not paid in full by the Surviving Corporation or the Purchaser within thirty days after a written claim therefor has been received by the Surviving Corporation or the Purchaser, the Indemnified Party may any time thereafter bring suit against the Surviving Corporation or the Purchaser to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnified Party shall be entitled to be paid also the expense of prosecuting such claims. Under the terms of the Merger Agreement, neither the failure of the Surviving Corporation or the Purchaser (including their Boards of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Party is proper in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the Surviving Corporation or the Purchaser (including their boards of directors, independent legal counsel, or shareholders) that the Indemnified Party has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the Indemnified Party has not met the applicable standard of conduct.

  The Merger Agreement also provides that no amendment to the Certificate of Incorporation or By-laws of the Surviving Corporation shall reduce in any way the elimination of personal liability of the directors of the Company contained therein or adversely affect any then existing right of any director or officer (or former director or officer) to be indemnified with respect to acts, omissions or events occurring prior to the Effective Time.

  In the Merger Agreement, the Company has agreed that its Board of Directors and a majority of the Independent Directors will recommend acceptance of the Offer to the Company's stockholders and will file with the Commission, and mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the unanimous recommendation of the Company's Board of Directors and the Independent Directors that the Company's stockholders accept the Offer. The Merger Agreement also provides that if the Company's Board of Directors determines that its fiduciary duties require it to amend or withdraw its recommendation, such amendment or withdrawal shall not constitute a breach of the Merger Agreement.

  The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

  The foregoing description of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which is attached hereto as Appendix C. The foregoing description of the Merger Agreement is qualified in its entirety by reference to that document.

  Appraisal Rights. In connection with the Merger, holders of the Shares will have certain rights under the DGCL to demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash, plus a payment in cash of a fair rate of interest from the date of consummation of the Merger, to such dissenting holders for their Shares. Any judicial determination of the fair value of Shares would take into account all relevant factors and could accordingly, be based upon considerations other than or in addition to the price paid in the Merger and the market value of the Shares, asset values, earning capacity and the investment value of the Shares. The value so determined could be more or less than the consideration per Share to be paid in the Merger. The costs of appraisal litigation (including fees of counsel and experts retained by the parties) will be taxed upon the parties, or either of them, in such manner as appears equitable to the court. See "SCHEDULE II--Appraisal Rights of Stockholders under Delaware Law" attached hereto for a summary of appraisal rights under the DGCL and for a copy of the text of Section 262 of the DGCL.

  The Purchaser does not intend to object, assuming the proper procedures are followed, to the exercise by any other stockholder of such stockholder's appraisal rights in connection with the Merger and who demands appraisal of, and payment in cash for the fair value of, such stockholder's Shares. However, Parent intends to cause the Company, as the surviving corporation in the Merger, to argue in any appraisal proceeding that, for the purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Merger.

  THE FOREGOING SUMMARY OF THE APPRAISAL RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW.

SOURCE AND AMOUNT OF FUNDS

  The Purchaser estimates that the total amount of funds required to purchase the outstanding Shares pursuant to the Merger and to pay related fees and expenses will be approximately $[ ] million. The Purchaser will obtain these funds pursuant to a loan agreement with the RTFC described below.

  The Purchaser has entered into a senior credit facility with the RTFC in the aggregate amount of up to $60.0 million (the "Credit Facility"). The purpose of the Credit Facility is to finance the Offer and the Merger, and to pay related fees and expenses.

  The Credit Facility will mature in fifteen years and will be repayable in consecutive quarterly installments, commencing on March 31, 2001. The Credit Facility is secured by substantially all of the assets of the Purchaser and its subsidiaries (other than Shares, except to the extent permitted by the margin rules of the Board of Governors of the Federal Reserve) and is guaranteed by the Parent and such subsidiaries.

  Borrowings under the Credit Facility bear interest at the RTFC's variable and/or fixed interest rate(s) for long term loans with 5% Subordinated Capital Certificates, plus 2.5%.

  The RTFC Loan Agreement contains conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings.

  It is anticipated that the indebtedness incurred through borrowing under the Credit Facility will be repaid from funds generated internally by the Purchaser and its subsidiaries (or, if the Purchaser's operations are combined with the Company, by the combined companies) and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method the Purchaser will employ to repay such indebtedness. Such decisions when made will be based upon the Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

CERTAIN LEGAL MATTERS

  General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, neither the Purchaser nor Parent is aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Merger or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Merger. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken.

  Certain Litigation. The Company has been served notice of a stockholder lawsuit filed on or about June 3, 1988 in the Delaware Court of Chancery, New Castle Division, with respect to the May 29, 1998 proposal by Parent to acquire all of the Shares of the Company. The lawsuit, entitled Brickell Partners v. Jeffrey J. Prosser, et al. (C.A. No. 16425-NC) (the "Shareholder Litigation"), asks for class action status and names the Company and individual members of the Company's Board of Directors as defendants, including Mr. Prosser. The suit, inter alia, alleges breaches of fiduciary duty by Mr. Prosser as controlling shareholder of the Company. The complaint alleges that the proposed acquisition of the Company "serves no legitimate business purpose" and that it is "an attempt by defendant Prosser to benefit himself unfairly at the expense" of Company shareholders. The complaint seeks, among other things, a preliminary and permanent injunction against the Offer, rescission of the Offer if it is consummated, and unspecified monetary damages. Defendants have not filed any responsive pleadings and their time to respond has been extended into September of 1998.

  While neither the Company nor the Purchaser presently anticipates that the Shareholder Litigation will result in the Merger Agreement not continuing to be in full force and effect in accordance with its terms, there can be no assurance as to the outcome of any such lawsuit. The litigation could result in substantial expense to the Company and significant diversion of efforts of the Company's management team.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  General. The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax law purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Merger may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares.

  Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale.

  Dissenters. A holder of Shares who exercises and perfects his or her applicable rights under Section 262 of the DGCL to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) for federal income tax purposes attributable to any payment received pursuant to the exercise of such rights based upon the principles described in the previous paragraphs.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYER STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT.

ACCOUNTING TREATMENT OF THE MERGER

  For accounting purposes the Merger will be accounted for as a transfer between entities under common control at historical cost. Accordingly, the historical cost of the assets and liabilities of Merger Sub will be carried over to the Company. The consideration paid in the Merger in excess of the controlling shareholder's carrying value will be recorded as a capital distribution (a disproportionate dividend to the controlling shareholder) and charged to retained earnings.

                        PROJECTED FINANCIAL INFORMATION

  Mr. Prosser and the Parent and their representatives from time to time receive projections of financial results prepared by the management of the Company in the ordinary course of business as a part of its financial planning process. Although the Company does not as a matter of course publicly disclose projections as to future revenues or earnings, because they were received by Mr. Prosser and the Parent, the Purchaser is making these projections available to all stockholders. Accordingly, the Company does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

  MR. PROSSER, THE PARENT, THE PURCHASER AND THE COMPANY, EACH BELIEVE THAT THE PROJECTED FINANCIAL INFORMATION SET FORTH BELOW PRESENTS FAIRLY, IN ALL MATERIAL RESPECTS, THE INFORMATION SHOWN AND THE ASSUMPTIONS USED IN THE PREPARATION OF SUCH PROJECTED FINANCIAL INFORMATION ARE REASONABLE AND FAIRLY PRESENTED. HOWEVER, NONE OF THE PROJECTIONS SET FORTH BELOW IS TO BE REGARDED AS FACT AND SUCH PROJECTIONS SHOULD NOT BE RELIED UPON AS ACCURATE REPRESENTATIONS OF FUTURE RESULTS. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE SUMMARY PROJECTIONS, AS TO FUTURE RESULTS, ARE BASED UPON EVENTS AND CIRCUMSTANCES THAT HAVE NOT TAKEN PLACE AND ARE INHERENTLY SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND PARENT'S, THE PURCHASER'S AND THE COMPANY'S CONTROL, THEY ARE INHERENTLY IMPRECISE AND THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS CAN BE REALIZED. THEREFORE, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN THE ACTUAL AND PROJECTED RESULTS AND THAT THE ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

  THE INCLUSION OF THE SUMMARY PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION BY PARENT, THE PURCHASER, OR THE COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE SUMMARY PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLYING WITH PUBLISHED GUIDELINES OF THE COMMISSION OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE COMPANY'S INDEPENDENT AUDITORS DO NOT ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OF THE SUMMARY PROJECTIONS. THE SUMMARY PROJECTIONS HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND ACCORDINGLY THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON THEM.

  The Summary Projections are based on the following significant assumptions:

(i) Revenues from telephone operations are projected to increase approximately 3% annually, principally due to projected annual access line growth of 4% consistent with historical experience.

(ii) Projected revenues from cellular services include revenues from the Company's wholly-owned mobile cellular operations in the U.S. Virgin Islands and revenues from SMB Holdings, Ltd. ("SMB"), a British Virgin Islands corporation providing mobile cellular communications on the island of St. Martin. The projected total revenues and expenses of SMB have been consolidated into these financial projections. Revenues from cellular services are projected to increase approximately 8% through the year 2000 and 5% to 6% thereafter.

(iii) Revenues from product sales and rentals are projected to increase 3% to 4% annually based on historical experience and management's expectations for modest growth in this line of business.

(iv) Telephone operations expenses (excluding depreciation and amortization and taxes other than income taxes) are projected to increase approximately 2% annually due to access line growth and cost increases due to inflation.

(v) Operating expenses (excluding depreciation and amortization) related to cellular services and product sales and rentals are projected to increase approximately 2% annually due to cost increases due to inflation and maintenance of historical margins.

(vi) Management has projected certain cost savings in connection with the anticipated restructuring and consolidation of certain components of the Company's operations. These cost savings are projected to be approximately $1.5 million in 1998 with an additional $1.1 million in annual cost savings beginning in 1999. These cost savings have been reflected as a reduction in the projected general and administrative expenses which otherwise are projected to remain stable.

(vii) Projected depreciation and amortization is based on the depreciation of existing fixed assets as well as projected capital expenditures including approximately $21 million in property costs recoverable from future revenues.

(viii) As discussed in Note C to the Consolidated Condensed Financial Statements on Form 10-Q for the quarter ended June 30, 1998, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise, and property taxes (included in telephone operating expenses). The total exemption from gross receipts taxes, excise taxes and property taxes is approximately $2.8 million annually over the five-year period. The financial projections reflect these various tax exemptions for the five-year period commencing October 1, 1998.

(ix) The minority interest reflects the 33% minority equity interest in the projected consolidated earnings of SMB.

(x) Capital expenditures are projected to be approximately $9.0 million annually based on the projected growth in subscribers and expected requirements for maintaining the current physical plant, subscriber base and service levels.

  None of the assumptions or factors used is susceptible to accurate prediction and there is no assurance that the Summary Projections will be realized or that the Company's actual results will not be substantially less or substantially more than those projected.

                            THE SUMMARY PROJECTIONS
                             (AMOUNTS IN THOUSANDS)

                            1998     1999     2000     2001     2002     2003    2004    2005    2006    2007
                          -------- -------- -------- -------- -------- -------- ------- ------- ------- -------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Telephone operations...  $ 62,824 $ 64,843 $ 66,698 $ 68,616 $ 70,599 $ 72,651 $74,771 $76,964 $79,233 $81,580
 Cellular services......    14,701   15,837   17,079   18,226   19,368   20,448  21,436  22,481  23,593  24,772
 Product sales and rent-
  als...................     5,095    5,273    5,467    5,662    5,859    6,053   6,243   6,440   6,644   6,854
                          -------- -------- -------- -------- -------- -------- ------- ------- ------- -------
 Total revenues.........    82,620   85,953   89,244   92,504   95,826   99,152 102,450 105,885 109,470 113,206
                          -------- -------- -------- -------- -------- -------- ------- ------- ------- -------
Expenses:
 Telephone operations...    42,160   42,534   43,551   43,954   44,305   45,328  46,401  47,556  47,072  37,175
 Cellular services,
  product sales and
  rental expenses.......    13,883   14,474   15,020   15,524   16,550   15,795  16,265  16,755  17,264  17,794
 General and administra-
  tive expenses.........     5,370    4,282    4,440    4,508    4,704    4,905   5,110   5,320   5,534   5,753
                          -------- -------- -------- -------- -------- -------- ------- ------- ------- -------
 Total expenses.........    61,413   61,290   63,011   63,986   65,559   66,028  67,776  69,631  69,870  60,722
                          -------- -------- -------- -------- -------- -------- ------- ------- ------- -------
Income from operations..    21,207   24,663   26,233   28,518   30,267   33,124  34,674  36,254  39,600  52,484
Interest expense, net...     9,998    9,991    9,405    8,825    8,103    7,407   6,956   6,485   5,976   5,463
                          -------- -------- -------- -------- -------- -------- ------- ------- ------- -------
Income before income
 taxes and minority in-
 terest.................    11,209   14,672   16,828   19,693   22,164   25,717  27,718  29,769  33,624  47,021
Income tax expense......     4,090    1,669    2,621    3,492    3,760    6,182  11,543  12,330  13,791  18,822
Minority interest.......     1,452    1,038    1,088    1,128    1,168    1,211   1,254   1,298   1,344   1,392
                          -------- -------- -------- -------- -------- -------- ------- ------- ------- -------
Income from continuing
 operations.............  $  5,667 $ 11,965 $ 13,119 $ 15,073 $ 17,236 $ 18,324 $14,921 $16,141 $18,489 $26,807
                          ======== ======== ======== ======== ======== ======== ======= ======= ======= =======
CASH FLOW DATA:
Depreciation and Amorti-
 zation.................  $ 19,561 $ 21,348 $ 21,913 $ 21,824 $ 22,319 $ 20,881 $18,993 $19,652 $18,659 $ 8,239
Capital Expenditures....     9,000    8,950    8,850    8,850    8,850    8,850   8,850   8,850   8,850   8,850
BALANCE SHEET DATA:
Fixed assets, net.......  $147,658 $140,726 $133,129 $124,997 $115,685 $106,961 $97,578 $87,536 $78,487 $79,858
Total assets............   251,845  253,751  260,078  264,707  271,470  283,354 291,906 300,115 310,311 329,482
Short-term debt (includ-
 ing current portion of
 long-term debt)........    15,070   13,228   17,159   17,011   13,342   13,785  14,356  14,768  14,741  13,328
Long-term debt, net.....   141,502  134,954  124,441  114,009  107,185   99,853  91,879  83,418  74,904  67,718
Stockholder's equity....    64,376   76,341   89,460  104,533  121,769  140,093 155,014 171,155 189,644 216,451

                      SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data of the Company as of and for the years ended December 31, 1995, 1996 and 1997 have been derived from the Company's audited financial statements. The following related historical data as of and for the six months ended June 30, 1997 and 1998 have been derived from the Company's unaudited consolidated condensed interim financial statements which, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation.

  On December 30, 1997, ATN split off into two separate public companies pursuant to the Split Off Transaction: the Company, which contains all of the predecessors' telephone operations in the U.S. Virgin Islands; and ATN, which continues to own the business and operations in Guyana. Since the Company was the larger of the split-off entities, ATN was deemed for accounting purposes to be the split-off entity. The Company is the successor company and its historical financial statements prior to the split-off are the historical financial statements of ATN. Therefore, the historical financial statements of the Company include the operations in Guyana prior to the Split Off Transaction.

  The Split Off Transaction was a non-pro rata split-off and accordingly, the split-off of ATN has been accounted for at fair value as evidenced by the market capitalization of ATN. Consequently, the loss on fair valuation of the net assets of ATN has been included in the Company's consolidated statement of operations.

  The selected historical consolidated financial data should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto, as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the Company's unaudited consolidated condensed financial statements and notes thereto as of and for the six months ended June 30, 1997 and 1998 which are included elsewhere in this Proxy Statement. All dollar amounts are in thousands, except per share data.

                                                            SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,          JUNE 30,
                              ----------------------------  ------------------
                                1995      1996      1997      1997      1998
                              --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Telephone operations (1)...  $184,632  $206,002  $182,349  $ 90,968  $ 32,663
 Cellular services..........     5,910     5,480     3,663     2,146     1,752
 Product sales and rent-
  als.......................     5,128     5,435     4,942     2,334     2,573
                              --------  --------  --------  --------  --------
   Total revenues...........   195,670   216,917   190,954    95,448    36,988
Expenses:
 Telephone operations.......   130,575   155,174   134,401    69,609    21,547
 Cellular services, product
  sales and rental ex-
  penses....................     8,399     8,231     7,957     3,870     3,806
 General and administrative
  expenses..................    10,219     9,458    12,168     4,956     2,654
                              --------  --------  --------  --------  --------
   Total operating ex-
    penses..................   149,193   172,863   154,526    78,435    28,007
                              --------  --------  --------  --------  --------
Income from operations......    46,477    44,054    36,428    17,013     8,981
Other income and expense: ..
 Loss on split-off of ATN...       --        --    (45,041)      --        --
 Equity in earnings of un-
  consolidated subsidiary...       --        --        --        --        315
 Interest expense...........   (12,511)  (11,289)  (10,548)   (5,317)   (4,392)
 Interest income............       971       458       351       158        79
                              --------  --------  --------  --------  --------
   Total other income and
    expense.................   (11,540)  (10,831)  (55,238)   (5,159)   (3,998)
                              --------  --------  --------  --------  --------
Income (loss) before income
 taxes and minority inter-
 est........................    34,937    33,223   (18,810)   11,854     4,983
Income tax (expense) benefit
 (2)........................   (15,250)  (13,039)      897     6,612    (1,761)
Minority interest...........    (2,477)   (2,177)   (1,340)     (308)      --
                              --------  --------  --------  --------  --------
Income (loss) from continu-
 ing operations.............  $ 17,210  $ 18,007  $(19,253) $ 18,158  $  3,222
                              ========  ========  ========  ========  ========
Basic net income (loss) per
 share from continuing oper-
 ations.....................  $   1.40  $   1.47  $  (1.57) $   1.48  $   0.29
Dividends per share.........       --        --        --        --        --
Weighted average number of
 shares.....................    12,273    12,273    12,269    12,273    10,959
OTHER DATA:
Ratio of earnings to fixed
 charges (3)................      3.79x     3.94x      --       3.22x     2.13x
                                   AT DECEMBER 31,           AS OF JUNE 30,
                              ----------------------------  ------------------
                                1995      1996      1997      1997      1998
                              --------  --------  --------  --------  --------
BALANCE SHEET DATA:
Fixed assets, net...........  $226,660  $251,996  $154,096  $252,135  $164,074
Total assets................   371,939   389,324   224,308   376,782   259,211
Short-term debt (including
 current portion of long-
 term debt).................    24,841    30,095    28,227    28,658    46,347
Long-term debt, net.........   128,362   116,227   105,138   104,173   126,173
Stockholders' equity........   130,956   149,791    58,770   167,949    61,992
OTHER DATA:
Book value per share........  $  10.67  $  12.21  $   5.36  $  13.68  $   5.66

--------
(1) In September 1997, the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin Guyana Telephone & Telegraph Ltd. ("GT&T") from putting into effect a surcharge to recover approximately $9.5 million of lost revenues over a period of 18 months relating to an October 1995 PUC order which temporarily reduced rates for outbound long-distance calls to certain countries. These reduced rates were in effect for the period of October 1995 through January 1997. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regard to the reduced rates described above and rates were returned to the rates in existence in October 1995. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits. The Company has recognized the approximately $9.5 million of lost revenues in the year ended December 31, 1997.
(2) In May 1997, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five-year exemption (commencing October 1,
    1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in tax rates applicable to Vitelco during the benefit period. This change resulted in the Company recording a non-recurring credit to income tax expense of approximately $12 million ($.98 per share) in the year ended December 31, 1997.
(3)There was a deficiency of earnings to fixed charges for the year ended December 31, 1997 of $29.4 million.

                       PRICE RANGE OF SHARES; DIVIDENDS

  The Shares are listed on the AMEX under the symbol "ECM." The Shares began trading on AMEX on December 31, 1997, on which day the high and low sales prices were $8.25 and $7.875, respectively. The following table sets forth, for the 1998 calendar quarters indicated, the high and low sales prices for the Shares, based upon public sources:

                                                      SHARES
                                                 -----------------
         CALENDAR QUARTER                          HIGH      LOW
         ----------------                        --------  -------
         January 1--March 31.................... $ 9.0000  $6.2500
         April 1--June 30.......................   8.9375   6.2500
         July 1--September 22...................   [     ]  [     ]

  On May 28, 1998, the last full trading day prior to the public announcement of Parent's intention to seek to cause the Company to become a wholly owned subsidiary of Parent in a transaction in which holders of Shares would receive $9.125 in cash per share, the reported closing price on the AMEX was $7.00 per Share. On August 17, 1998, the last trading day prior to the public announcement of the execution of the Merger Agreement and the Purchaser's agreement to commence the Offer, the reported closing price was $8.3125 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

  The Company has not paid any dividends on the Common Stock. The declaration of dividends on the Common Stock is at the discretion of the Board. Subject to legal and contractual restrictions, its decisions regarding future payment of dividends will be based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning the Company's business and operations.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the information regarding the Share ownership by each stockholder who is known by the Company to own beneficial five percent or more of the outstanding Shares and directors and officers of the Company as of September 22, 1998, unless otherwise noted.

                                                       SHARES
NAMES AND ADDRESS OF                                BENEFICIALLY     PERCENT OF
DIRECTORS AND EXECUTIVE OFFICERS                       OWNED        COMMON STOCK
--------------------------------                    ------------    ------------
Directors:
Jeffrey J. Prosser................................  [      ](1)         [  ]%
Richard N. Goodwin................................          --           --
Salvatore Muoio...................................     [      ]            *
John P. Raynor....................................          --           --
Sir Shridath S. Ramphal...........................          --           --
John G. Vondras...................................          --           --
Terrence A. Todman................................          --           --
Executive Officers:
Jeffrey J. Prosser................................  [      ](1)         [  ]%
 Chairman, Chief Executive Officer, Secretary and
 Acting Chief Financial Officer
Thomas R. Minnich.................................          --           --
 Chief Operating Officer
Edwin Crouch......................................     [      ](2)         *
 Vice President
All Directors and Executive Officers as a Group (8
 persons).........................................     [      ]         [  ]%
NAMES AND ADDRESS OF
5% BENEFICIAL OWNERS
--------------------
[To Come]

--------

                   CERTAIN INFORMATION CONCERNING MERGER SUB

  Merger Sub is a newly incorporated Delaware corporation and a wholly-owned subsidiary of the Purchaser. To date, Merger Sub has not conducted any business other than in connection with its organization and the Merger. Accordingly, no meaningful financial information with respect to Merger Sub is available.

                                 OTHER MATTERS

  Management knows of no other matter which may properly be brought before the Special Meeting. Under the Company's Bylaws, no business may be transacted at a special meeting of stockholders unless it is included in the notice of the meeting. If any other matters properly come before the Special Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgement. Representatives of Deloitte & Touche, LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. All such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the commission's regional offices at 7 World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1300, Chicago, IL 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 3190, Washington, D.C. 20549 at prescribed rates. Such material should be available on-line through the Commission's EDGAR electronic filing and retrieval system and on the Commission's World Wide Web site at http://www.sec.gov.

                                          By Order of the Board of Directors,

                                                 /s/ Jeffrey J. Prosser
                                          -------------------------------------
                                          JEFFREY J. PROSSER
                                          Secretary

St. Croix, U.S. Virgin Islands
Dated: September 23, 1998

  Your vote is important. Stockholders who do not expect to be present at the Special Meeting and who wish to have their stock voted are requested to sign and date the enclosed proxy and return it in the enclosed envelop. No postage is required if mailed in the United States.

                                   SCHEDULE I

                OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

                     HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL
-------------------------------------------------------------------------------
                              INVESTMENT BANKERS

                                                                AUGUST 17, 1998

The Special Committee of the Board of Directors of Emerging Communications,
 Inc.
c/o Mr. Richard Goodwin
Chairman of the Special Committee of the Board of Directors
Chase Financial Center
P.O. Box 1730
St. Croix, U.S. Virgin Islands 08821

Dear Gentlemen:

  We understand that Innovative Communication Corporation (the "Purchaser" or "ICC"), a company wholly owned by Jeffrey J. Prosser, has proposed to purchase the common equity of Emerging Communications, Inc. (the "Company"), pursuant to the terms of an agreement and plan of merger (the "Agreement") dated as of August 17, 1998, among the Company, the Purchaser and a wholly owned subsidiary of the Purchaser. As more specifically set forth in the Agreement, holders of each share of issued and outstanding common stock of the Company will be entitled to receive a cash price of $10.25 per share, pursuant to a tender offer. Promptly after the purchase of shares in the tender offer, and the satisfaction or waiver of certain conditions set forth in the Agreement, a subsidiary of ICC will be merged with and into the Company and each holder of shares will be entitled to receive a cash price of $10.25 per share. Such transactions and all related transactions are referred to collectively herein as the "Transaction."

  You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion addresses only the fairness from a financial point of view of the consideration to be received by the Company's common shareholders (other than the Purchaser or Jeffrey J. Prosser) in the Transactions and does not constitute a recommendation to the shareholders as to whether such shareholders should tender their shares in the Transaction. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

                                   NEW YORK
                        31 West 52nd Street, 11th Floor
                         New York, New York 10019-6118
                       Tel 212.582.5000 Fax 212.582.7405

                        Broker/dealer services through
                    Houlihan Lokey Howard & Zukin Capital.

LOS ANGELES
          CHICAGO  SAN FRANCISCO
                               MINNEAPOLIS WASHINGTON, D.C.
                                                       DALLAS  ATLANTA  TORONTO

  In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

    1. reviewed the publicly available financial information of the Company since the split-off of the Company from Atlantic Tele-Network, Inc. ("ATN"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Quarterly Report on 10-Q for the quarter ended March 31, 1998;

    2. reviewed the Proxy Statement for the Special Meeting of Stockholders of Atlantic Tele-Network, Inc. dated December 9, 1997;

    3. reviewed a draft copy of Schedule 13E-3 dated June 22, 1998, including the draft agreement and plan of merger contained therein;

    4. reviewed unaudited financial results of the Company through June 30, 1998 as prepared by the Company;

    5. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

    6. visited certain facilities and business offices of the Company in St. Thomas, U.S. Virgin Islands;

    7. reviewed forecasts dated March 25, 1998 as prepared by the Company's management for the years ending December 31, 1998 through 2007;

    8. reviewed the historical market prices and trading volume for the publicly traded securities of the Company;

    9. reviewed publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

    10. held discussions with Jeffrey J. Prosser, the majority shareholder of the Company and the sole shareholder of ICC, and with certain members of Prudential Securities who are acting as financial advisor to Mr. Prosser;

    11. conducted such other studies, analyses and inquiries as we have deemed appropriate.

  We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

  We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

  We hereby consent to your reference to the Opinion in, and the inclusion of the Opinion as an exhibit to, materials to be filed with the Securities and Exchange Commission in connection with the Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

  Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company's common shareholders (other than the Purchaser or Jeffrey J. Prosser) in the Transaction is fair from a financial point of view.

                         HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

                     /s/ Houlihan Lokey Howard & Zukin Capital

                                  SCHEDULE II

                       APPRAISAL RIGHTS OF STOCKHOLDERS
                              UNDER DELAWARE LAW

  Holders of Shares issued and outstanding immediately prior to the effective date of the Merger are entitled to appraisal rights in connection with the Merger under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"). In order to perfect such appraisal rights, a stockholder is required to follow the procedures set forth in Section 262 of the DGCL, as summarized below. The following discussion of the provisions of
Section 262 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that section. All references in Section 262 of the DGCL and in this summary to a "stockholder" are to a record holder of the Shares immediately prior to the effective time of the Merger as to which appraisal rights are asserted. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. THE PROCEDURES SET FORTH IN SECTION 262 SHOULD BE STRICTLY COMPLIED WITH. FAILURE TO FOLLOW ANY SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262.

  Under the DGCL, persons who hold Shares immediately prior to the effective date of the Merger and who follow the procedures set forth in Section 262 will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. A stockholder who votes in favor of the Merger, whether in person or by proxy, will not be entitled to assert appraisal rights. However, a stockholder is not required to vote against the Merger in order to qualify to exercise appraisal rights in connection with the Merger.

  The Company is required, not less than 20 days prior to the meeting of stockholders, to notify each of its stockholders who was such on the record date for such meeting that appraisal rights are available and must include in such notice a copy of Section 262 of the DGCL. This Proxy Statement shall satisfy such notice requirement. Any stockholder electing to exercise the appraisal rights must deliver to the Company, before the taking of the vote on the proposed Merger, a written demand for appraisal of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's Shares within ten (10) days after the effective date of such Merger, the surviving or resulting corporation must notify each stockholder of each constituent corporation who had complied with Section 262(d)(1) and has not voted in favor of or consented to the Merger of the date that has become effective.

  A Stockholder Who Fails To Make Such Written Demand Will Not Be Entitled To Assert Appraisal Rights.

  A holder of Shares wishing to exercise such holder's appraisal rights must be the record holder of the Shares on the date the written demand for appraisal is made and must continue to hold the Shares of record through the effective date of the Merger. Accordingly, a holder of Shares who is the record holder of Shares on the date the written demand for appraisal is made, but who thereafter transfers such Shares prior to the consummation of the Merger, will lose any right to appraisal in respect of such Shares. A holder of Shares who votes against adoption of the Merger Agreement will not be deemed to have satisfied the notice requirement of such holder with respect to appraisal rights merely by so voting. The written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against adoption of the Merger Agreement. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder, at such stockholder's address as it appears on the records of the Company. Any stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's Shares.

  A Stockholder Who Fails To Make Such Written Demand Will Not Be Entitled To Assert Appraisal Rights.

  The written demand for appraisal must be made by or for the holder of record of Shares registered in such holder's name. Accordingly, such demand should be executed by or for such stockholder of record, fully and correctly, as such stockholder's name appears on such stockholder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the stock is owned of record by more than one person as in a joint tenancy or tenancy in common, such demand should be made in such capacity and if the stock is owned of record by more than one person as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand he is acting as agent for the record owner.

  Within 120 days after the day of the effective date of the Merger, but not thereafter, the Company or any stockholder who has satisfied the foregoing conditions and who is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Shares held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their Shares. Stockholders seeking to exercise appraisal rights should not assume that the surviving or resulting corporation will file a petition with respect to the appraisal of the value of their Shares or that the surviving or resulting corporation will initiate any negotiations with respect to the "fair value" of such Shares. ACCORDINGLY, STOCKHOLDERS WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD REGARD IT AS THEIR OBLIGATION TO TAKE ALL STEPS NECESSARY TO PERFECT THEIR APPRAISAL RIGHTS IN THE MANNER PRESCRIBED IN SECTION 262.

  Within 120 days after the day of the effective date of the Merger, any stockholder who has complied with the provisions of Section 262 is entitled, upon written request, to receive from the surviving or resulting corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received by the surviving or resulting corporation and the aggregate number of holders of such Shares. Such statement must be mailed to the stockholder within 10 days after the written request therefor is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

  If a stockholder files the petition for appraisal in a timely manner, the surviving or resulting corporation must file, within 20 days of service of the stockholders' petition, a verified list of the names and addresses of all stockholders who have demanded appraisal for their shares and with whom the surviving or resulting corporation has not reached an agreement regarding value. If the surviving or resulting corporation files a petition, it must be accompanied by a similar list.

  After notice to such former stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those former stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former holders of Shares who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any former stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such former stockholder.

  After determining the former holders of Shares entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Former holders of Shares considering seeking appraisal should be aware that the fair value of their Shares as determined by Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of the Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any former stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to be appraised.

  Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective date of the Merger, be entitled to vote such stockholder's Shares for any purpose nor be entitled to the payment of any dividends or other distributions on such stockholder's Shares (other than those payable to stockholders of record as of a date prior to the effective date of the Merger).

  If no petition for an appraisal is filed within the time provided, or if a stockholder delivers to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger, either within 60 days or after the effective date of the Merger or, with the written approval of the surviving or resulting corporation, thereafter, then the right of such stockholder to an appraisal will cease and such stockholder shall be entitled to receive in cash, without interest, the amount to which he would have been entitled had he not demanded appraisal of such stockholder's Shares. However, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

  Any notice, objection, demand or other written communication required to be given to the Company by a dissenting stockholder should be delivered to the Secretary of such respective corporation at the address set forth in this Proxy Statement or should be delivered as otherwise permitted by law. Although not specifically required, it is recommended that such written communications be sent by registered or certified mail, return receipt requested.

  IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT SUCH STOCKHOLDER'S LEGAL ADVISOR.

                          TEXT OF SECTION 262 OF THE
               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designed as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection
  (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the Intermedia corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not Less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     APPENDIX A

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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-K

[X]              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                  OF THE SECURITIES EXCHANGE ACT OF 1934 FOR
                    THE FISCAL YEAR ENDED DECEMBER 31, 1997

[_]            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE TRANSITION PERIOD FROM      TO

                       COMMISSION FILE NUMBER 001-13385

                               ----------------
                         EMERGING COMMUNICATIONS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

              DELAWARE                                   66-0547028
   (STATE OR OTHER JURISDICTION OF                      (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

       CHASE FINANCIAL CENTER                               00821
            P.O. BOX 1730                                (ZIP CODE)
   ST. CROIX, U.S. VIRGIN ISLANDS
   (ADDRESS OF PRINCIPAL EXECUTIVE
              OFFICES)

      NAME OF EACH EXCHANGE ON WHICH REGISTERED: AMERICAN STOCK EXCHANGE REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (340) 777-7700
       SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                         COMMON STOCK, $.01 PAR VALUE
                               (TITLE OF CLASS)

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days. Yes [X]   No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  As of March 26, 1998, 10,959,131 shares of Common Stock were outstanding. The aggregate market value of Common Stock held by nonaffiliates as of March 26, 1998 was approximately $37,992,195, based on the closing sale price per share as reported on such date on the American Stock Exchange.

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                                      A-1

                                    PART I

ITEM 1.  BUSINESS.

  Emerging Communications, Inc., a Delaware corporation ("ECI" or the "Company"), was formed in 1997 as a wholly owned subsidiary of Atlantic Tele-Network, Inc. ("ATN"). On December 31, 1997, ATN undertook a series of transactions (the "Split Off Transaction") whereby the business and operations of ATN in the Virgin Islands and certain other assets and liabilities were transferred to the Company, and the outstanding shares of Common Stock of the Company were distributed to the public stockholders of ATN and Jeffrey J. Prosser, the Company's Chairman of the Board, Chief Executive Officer and Secretary.

  ECI's principal subsidiary is Virgin Islands Telephone Company ("Vitelco"), the sole provider of local telephone service in the U.S. Virgin Islands. Vitelco provides subscribers with local telephone service in the U.S. Virgin Islands, access to long-distance companies for interstate and international telephone service, and provides those companies with access to its local network. ECI is also engaged, through its wholly owned subsidiary Atlantic Tele-Network Co. ("ATN-VI") in selling and leasing telecommunications equipment in the U.S. Virgin Islands and, through its wholly-owned subsidiary, Vitelcom Cellular, Inc. ("Vitelcellular"), in providing cellular telephone service in the U.S. Virgin Islands to land-based and marine subscribers.

  ECI intends to endeavor to expand its operations through the acquisition of other businesses. ECI cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisition would be. The evaluation and negotiation of such business acquisitions may involve significant expenditures by ECI. There can be no assurance that ECI will be able to acquire or successfully integrate any such businesses, and acquisitions that are consummated may involve the incurrence of significant amounts of debt by ECI and/or the dilution of existing stockholders' interests in ECI through the issuance of additional shares of ECI capital stock. No assurances can be given that any acquisitions will be consummated or that, if completed, they will be successful. Furthermore, there can be no assurance that ECI's management will be able to manage effectively any resulting business or that any acquisition will benefit ECI. Depending upon the nature, size and timing of acquisitions, ECI may be required to raise financing. There can be no assurance that the Credit Facility (as defined), or any other loan agreements to which ECI or its subsidiaries may become a party, will permit such additional financing or that such additional financing will be available to ECI on terms acceptable to management or at all. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."

RISKS RELATING TO ECI

  Dependence on Virgin Islands Operations. ECI owns all of the outstanding capital stock of ATN-VI, which in turn owns all of the outstanding capital stock of Vitelco and Vitelcellular and conducts directly the business previously conducted by Vitelcom, Inc. ("Vitelcom"). These companies, which currently conduct all of the Company's operations in the Virgin Islands, are ECI's only operating subsidiaries.

  Regulatory Risks. Vitelco's local telephone operations, including the services offered and the rates for these services, are subject to the jurisdiction of the U.S. Virgin Islands Public Service Commission (the "PSC"). Since 1987 when the Company acquired Vitelco, each time the PSC has dealt with Vitelco's rates for local service, rates have been reduced as a result of settlement agreements between Vitelco and PSC. The latest agreement provided that Vitelco's local rates would remain unchanged until January 1, 1995 at the earliest, and that either Vitelco or the PSC could initiate proceedings to change local rates after that date. See "--Regulation."

  In May 1997, Vitelco received a five year rebate of 90% of its Virgin Islands income taxes and 100% of its Virgin Islands gross receipts, excise and property taxes from the Virgin Islands Industrial Development Commission to assist Vitelco in recovering these Hurricane-related costs without a rate increase. On October 9, 1997, the PSC appointed counsel to evaluate the impact such rebate has on Vitelco's rate of return. It is unknown whether the PSC will initiate a proceeding to modify Vitelco's rates as a result of this evaluation.

  The Telecommunications Act of 1996 has eliminated Vitelco's legally protected monopoly as the sole provider of wired local telephone service in the U.S. Virgin Islands. If this develops, there can be no assurance that Vitelco will successfully compete in a more open market. The 1996 Act also requires local exchange carriers such as Vitelco to provide various services to competitive carriers for compensation to be fixed by the local public service commission. There can be no assurance that Vitelco will receive adequate compensation for providing these services. See "--Competition."

  Wind Storm Risks. Although the U.S. Virgin Islands are in an area where hurricanes frequently occur, from 1928 until 1989 they escaped any substantial hurricane damage. Vitelco's outside plant suffered substantial damage in September 1989 from Hurricane Hugo, and again in September 1995 from Hurricane Marilyn. Capital expenditures by Vitelco to repair and upgrade its facilities following these two hurricanes amounted to approximately $60 million following Hurricane Hugo and approximately $41 million following Hurricane Marilyn. The Company has insurance coverage for damage caused by windstorm to its outside plant in the amount of $30 million per storm and $55 million in the aggregate.

  Significant Revenue Sources. Revenues from AT&T, derived principally from interstate network access and billing and collection services of Vitelco, comprised approximately 13% of Vitelco's total revenues in 1997. No other revenue source accounted for more than 10% of Vitelco's total revenues in 1997.

  Control by a Single Stockholder. Jeffrey J. Prosser owns approximately 52% of the outstanding ECI Common Stock. As a result, he has the power to significantly control the affairs of ECI, including to amend ECI's Restated Certificate of Incorporation, to elect all of its directors, to effect fundamental corporate transaction, such as mergers, acquisitions, asset sales and the sale of ECI and otherwise direct ECI's business and affairs without the approval of any other stockholder.

  Future Acquisitions. ECI intends to endeavor to expand ECI's operations through the acquisition of other businesses. ECI cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisition would be. The evaluation and negotiation of such business acquisitions may involve significant expenditures by ECI. There can be no assurance that ECI will be able to acquire or successfully integrate any such businesses, and acquisitions that are consummated may involve the incurrence of significant amounts of debt by ECI and/or the dilution of existing stockholders' interests in ECI through the issuance of additional shares of ECI capital stock. No assurances can be given that any such acquisitions will be consummated or that, if completed, they will be successful. Furthermore, there can be no assurance that ECI's management will be able to manage effectively any resulting business or that any acquisition will benefit ECI. Depending upon the nature, size and timing of acquisitions, ECI may be required to raise financing. There can be no assurance that any loan agreements to which ECI may become a party will permit such additional financing or that such additional financing will be available to ECI on terms acceptable to its management or at all. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, pursuant to the terms of the Tax Sharing and Indemnification Agreement among ECI, Mr. Prosser, ATN and Cornelius B. Prior (the "Tax Sharing Agreement"), each of Mr. Prosser and ECI have agreed to certain restrictions on his or its future actions which may limit the ability of ECI to pursue certain future acquisitions. See "Item 13. Certain Relationships and Related Transactions--Split Off Transaction Agreements--Tax Sharing Agreement."

  Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. The statements contained herein which are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve risks and uncertainties, including, but not limited to, those discussed in this "--Risks Relating to ECI" section.

LOCAL SERVICE

  In 1996, based upon access line data provided by the United States Telephone Association (the "USTA"), Vitelco was the 32nd largest local telephone company of more than 1,000 local telephone companies in the United States. Approximately 41% of Vitelco's total revenue in 1997 was derived from the provision of local service.

  ECI believes that Vitelco's telephone business is essentially non-cyclical and (except for its growth in access lines) is not materially reduced in times of recession. In 1997, Vitelco's growth rate in access lines was 4.5%. ECI believes that future growth in access lines will occur primarily as a result of construction of new residential and commercial properties in the U.S. Virgin Islands. However, growth should also occur from an increase in the number of households that have telephones, and an increase in lines per subscriber is anticipated as facsimile machines, computer data communication and other technological innovations become more widespread. All of these factors affecting the rate of growth of access lines are likely to be sensitive to changes in general economic conditions.

  As of December 31, 1997, approximately 67% of Vitelco's 62,140 access lines were residential lines, and the remainder were business lines. Vitelco's current monthly charge per access line, which includes unlimited calls between points in St. Croix, St. John and St. Thomas and is regulated by the U.S. Virgin Islands Public Services Commission (the "PSC"), is $18.55 for residential customers and $49.85 for business customers. In June 1987, when the Company acquired Vitelco, Vitelco's residential rate was $21.90, and its business rate was $58.45.

ACCESS FOR LONG-DISTANCE SERVICES

  In addition to providing local service, Vitelco provides subscribers with access to long-distance companies for interstate and international services and provides those companies with access to its local network and, thereby, to local subscribers. Vitelco is compensated for providing this access by long-distance carriers and by its subscribers in accordance with tariffs, which are subject to review by the Federal Communications Commission (the "FCC"). See "--Regulation." The principal long-distance carrier in the U.S. Virgin Islands is AT&T of the Virgin Islands, Inc., a local subsidiary of AT&T ("AT&T-VI"). Approximately 26.9% of Vitelco's total revenues in 1997 was derived from access charges.

OTHER SERVICES

  During 1997, Vitelco received approximately 10.5% of its revenues from providing billing and collection services for long distance carriers and from yellow-pages directory advertising. Vitelco's current billing and collection contract with AT&T-VI expires in May 2000.


PHYSICAL PLANT

  Vitelco operates a modern, fully digital telecommunications network in the U.S. Virgin Islands. Vitelco initiated a modernization program with the installation of its first fiber-optic cable in 1981 and its first digital switch in 1982. Upon the completion of the modernization program in 1987, Vitelco's network became the first multi-switch, all digital telephone system in the Caribbean. Modern digital systems, which are more cost effective and permit higher quality transmissions than analog systems, permit speech, text and computer data to be transmitted simultaneously and on the same network.

  Vitelco's policy is to upgrade plant and equipment, as necessary or appropriate, pursuant to an ongoing construction and development program. The program allows Vitelco to increase revenues and reduce costs, while enhancing service, by taking advantage of technological developments in the telecommunications industry, such as digital switching and fiber optics.

  On September 17, 1989, a substantial portion of Vitelco's outside plant was destroyed by Hurricane Hugo, which was the first hurricane to inflict substantial damage in the U.S. Virgin Islands since 1928. While Hurricane

Hugo did relatively little damage to Vitelco's switching equipment, it resulted in a decrease in the number of access lines in service from 46,968 to fewer than 12,000. Within seven months following the hurricane, Vitelco substantially completed the restoration of the damaged and destroyed plant. On St. Croix, which suffered the most damage, Vitelco replaced a substantial portion of its aerial cable, including all cables connecting its remote switches on St. Croix, with approximately 125 miles of underground cables, which have greater capacity than the lines in place prior to the hurricane. On St. Thomas, where the hurricane damage was less substantial, Vitelco replaced all damaged outside plant, and, in addition, upgraded its network by installing an underground fiber-optic cable to connect its microwave facility with its main switch. In addition to greater capacity, underground cable provides greater reliability and reduces the destructive impact of the elements, including the impact of hurricanes. The total cost to Vitelco for replacement of plant due to Hurricane Hugo was approximately $60 million. The Company received approximately $23.6 million in respect of insurance coverage for damages resulting from Hurricane Hugo.

  On September 15, 1995, Hurricane Marilyn struck the U.S. Virgin Islands again causing extensive damage to Vitelco's outside telephone plant. Hurricane Marilyn put out of service approximately 37,800 lines. The damage was most extensive in St. Thomas and St. John, where respectively 90% and 50% of the access lines were damaged as compared with the loss of only 30% in St. Croix. The total cost to Vitelco for replacement of plant due to Hurricane Marilyn was approximately $41 million.

  ECI currently has insurance coverage for windstorm damage in the amount of $30 million per storm and $55 million in the aggregate.

CELLULAR AND OTHER OPERATIONS

  ECI is engaged in other telecommunications operations, including providing cellular telephone service in the U.S. Virgin Islands and selling and leasing telecommunications equipment in the U.S. Virgin Islands.

  VitelCellular provides cellular telephone service to land-based and marine customers in the U.S. Virgin Islands. In September 1989, following Hurricane Hugo, VitelCellular was granted special temporary authority by the FCC to construct and operate cellular systems in the two U.S. Virgin Islands Rural Service Areas (as defined by the FCC) and, as such, was the second cellular system to become operational in a Rural Service Area in the United States. Since late 1990, VitelCellular has been providing service in such Rural Service Areas pursuant to regular authority from the FCC.

  On February 13, 1998, Comsat Mobile Investments, Inc., a subsidiary of Communications Satellite Corporation, sold the 10% of the common stock of VitelCellular which it owned since October 1990 to ATN-VI.

  Vitelcom earns revenues from the sale, lease and servicing of customer premises equipment, facsimile machines, radio paging devices and private branch exchanges in the U.S. Virgin Islands. Vitelcom recently participated in the FCC auction process for Personal Communication Services ("PCS") spectrum in the U.S. Virgin Islands Basic Trading Area ("BTA") and was awarded and purchased the 10 MHz "E" block of spectrum for the U.S. Virgin Islands. The Company is currently evaluating the build-out of this service and has until April 2002 to build out the system.

COMPETITION

  The 1996 Telecommunications Act ("1996 Act") worked a fundamental restructuring of the telecommunications industry in the United States. Its primary effect will be to enable a number of companies to enter new telecommunications market segments where they were formerly precluded from competing.

  Prior to the 1996 Act, local telephone companies had state-protected monopolies for the provision of local and intrastate toll telephone service. This precluded other companies from offering the same services over wire. Since 1980, however, cellular telephone companies could provide local telecommunications service that, to a limited extent, replaced local wired telephone service. In addition, telephone companies were precluded from providing cable TV services in their telephone service territories unless they operated in communities of less than 10,000 persons or received a waiver from the FCC.

  The 1996 Act broke down these industry segment barriers. States are now precluded from preventing other companies from offering local and intrastate toll telephone services. It also permits telephone companies to provide cable TV service within their service territories. The 1996 Act also opens up other telecommunications segments to competition by a greater number of industry segments. For example, Bell operating companies can now qualify to enter the long distance business in their own telephone service territories. The collective impact of these pro-competition laws will be to increase both the opportunities and risks for all industry segments and players, including Vitelco.

  Vitelco's previous protection as the sole provider of wired local telephone service in the U.S. Virgin Islands is no longer in effect. Therefore, Vitelco may be subject to competition in the provision of its local telephone services in the future. No company currently is providing competing wired local telephone services in the U.S. Virgin Islands. Two cellular companies are currently operating in the U.S. Virgin Islands, one of which is controlled by Vitelco's parent company, ATN-VI. A third company, operating from the British Virgin Islands, provides cellular service to boats in U.S. Virgin Islands waters. Additional wireless providers, using personal communications service frequencies, have been awarded FCC licenses and may become operational in the future. One such company executed an interconnection agreement with Vitelco in June 1997.

  AT&T recently completed the installation of an underwater fiber optic cable connecting St. Croix to St. Thomas, where the connection between the two islands had heretofore been solely by Vitelco's microwave facilities. The terms and conditions of the cable license do not prohibit AT&T or other carriers from routing telephone calls over the cable. Thus, some traffic between these islands may be provided on facilities other than Vitelco's, and may reduce access charges that otherwise would be paid to Vitelco.

  Vitelco is also required under the 1996 Act to provide potential competitors with interconnection to Vitelco's telephone network to enable others to offer telecommunications services, including local telephone service.

  Pursuant to Section 251(b) of the 1996 Act, local exchange carriers ("LECs"), including both existing telephone companies and new competitive carriers, are required to (i) allow others to resell their services at retail rates, (ii) ensure that customers can keep their telephone numbers when changing carriers, (iii) ensure that competitors' customers can use the same number of digits when dialing and to provide nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing, (iv) ensure access to telephone poles, ducts, conduits and rights of way and (v) compensate competitors for the competitors' costs of completing calls to competitors' customers. Competitors are required to compensate the local telephone company for the cost of providing these interconnection services.

  Pursuant to Section 251(f)(2), Vitelco, as a small carrier, is eligible to request exemption, suspension or modification of any or all of these Section 251(b) requirements from the PSC. Vitelco expects to request such exemption, suspension or modification from some or all of these requirements in the future. The PSC may grant such a petition to the extent that it determines that such suspension or modification is necessary to avoid a significant adverse economic impact on telecommunications users, to avoid imposing a requirement that is unduly economically burdensome or to avoid imposing a requirement that is technically infeasible and that such suspension or modification is consistent with the public interest. It is not known at this time how the PSC will respond to such a request. If the PSC denies some or all of that request and if the PSC does not allow Vitelco adequate compensation for the costs of providing the interconnection, Vitelco's costs could increase. In addition, with such a denial, competitors could enjoy benefits that would make their services more attractive than if they did not receive such interconnection rights.

  Pursuant to Section 251(c) of the 1996 Act, incumbent LECs ("ILECs"), which only include local telephone companies like Vitelco, are required to (i) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point, (ii) unbundle and provide nondiscriminatory access to network elements (e.g., local loops, switches and transport facilities) at nondiscriminatory rates and on nondiscriminatory terms and conditions, (iii) offer their retail services for resale at wholesale rates, (iv) provide reasonable notice of changes in the information necessary for transmission and routing of services over the ILEC's facilities or to information necessary for interoperability and (v) to provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to unbundled network elements at the premises of the ILEC. Competitors are required to compensate the local telephone company for the cost of providing these interconnection services.

  Pursuant to Section 251(f)(l), Vitelco, as a rural carrier, is automatically exempt from Section 251(c)'s interconnection requirements. This exemption can be lifted or modified by the PSC if a competing carrier files a bona fide request for such interconnection. No such request is pending before the PSC. If such a request is filed, Vitelco would ask the PSC to retain the exemption. The PSC may grant such a petition to the extent that it determines such interconnection request is not unduly economically burdensome, is technically feasible and is consistent with universal service obligations. It is not known how the PSC would rule on these requests. If the PSC lifts such exemption in whole or in part and if the PSC does not allow Vitelco adequate compensation for the costs of providing the interconnection, Vitelco's costs could significantly increase and it could suffer a significant loss of customers to competition. Finally, the FCC issued an order in May 1997 that directed that incumbent local exchange carriers could not impose access charges on long distance and other carriers that purchased unbundled network elements from the incumbent. This decision could serve to reduce access revenues for Vitelco and other incumbents. Several parties have appealed this and other aspects of the FCC's May 1997 order, but Vitelco is unable to determine the outcome of such appeals at this time.

  The risk to Vitelco from competitive entry for local telephone services must be weighed against any new opportunities Vitelco could take advantage of in terms of new service offerings, such as interstate, Internet access, personal communications or other wireless service, cable TV or international services. These new service offerings could produce revenues that could offset lost revenues due to local service competition.


REGULATION

  ECI's long-distance access services and its radio-based services in the U.S. Virgin Islands are regulated by the FCC and Vitelco's local telephone service in the U.S. Virgin Islands is regulated by the PSC. The 1996 Act may significantly change many aspects of the regulation of Vitelco's business.

  Franchise. Vitelco provides basic local telephone service in the U.S. Virgin Islands pursuant to a franchise granted by the government of the Virgin Islands on October 9, 1959. The franchise is for an indefinite term unless and until terminated by the government of the U.S. Virgin Islands upon two years' prior written notice. In the event of such a termination, the franchise provides that the U.S. Virgin Islands government shall expropriate the entire business, plant and facilities of Vitelco. Vitelco has no reason to believe that the government of the U.S. Virgin Islands intends to exercise its right of termination in the foreseeable future. Vitelco derives local telephone service revenues from fixed monthly local service charges to subscribers at rates regulated by the PSC.

  The FCC. The FCC has jurisdiction over the rates for access services provided by local exchange carriers to long-distance carriers, as well as other matters relating to these services and has established a system of access charges to compensate local exchange carriers for the costs of originating and terminating long-distance services, including a fair return on investment. The FCC established the National Exchange Carrier Association, Inc. ("NECA") to prepare and file access charge tariffs for both traffic sensitive and non-traffic sensitive rate elements on behalf of all telephone companies that do not file separate tariffs or concur in a joint access tariff of another telephone company for all access elements and to administer the Universal Service Fund ("USF"), a pool funded by long-distance carriers, which is intended to assist local exchange carriers with higher than average non-traffic sensitive costs. Vitelco files its own access tariff with the FCC, which specifies Vitelco's charges to long-distance carriers for traffic sensitive access elements and references the NECA tariff for non-traffic sensitive access elements. Vitelco participates in and receives reimbursement from the non-traffic sensitive access charge revenue pool administered by NECA.

  The non-traffic sensitive portion of Vitelco's costs allocated to long-distance service is recovered through (i) flat-rate per line monthly access charges to subscribers and (ii) allocations to Vitelco from NECA's non-traffic sensitive pool of receipts from long-distance carriers. The revenues derived from the USF are considered to be local revenues for ratemaking purposes, rather than long-distance revenues, thereby reducing the rates payable by local subscribers.

  In May 1997, the FCC issued a decision modifying its rules and policies governing interstate exchange access services of incumbent local exchange carriers. That decision applied, with limited exceptions, solely to incumbent local exchange carriers who are governed by the FCC's price cap system of regulation. As regards incumbent local exchange carriers (such as Vitelco) who are subject to federal rate-of-return regulation, the FCC stated that it plans to initiate a separate access reform proceeding in 1998. Vitelco is not in a position to speculate on what reforms the FCC will propose in that proceeding or what impact such reforms might have on the Company's business. Vitelco also is not in a position to speculate on the outcome of the pending petitions for reconsideration or the court appeals filed by various parties regarding the FCC's May 1997 decision.

  In May 1997, the FCC also issued a decision modifying its federal universal service rules and policies pursuant to Section 254 and other provisions of the new law. In that decision, the FCC adopted rules defining universal service, establishing the eligibility criteria for carriers other than incumbent local exchange carriers to receive universal service support, establishing the criteria to determine which carriers must contribute to universal service support and the manner in which such contributions will be determined and administered, moving long term support from interstate exchange access charges to universal service support, and establishing new universal service mechanisms for schools, libraries and health care providers. At the present time, no carrier other than Vitelco qualifies to receive federal universal service support in the U.S. Virgin Islands.

  With respect to federal high cost support, the FCC held that rural carriers in high cost areas, such as Vitelco, should continue to receive universal service support through existing mechanisms, with some modifications, based upon such carriers' embedded costs. As stated in the FCC's May 1997 and subsequent decisions, those modifications include, among other things, an indexed cap on the growth of the high cost fund and limitations on the corporate operations expenses that qualify for universal service support. Such modifications limit the federal universal service support available to Vitelco now and in the future and could adversely impact Vitelco's operations in the future. Additionally, until the FCC has ruled on pending reconsiderations of these decisions, the final outcome remains uncertain.

  The FCC endorsed the policy that universal service support for all high cost carriers should be determined based upon forward-looking economic costs rather than embedded costs. However, the FCC deferred adopting such a requirement for rural carriers such as Vitelco pending further FCC and other proceedings. The FCC stated that it would commence a proceeding by October 1998 to establish a forward-looking economic cost mechanism for rural carriers. The FCC stated that any such requirement that it might adopt in the future would not apply to rural carriers such as Vitelco until at least January 1, 2001. Vitelco believes that, while the use of forward-looking economic cost mechanisms to determine universal service support could have an adverse impact upon Vitelco, it would be premature for Vitelco to predict the potential impact of the FCC's new and prospective universal service rules and policies.

  With respect to rural carriers serving insular areas, the FCC deferred deciding whether such carriers should be required to shift to universal service support mechanisms based upon forward-looking economic costs at the same time as other rural carriers. Various parties have filed petitions for reconsideration and appeals of the FCC's decision adopting universal service rules and policies. Vitelco is unable to predict the impact that these future decisions might have upon its business interests.

  Cellular licenses and other public land mobile licenses are issued by the FCC for a term of ten years. Near the conclusion of the term, licensees must file applications for renewal to obtain authority to operate for an additional ten-year term. These applications may be denied for cause and other parties may file competing applications for the authorization. On March 11, 1993, the FCC adopted an order regarding the standards to be applied in cellular license renewal proceedings, which may involve a hearing if qualified competitors for the authorization file applications.

  The PSC. Vitelco's local telephone operations, including the services offered and the rates for those services, are subject to the jurisdiction of the PSC, which has jurisdiction over public utilities and transportation in the U.S. Virgin Islands pursuant to Title 30 of the U.S. Virgin Islands Code. Under Title 30 of the U.S. Virgin Islands Code and the rules and regulations promulgated thereunder, Vitelco is allowed to charge local service rates that will permit it to earn a reasonable return on investment and to recover its operating expenses. The rate of return is the amount of money earned by a utility in excess of operating costs, stated as a percentage of the utility's rate base, which is the value of the utility's property devoted to the provision of telephone service minus accumulated depreciation. The rate of return must be adequate to permit the utility to maintain its credit and to attract new capital. Vitelco may file new rates thirty days prior to the time the rates are intended to be effective. The new rates will become effective unless the PSC suspends them and initiates an investigation into their reasonableness. If the PSC determines that the proposed rates are unreasonable, the PSC may order that rates for the future be reduced. The PSC also may initiate an investigation of existing rates if it believes that these rates are unreasonable. In May 1997, Vitelco received a five year rebate of 90% of its Virgin Islands income taxes and 100% of its Virgin Islands gross receipts, excise and property taxes from the Virgin Islands Industrial Development Commission. On October 9, 1997, the PSC appointed counsel to evaluate the impact such rebate has on Vitelco's rate of return. It is unknown whether the PSC will initiate a proceeding to modify Vitelco's rates as a result of this evaluation.

  Between 1987, when ECI's predecessor acquired Vitelco, and 1992, ECI's predecessor and certain of its subsidiaries were involved in numerous legal and administrative proceedings with the PSC and entered into several settlement agreements with the PSC. These agreements resulted in rate reductions in 1989 (retroactive to 1988) and September 1, 1992. The latest agreement between Vitelco and the PSC with respect to rates provided that Vitelco's local rates would remain unchanged until January 1, 1995 at the earliest and that, if Vitelco earned more than an 11.5% return on its local rate base during the years 1993 to 1994, it would reduce its local rate base (and telephone plant on which depreciation is computed) in the following years by an amount equal to 50% of such excess earnings. These agreements also (i) require the prior approval of the PSC for any direct or indirect transfer of 51% or more of Vitelco's common stock, (ii) contain certain restrictions on intercompany transactions between Vitelco and its affiliated companies and on advisory fees, (iii) prohibit loans to or payments on behalf of affiliated companies by Vitelco, (iv) where allocation of expense between Vitelco and an affiliate is necessary, require the affiliate to repay Vitelco within 60 days with interest at 1% above the prime rate, (v) require Vitelco to maintain an equity ratio of 25%, (vi) except for payments to service ATN-VI's debt obligations to the Rural Telephone Finance Cooperative (the "RTFC"), prevent Vitelco from paying dividends in excess of 60% of net income so long as its equity ratio is below 40%, (vii) except for payments to service ATN-VI's debt obligations to RTFC, prohibit from paying any dividends if its equity ratio falls below 25% and (viii) require that the chief executive officer of Vitelco not be an employee, executive or member of the board of directors of any affiliate of Vitelco or have any ownership interest in excess of 5% in any affiliate of Vitelco and that such chief executive officer be allowed the normal range of discretion for a chief executive officer of a public utility. Although the latest agreement between Vitelco and the PSC essentially expired on January 1, 1995, Vitelco has been operating since that date at the rates established in that agreement.

  The PSC does not currently regulate cellular telephone service or rates; however, in April 1993, the PSC reopened a proceeding, originally initiated in 1990, to consider whether and to what extent to regulate cellular rates and services and whether to direct Vitelco to tariff interconnection rates. On August 10, 1993, Congress enacted an amendment to the Communications Act of 1934 that preempts state regulation of cellular rates and entry. Although states may petition the FCC to continue or initiate rate regulation, the FCC has stated that a petitioning state will have to clear substantial hurdles to be allowed to regulate rates for cellular service. The Company knows of no PSC interest in filing such a petition with the FCC.

TAXATION

  United States. As a U.S. corporation, ECI is subject to U.S. federal income tax on its worldwide net income, currently at rates up to 35%. ECI's Virgin Islands subsidiaries are classified as controlled foreign corporations ("CFCs") for purposes of the Subpart F provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Under those provisions, ECI may be required to include in income certain earnings and profits ("E&P") of a CFC subsidiary at the time such E&P are earned by the subsidiary, or at certain other times, prior to their being distributed to ECI. Pursuant to the foreign tax credit provisions of the Code, and subject to complex limitations contained in those provisions, ECI is entitled to credit foreign withholding taxes on dividends or interest received, and foreign corporate income taxes of its subsidiaries paid with respect to income distributed as dividends or deemed distributed under Subpart F from such subsidiaries, against ECI's U.S. federal income tax. The 10% Virgin Islands withholding tax applicable to dividends from the Virgin Islands is likely to constitute an additional cost of distributing any such dividends, because, after credit for allocable Virgin Islands corporate tax, ECI may not benefit from the potential credit for the withholding tax.

  A U.S. corporation is classified as a Personal Holding Company ("PHC") if
(a) more than 50% of its capital stock is owned directly or indirectly by or for five or fewer individuals (or pension plans); and (b) at least 60% of its adjusted ordinary gross income consists of certain types of income (principally passive income, including interest and dividends) included in the Code definition of "PHC Income." For any taxable year that a corporation is a PHC, the "undistributed personal holding company income" of such corporation for that year (i.e., net income as reflected on the corporation's U.S. corporate income tax return, with certain adjustments, minus, in general, federal income tax and dividends distributed or deemed distributed for this purpose) would be subject to an additional PHC tax of 39.6%. ECI does not believe that it will satisfy the income criterion for classification as a PHC.

  U.S. Virgin Islands. Although the U.S. Virgin Islands is a taxing jurisdiction separate from the United States, the Code is the controlling taxing statute in the U.S. Virgin Islands, with the words "Virgin Islands" substituted for the words "United States" where appropriate. A corporation organized under the laws of the U.S. Virgin Islands is generally taxed at a 35% marginal rate on its worldwide income, subject to reduction by foreign tax credits, if available, plus a surcharge equal to 10% of the basic tax (i.e., an additional 3.5%). A corporation that is not organized under the laws of the U.S. Virgin Islands is generally subject to corporate income tax at a 35% rate, plus an additional 3.5% surcharge, on income effectively connected with a trade or business in the U.S. Virgin Islands, and to an 11% branch profits tax on effectively connected earnings and profits which are not reinvested in its U.S. Virgin Islands trade or business. Corporations not organized in the U.S. Virgin Islands are generally subject to a 10% U.S. Virgin Islands withholding tax on interest or dividends received from sources within the U.S. Virgin Islands (other than any dividends received from a corporation not organized under the laws of the U.S. Virgin Islands). Further, Section 1274(b) of the Tax Reform Act of 1986 authorized the U.S. Virgin Islands to enact non-discriminatory local income taxes. Corporations and other taxpayers are also generally subject to property, gross receipts, excise and stamp taxes in the U.S. Virgin Islands. Under the U.S. Virgin Islands Industrial Development Commission (the "IDC"), the U.S. Virgin Islands may offer tax benefits to qualifying businesses for the purpose of promoting the growth, development and diversification of the U.S. Virgin Islands economy.

  ATN-VI, Vitelco, VitelCellular and, until its merger into ATN-VI, Vitelcom (the "ATN-VI Group") file consolidated income tax returns in the U.S. Virgin Islands. Pursuant to the IDC and subject to the satisfaction of certain conditions by Vitelco, Vitelco was granted the following tax benefits through September 30, 1996: (i) a rebate of 11.25% of Vitelco's U.S. Virgin Islands income tax, income tax surcharge and customs duties and other taxes on raw materials which are attributable to the operations of Vitelco; and (ii) an exemption from 12.5% of Vitelco's U.S. Virgin Islands real property, gross receipts and excise taxes. The amount of these benefits in 1997 was $0. In May 1997, Vitelco was granted a rebate of 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes for the five year period beginning October 1, 1998. On October 9, 1997 the PSC instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

  Dividends from ATN-VI to ECI and interest payments from any member of the ATN-VI Group of companies to ECI or any affiliates not organized in the U.S. Virgin Islands may be subject to a 10% U.S. Virgin Islands withholding tax.

EMPLOYEES

  At December 31, 1997, Vitelco employed approximately 397 individuals. Approximately 268 of Vitelco's employees are represented by the United Steel Workers of America (the "Steel Workers"). Vitelco's contract with the Steel Workers expires on September 30, 1999.

ITEM 2. PROPERTIES.

  At December 31, 1997, Vitelco, VitelCellular and Vitelcom utilized approximately 132,000 square feet of building space on approximately 16 acres of land in various locations throughout the U.S. Virgin Islands. Of this space, approximately 116,000 square feet of building space on approximately 12 acres was owned (subject to a first priority security interest securing certain indebtedness to the RTFC and the Rural Utilities Service, an agency of the U.S. government (the "RUS")) and 16,000 square feet on approximately 4 acres was leased. Vitelco carries insurance in an aggregate amount of $50 million against damage to any of its property and business interruption insurance for damage to any of its properties other than telephone poles, cables and lines ("outside plant"). In addition, ATN-VI has insurance with respect to its outside plant in the amount of $30 million per storm and $55 million in the aggregate.

  Vitelco's network system principally utilizes the ITT System 1210 Digital Switch (the "1210 Switch") interconnected by fiber optic cable (on an intra-island basis) and digital microwave radio (on an inter-island basis). In addition, in January 1989, Vitelco purchased a DMS-100 switch (the "DMS-100 Switch") from Northern Telecom (CALA) Corporation and installed the switch in July 1989 in its main office in St. Thomas. The DMS-100 Switch has increased Vitelco's capacity to serve access lines.

  VitelCellular's system in the U.S. Virgin Islands consists of four full power cell sites and one high power enhancer on St. Thomas, a full power cell site and a high power enhancer on St. John, and two full power cell sites and one high power enhancer on St. Croix, which cover most of the land area of the islands and the surrounding waters. Despite the small land area of the islands, the mountainous terrain requires multiple radio sites for adequate coverage. The mobile telephone switching office that controls all of the radio sites is located on St. Thomas. All of VitelCellular's switching equipment is manufactured by Northern Telecom, Inc.

ITEM 3. LEGAL PROCEEDINGS.

  ECI is not currently party to any legal proceedings which are expected to have a material adverse effect on its financial condition or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

  No matter was submitted to a vote of ECI's security holders during the fourth quarter of the fiscal year covered by this report.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

  ECI's Common Stock began trading on the American Stock Exchange (symbol "ECM") on December 31, 1997.

  The high and low prices of ECI's Common Stock for the period ended March 26, 1998 were $8 3/4 and $6 1/2, respectively.

  The Company has not paid cash dividends in the past and does not intend to pay cash dividends in the foreseeable future.

ITEM 6. SELECTED FINANCIAL DATA.

  The following selected historical financial data of the Company and its subsidiaries as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 have been derived from ECI's audited consolidated financial statements. The Company's selected historical consolidated financial data should be read in conjunction with the ECI's audited consolidated financial statements and related notes thereto, as of December 31, 1997 and for each of the three years in the period ended December 31, 1997. All dollar amounts are in thousands, except per share data.

             SELECTED STATEMENT OF OPERATIONS DATA OF THE COMPANY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         YEAR ENDED DECEMBER 31,
                               ------------------------------------------------
                                 1993      1994      1995      1996      1997
                               --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Telephone operations (1)....  $102,200  $134,867  $184,632  $206,002  $182,349
 Cellular services...........     2,808     3,616     5,910     5,480     3,663
 Product sales and rental....     4,489     4,879     5,128     5,435     4,942
                               --------  --------  --------  --------  --------
 Total revenues..............   109,497   143,362   195,670   216,917   190,954
Expenses:
 Telephone operations........    66,307    89,320   130,575   155,174   134,401
 Cellular services, product
  sales and rental expenses..     5,747     6,553     8,399     8,231     7,957
 General and administrative
  expenses...................    12,921     9,341    10,219     9,458    12,168
                               --------  --------  --------  --------  --------
 Total operating expenses....    84,975   105,214   149,193   172,863   154,526
                               --------  --------  --------  --------  --------
Income from operations.......    24,522    38,148    46,477    44,054    36,428
Other income and expense:
 Loss on split-off of ATN....       --        --        --        --    (45,041)
 Interest expense............   (12,041)  (13,044)  (12,511)  (11,289)  (10,548)
 Interest income.............       204       246       971       458       351
                               --------  --------  --------  --------  --------
 Total other income and
  expense....................   (11,837)  (12,798)  (11,540)  (10,831)  (55,238)
                               --------  --------  --------  --------  --------
Income (loss) before income
 taxes and minority
 interest....................    12,685    25,350    34,937    33,223   (18,810)
Income taxes (expense)
 benefit (2).................    (5,458)  (10,465)  (15,250)  (13,039)      897
Minority interest............    (1,030)   (1,743)   (2,477)   (2,177)   (1,340)
                               --------  --------  --------  --------  --------
Income (loss) from continuing
 operations..................  $  6,197  $ 13,142  $ 17,210  $ 18,007  $(19,253)
                               ========  ========  ========  ========  ========
Basic net income (loss) per
 share from continuing
 operations..................  $   0.50  $   1.07  $   1.40  $   1.47  $  (1.57)
Dividends per share..........  $   0.20       --        --        --        --
Weighted average number of
 shares......................    12,273    12,273    12,273    12,273    12,269

                  SELECTED BALANCE SHEET DATA OF THE COMPANY

                                             AT DECEMBER 31,
                               ------------------------------------------------
                                 1993      1994      1995      1996      1997
                               --------  --------  --------  --------  --------
BALANCE SHEET DATA:
Fixed assets, net............  $249,415  $242,548  $226,660  $251,996  $154,096
Total assets.................   336,564   340,113   371,939   389,324   224,308
Short-term debt (including
 current portion of
 long-term debt).............    19,362    19,249    24,841    30,095    28,227
Long-term debt, net..........   152,453   141,214   128,362   116,227   105,138
Stockholders' equity.........   101,300   114,861   130,956   149,791    58,770

--------
(1) In September 1997, the Guyana High Court denied an order which the Consumer Advisory Bureau had sought to temporarily enjoin GT&T from putting into effect a surcharge to recover approximately $9.5 million of lost revenues over a period of 18 months relating to an October 1995 PUC order which temporarily reduced rates for outbound long-distance calls to certain countries. These reduced rates were in effect for the period of October 1995 through January 1997. In January 1997, on an appeal by GT&T, the Guyana High Court voided the PUC's order in regards to the reduced rates described above and rates were returned to the rates in existence in October 1995. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits. The Company has recognized the approximately $9.5 million of lost revenues in the year ended December 31, 1997.
(2) In May 1997, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in tax rates applicable to Vitelco during the benefit period. This change resulted in the Company recording a non-recurring credit to income tax expense of approximately $12 million ($.98 per share) in the year ended December 31, 1997.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.

SPLIT OFF TRANSACTION

  On December 30, 1997, ATN split off into two separate public companies pursuant to the Split Off Transaction. One company, ECI contains all the predecessors telephone operations in the U.S. Virgin Islands. The other, ATN, continues to own the business and operations in Guyana. Because ECI was the larger of the two entities, ATN was deemed the split-off entity and ECI was deemed the successor company. Consequently, the historical financial statements of ECI prior to the Split Off Transaction reflect those of the consolidated group and include the operations in Guyana.

  The Split Off Transaction was a non pro-rata split off and was accounted for at fair value as evidenced by the market capitalization of ATN subsequent to the Split Off Transaction. Accordingly, the loss on fair valuation of the net assets of ATN has been included in the consolidated statement of operations.

  Subsequent to the split-off, ECI will no longer include the operations or financial results of the Guyana subsidiary GT&T. Pro-forma results of operations for the year ended December 31, 1997 as if GT&T had been split-off as of December 31, 1996 are presented below. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Split Off Transaction had occurred at the beginning of the period indicated, nor is it necessarily indicative of future operating results. All figures are in thousands, except per share data.

      Revenues......................................................... $73,339
      Expenses (1).....................................................  55,403
                                                                        -------
        Income from Operations......................................... $17,936
      Other income and expense.........................................  (8,038)
      Income Taxes.....................................................  (8,391)
        Pro-Forma Net Income (2)....................................... $18,289
                                                                        -------
      Income per share................................................. $  1.67
                                                                        -------
      Pro forma average shares outstanding.............................  10,959
                                                                        =======

--------
(1) Includes an allocation of the total general and administrative cost ECI shared with ATN. Such costs are not necessarily indicative of the costs that would have been incurred if the companies had been operated as unaffiliated entities. It is not practical to estimate these costs on a stand-alone basis.
(2) Includes approximately $12 million ($1.09 per share) of IDC benefits for the year ended December 31, 1997. See footnote H to ECI's consolidated financial statements for additional information.

INTRODUCTION

  The Company's revenues and income from continuing operations have been derived principally from the operations of its telephone subsidiaries, Vitelco and, prior to the Split Off Transaction, GT&T. Vitelco derives most of its revenues from local telephone and long-distance access services. GT&T derives almost all of its revenues from international telephone services. Other operations in the Company's historical Consolidated Statements of Operations include: Vitelcom Cellular, Inc. d/b/a VitelCellular, which provides cellular telephone service in the U.S. Virgin Islands; and, until its merger into ATN-VI, Vitelcom, which supplies customer premises equipment in the U.S. Virgin Islands.

  The principal components of operating expenses for the Company's telephone operations are plant specific operations expenses, plant non-specific operations expenses, customer operations expenses, corporate operations expenses, long-distance expenses and taxes other than income taxes. These categories are consistent with FCC accounting practices. Plant specific operations expenses relate to support and maintenance of telephone plant and equipment and include vehicle expense, land and building expense, central office switching expense and cable and wire expense. Plant non-specific operations expenses consist of depreciation charges for telephone plant and equipment and expenses related to telephone plant and network administration, engineering, power, materials and supplies, provisioning and plant network testing. Customer operations expenses relate to marketing, providing operator services for call completion and directory assistance, and establishing and servicing customer accounts. Corporate operations expenses include Vitelco's and GT&T's expenses for executive management and administration, corporate planning, accounting and finance, external relations, personnel, labor relations, data processing, legal services, procurement and general insurance. International long-distance expenses consist principally of charges from international carriers for outbound international calls from Guyana and payments to audiotext providers from whom GT&T derives international audiotext traffic. Taxes other than income taxes include gross receipts taxes, property taxes, and other miscellaneous taxes. Cellular services and product sales and rentals expense includes the operating expense of VitelCellular and Vitelcom. General and administrative expenses consist principally of parent company overheads and amortizations.

RESULTS OF OPERATIONS

 Years ended December 31, 1997 and 1996

  Operating revenues for the year ended December 31, 1997 were $191.0 million as compared to $216.9 million for the prior year, a decrease of $25.9 million, or 12%. The decrease was due principally to a $30.6 million decrease in GT&T's operating revenues and a $1.9 million decrease in VitelCellular's operating revenues. These decreases were partially offset by a $7.0 million increase in Vitelco's operating revenues.

  The $30.6 million decrease in GT&T's operations was primarily due to a $44.0 million decrease in audiotext traffic revenues partially offset by a $14.3 million increase in outbound international revenues. The $44.0 million decrease in audiotext traffic revenues for the year ended December 31, 1997 was primarily due to reduced audiotext traffic. GT&T's volume of audiotext traffic fluctuated between 9 and 10 million minutes per month in 1996, while the monthly volume of audiotext traffic in 1997 averaged about 20% less. The reduction in traffic volume accounted for approximately $21.3 million, or 48% of the $44.0 million decrease in audiotext revenues. Fifteen percent of the decline in audiotext traffic in 1997 resulted from approximately $6.6 million chargebacks from a carrier. The remaining decrease in audiotext revenues results from a combination of the following factors: the mislabeling of the origin of certain traffic, changes in the traffic mix, certain accounting rate reductions, and the strength of the U.S. dollar against certain foreign currencies. Mislabeling of the origin of traffic occurs when a carrier reports traffic as coming from one country when it actually originated in another. Changes in traffic mix refers to the mix between countries of origins which have different accounting rates and accounting rate reductions occur when the Company and a foreign administration (telephone company) agree to a change in rates.

  Outbound international revenues at GT&T for the year ended December 31, 1997 were $26.6 million, an increase of $14.3 million, from $12.3 million for the prior year. The increase was principally a result of the recognition of $9.5 million in revenues relating to outbound international long distance revenues for the period from October 1995 to January 1997. In September 1997, the Guyana High Court denied an order which sought to temporarily enjoin GT&T from putting into effect a surcharge to recover the approximately $9.5 million over a period of 18 months. GT&T put such surcharge into effect on October 1, 1997 pending an ultimate trial on the merits, and the Company recognized the approximately $9.5 million of lost revenues in the third quarter of 1997. The balance of the increase is attributable to the restoration in January 1997 of the higher rates that were in effect in October 1995, even though traffic volumes were approximately 19% lower in 1997 compared to the prior year.

  Vitelco's telephone operations revenues for the year ended December 31, 1997 were $64.7 million, an increase of $7.0 million, from $57.7 million for the prior year. This increase is primarily the result of the completion of the recovery from Hurricane Marilyn in September 1995 and an increase in Universal Service Fund revenues of $2.9 million as a result of increased investment in net fixed assets. At December 31, 1997, Vitelco had 62,140 lines in service compared to 59,470 at December 31, 1996.

  Operating expenses for the year ended December 31, 1997 were $154.5 million, a decrease of $18.3 million, or 11%, from consolidated operating expenses of $172.9 million for the prior year. This decrease was due principally to decreases in audiotext and outbound traffic expenses at GT&T of $24.4 million in 1997 due to decreased traffic volumes. Partially offsetting these decreases were increases in plant non-specific expenses resulting from increased plant in service. General and administrative expenses increased $2.7 million for 1997. The increase in general and administrative expense for 1997 is principally due to a $1.3 million charge related to the suspension of the acquisition of the Congo national phone system in the second quarter of 1997.

  Income from operations decreased $7.6 million in 1997 as a result of those factors affecting operating revenues and expenses discussed above. Including the $9.5 million of outbound international long distance revenues related to the surcharge put into effect October 1, 1997, as discussed above, GT&T's contribution to income from operations decreased by $8.5 million, or 25%, in 1997. Vitelco's contribution to income from operations increased by $5.2 million, or 31% for the year ended December 31, 1997. Income from Cellular Services and Product Sales decreased $2.0 million in 1997 principally due to a decrease in cellular service revenues.

  As indicated in the discussion of the Split-Off Transaction above, the loss recorded in 1997 on the split off of ATN on December 30, 1997 was $45.0 million. Net interest expense decreased $634,000 for the year due to reduced average debt. Income before income taxes and minority interest decreased $7.0 million to $26.2 million in 1997. As discussed in Note H to the Consolidated Financial Statements, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has adjusted its deferred tax assets and liabilities to reflect the change in the tax rates applicable to Vitelco during the benefit period. This change has resulted in the Company recording a non-recurring credit to income tax expense of approximately $12 million. The effect of the tax exemption on future current taxes payable during the benefit period will be reflected in the Company's financial statements during the benefit period. On October 9, 1997 the Virgin Islands Public Service Commission ("PSC") instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

  Before giving effect to the change in deferred taxes and the non-deductible loss on the split-off and fair valuation of ATN, as discussed above, the Company's effective tax rate for the years ended December 31, 1996 and 1997 were 39.2% and 41.1%.

  The minority interest in earnings consists primarily of the Guyana government's 20% interest in GT&T.


 Years ended December 31, 1996 and 1995

  Operating revenues for the year ended December 31, 1996 were $216.9 million as compared to $195.7 million for the prior year, an increase of $21.2 million (11%). The increase was due principally to a $14.9 million increase in audiotext traffic revenues at GT&T and a $4.3 million increase in local exchange and access charges at Vitelco for the year ended December 31, 1996. Vitelco's telephone operations revenues increased $4.3 million for the year ended December 31, 1996, principally as a result of restored lines in service to pre-Hurricane Marilyn levels. Hurricane Marilyn struck the Virgin Islands putting approximately 37,800 of Vitelco's approximately 60,000 access lines out of service on September 15, 1995. At December 31, 1996 Vitelco had 59,470 lines in service.

  Operating expenses increased $23.7 million (16%) for the year ended December 31, 1996. This increase was due principally to increases in audiotext and outbound traffic expenses at GT&T of $20.1 million due to increased traffic volume. As a result of a rate decrease ordered by the Guyana PUC on October 11, 1995, GT&T's outbound international traffic increased by approximately 44% during the year ended December 31, 1996 resulting in an approximately $6.5 million increase in outbound traffic expenses. An additional factor contributing to the increase in operating expenses was plant specific expense which increased as a result of increased plant in service, although certain expenses at Vitelco were reduced in the first quarter of 1996 as Vitelco's work force was shifted from maintenance activities to repairing the damage caused by Hurricane Marilyn.

  Overall, income from telephone operations decreased $3.2 million (6%) for the year ended December 31, 1996. The decrease occurred principally because of negative margins on outbound traffic at GT&T which in turn, was caused principally by rate decreases ordered by the PUC in October 1995. In January 1997, the Guyana High Court voided the PUC's order and permitted GT&T to restore its rates for outbound traffic to their pre-October 1995 level. While these rates are also less than the associated outbound expense, had these rates been in effect throughout 1996, the Company estimates that GT&T's income from telephone operations in 1996 would have been approximately $8.5 million greater than it was, assuming GT&T's volume of traffic remained unchanged. Audiotext traffic increased 20.7 million minutes and other GT&T inbound paid and outcollect traffic increased 2.4 million minutes for the year ended December 31, 1996. These revenue increases at GT&T were more than offset by increased international long distance, plant, and other operating expenses. This resulted in a decrease in GT&T's contribution to income from telephone operations of $4.6 million (12%) for the year ended December 31, 1996. This was offset by a $1.4 million increase in the contribution to income from telephone operations at Vitelco caused by the restoration of lines in service after Hurricane Marilyn's impact discussed above.

  GT&T's audiotext traffic increased sharply in the first 8 months of 1995 hitting a peak of 11.7 million minutes for the month of August 1995. From August 1995 through December 1996 audiotext traffic fluctuated between approximately 9 million and 11 million minutes per month. Profit margins from this traffic decreased approximately 4% in 1996 principally due to a shift in traffic mix to less profitable countries and reductions some in accounting rates. In addition, margins are expected to decrease in the future as certain foreign carriers insist that terminating carriers of audiotext traffic bear a portion of the risk of non-collection associated with such traffic.

  Net interest expense declined $709,000 due to decreased interest rates and lower outstanding debt. This resulted in income before income taxes and minority interest decreasing $1.7 million (5%) for the year ended December 31, 1996.

  The Company's effective tax rate for the year ended December 31, 1996 was 39.2% as compared to 43.6% for the prior year. The $2.2 million decrease in income tax expense is principally due to lower taxable income at GT&T which has a higher effective tax rate than the balance of the Company.

  The minority interest in earnings consists primarily of the Guyana government's 20% interest in GT&T.

LIQUIDITY AND CAPITAL RESOURCES

  ECI depends upon funds received from its subsidiaries to meet its capital needs, including servicing debt and financing of any future acquisitions. As a result of the split-up of ATN in two separate public companies, the Company's capital resources have changed significantly, and the Company has fewer resources and significantly reduced operations for the near term. However, the Company believes existing liquidity and capital resources will be adequate to meet current operating needs.

  In connection with the Split Off Transaction, ECI assumed approximately $5.5 million of bank debt of ATN, of which $5.5 million was outstanding at December 31, 1997 under a short-term credit facility which matures October 1, 1998. The Company's primary sources of funds are management fees, repayment of loans, interest from ATN-VI, and dividends from ATN-VI.

  In connection with the Split Off Transaction, ATN-VI borrowed approximately $17.4 million, net, from the RTFC under a 15 year credit facility (the "1997 RTFC Credit Facility"). This facility provides for quarterly amortization of principal and interest of approximately $500,000. At December 31, 1997, $17.4 million, net, was outstanding under this credit facility, which bears interest at a variable rate, which was 6.65% at December 31, 1997. In addition to the 1997 RTFC Credit Facility, ATN-VI had other outstanding borrowings from the RTFC of $15.6 million, net, at December 31, 1997, of which $1.3 million bears interest at a variable rate, which was 6.65% at December 31, 1997, and $14.3 million bears interest at a fixed rate of 8%.

  ATN-VI's loan agreements with the RTFC limit the payment of dividends by ATN-VI to ECI unless ATN-VI meets certain financial ratios, which were met at December 31, 1997, and, after payment of the dividend ATN-VI's stockholders' equity is greater than 30% of total assets. ATN-VI's loan agreements with the RFTC contain covenants that restrict ATN-VI from, among other things: (i) with certain exceptions, engaging in consolidations, mergers and sales of assets;
(ii) with certain exceptions, creating, incurring, assuming or suffering to exist other indebtedness; (iii) with certain exceptions, making investments or loans in any other person or entity; (iv) acquiring assets or capital stock of other entities except for certain permitted acquisitions; and (v) redeeming, retiring or purchasing capital stock of ATN-VI without, in each case, the prior written approval of RTFC.

  ATN-VI's ability to service its debt or to pay dividends will be dependent on funds from its parent or its subsidiaries, primarily Vitelco. Vitelco's loan agreement with the RUS (the "RUS Loan Agreement") and applicable RUS regulations restrict Vitelco's ability to pay dividends based upon certain net worth tests except for limited dividend payments authorized when specific security instrument criteria are unable to be met. Settlement agreements made in 1989 and 1991 with the PSC also contain certain restrictions on dividends by Vitelco which, in general, are more restrictive than those imposed by the RUS. Dividends by Vitelco are generally limited to 60% of its net income, if the equity ratio, as defined, is below 40%, although additional amounts are permitted to be paid for the sole purpose of servicing ATN-VI's debt to the RTFC. Under the above restrictions, at December 31, 1997, Vitelco's dividend paying capacity was approximately $4.7 million.

  At December 31, 1997, Vitelco had an outstanding balance under the RUS Loan Agreement of $54.4 million, which bears interest at a fixed rate of 5%. The RUS Loan Agreement calls for fixed monthly principal and interest payments of $7.04 per $1,000 of loan balance with any remaining balance due May 2012. The RUS Loan Agreement contains covenants, which, with certain exceptions restrict Vitelco from: (i) engaging in mergers and consolidations; (ii) selling, leasing or transferring any capital assets; (iii) entering into any contract for the management of its business or operations or maintenance of its properties; (iv) declaring or paying dividends, unless certain criteria are met; (v) guaranteeing or incurring additional indebtedness; and (vi) making investments except as otherwise permitted.

  At December 31, 1997, Vitelco has outstanding borrowings from the RTFC of $20.5 million, of which $10.6 million was owing under a term loan which bears interest at a fixed rate of 9.75% (the "9.75% Term Loan"), $9.9 million was owing under a term loan which bears interest at a fixed rate of 8% (the "8% Term Loan"), $5 million was owing under a $5 million revolving line of credit with an interest rate of 7.25% and $13.5 million was owing under a $15 million revolving loan of credit with an interest rate of 7.25%. The $5 million line of credit with the RTFC expires in March 2000, and the $15 million line of credit with the RTFC expires in October 1998. These borrowings were incurred to finance part of the costs of repairing damage to Vitelco's telephone plant caused by Hurricane Marilyn in September 1995. Vitelco has also received approval from the RUS for $35.7 million of long-term financing, which may be used to repay Vitelco's outstanding line of credit borrowings from the RTFC. Borrowings under Vitelco's $5 million line of credit are required to be repaid within 12 months of the date of the borrowing, but may be repaid from the proceeds of borrowings under the $15 million line of credit. Borrowings under Vitelco's $15 million line of credit will mature on October 31, 1998, at which date, if long-term loan funds from RUS have not yet been made available to Vitelco, Vitelco will have the option of rolling the outstanding amount borrowed under that line of credit into a 15-year term loan from RTFC having terms substantially similar to those contained in Vitelco's existing long-term loan from RTFC.

  Vitelco's Loan agreements with the RTFC require, among other things, ATN-VI and Vitelco to maintain certain financial ratios. Vitelco may incur additional debt with RUS without prior approval from RTFC if Vitelco maintains certain financial ratios. Vitelco's loan agreement contains covenants, which, with certain exceptions, restrict: (i) Vitelco from entering into any business venture with respect to business in which it is not currently engaged and ATN-VI from entering into any business venture other than as a holding company for its subsidiaries; (ii) ATN-VI from selling and permitting any liens upon the capital stock of Vitelco; (iii) ATN-VI from incurring additional indebtedness; (iv) ATN-VI from declaring or paying any dividends, unless certain criteria are met; (v) ATN-VI and Vitelco from engaging in mergers or consolidations; (vi) ATN-VI from making or committing to make any investment in any person except as otherwise permitted; (vii) ATN-VI from creating, assuming, incurring or suffering to exist any lien upon any of its property or assets or the property or assets of Vitelco; (viii) ATN-VI from forming or acquiring any subsidiaries; and (ix) ATN-VI from permitting any subsidiary to sell or transfer any asset for purposes of effecting a lease.

  The RUS and RTFC Loan Agreements also require, among other things, maintenance of minimum debt service and times interest earned coverage and restrictions on issuance of additional long-term debt. As of December 31, 1997, the Company was in compliance with all covenants in its long-term debt agreements.

  While the Company believes capital resources are adequate to meet current operations, the Company is also exploring several opportunities to acquire cellular licenses, cable television properties or land line telephone companies in the Caribbean and developing countries. There can be no assurance as to whether, when or on what terms the Company will be able to acquire any of the businesses or licenses it is currently seeking or whether it will obtain financing to do so.

IMPACT OF INFLATION

  The effect of inflation on the Company's financial results of telephone operations in the U.S. Virgin Islands has not been significant in recent years. The effect of inflation on the cost of providing telephone service in U.S. Virgin Islands has generally been offset (without any increase in local subscribers' rates) by increased revenues resulting from growth in the number of subscribers and from regulatory cost recovery practices in determining access revenues.

YEAR 2000 COMPLIANCE

  The inability of computer hardware, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a 2-digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

  The Company is identifying all significant applications in its systems that will require modification or replacement to ensure Year 2000 Compliance. Internal and external resources are being used to make the required modifications and replacements and test Year 2000 Compliance. The modification process of all significant applications is under way. The Company plans on completing the testing process of all significant applications by December 31, 1998.

  In addition, the Company is planning to communicate with others with whom it does significant business to determine their Year 2000 Compliance readiness and the extent to which the Company is vulnerable to any third party Year 2000 issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

  The total cost to the Company of these Year 2000 Compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. These costs and the date on which the Company plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

  NOT APPLICABLE.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

  An index to the Consolidated Financial Statements appears in Item 14(a) of this report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

  NOT APPLICABLE.

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

EXECUTIVE OFFICERS AND DIRECTORS

 NAME                               AGE                  TITLE
 ----                               ---                  -----
 Jeffrey J. Prosser...............   40 Chairman of the Board, Chief Executive
                                         Officer and Secretary
 Thomas R. Minnich................   60 Chief Operating Officer
 Edwin Crouch.....................   49 Vice President for Investor Relations
 James J. Heying..................   43 Executive Vice President for
                                         Acquisitions and Chief Financial
                                         Officer
 Richard N. Goodwin...............   67 Director
 Salvatore Muoio..................   38 Director
 Sir Shridath Ramphal.............   69 Director
 John P. Raynor...................   46 Director
 John G. Vondras..................   50 Director
 Terrence A. Todman...............   72 Director

DIRECTORS

  JEFFREY J. PROSSER, 40, was elected Chairman, Chief Executive Officer and Secretary of the Company in 1997. He was Chairman of the Board, Co-Chief Executive Officer and Secretary of ATN from June 1987 to December 1997. From 1980 until 1987, Mr. Prosser was a managing shareholder of Prosser & Prosser, P.C. ("Prosser & Prosser"), an accounting firm.

  RICHARD N. GOODWIN, 67, was elected a director in 1997. He is an author, columnist and a member of the Massachusetts Bar, who has also spent much of his life in public service. Mr. Goodwin serves as a consultant to the Government of the U.S. Virgin Islands and to several private corporations and has done so since 1985. Mr. Goodwin is an occasional columnist for the Los Angeles Times, and is the author of "Triumph or Tragedy: Reflections on Vietnam," "The Sowers Seed--a Tribute to Adlai Stevenson," "Promises to Keep-- A Call for a New American Revolution," and "Remembering America," and the to-be-published "The Hinge of the World." In the 1960s, he served as Special Consultant to House Subcommittee on Legislative Oversight, where he conducted investigation of rigged television quiz shows, Assistant Special Counsel to President John F. Kennedy, Deputy Assistant Secretary of State for Inter-American Affairs, and Special Assistant to President Lyndon Johnson. Mr. Goodwin also served as a law clerk to Mr. Justice Felix Frankfurter, U.S. Supreme Court in 1959.

  SALVATORE MUOIO, 38, was elected a director of the Company in 1997. He is a principal and general partner of S. Muoio and Co. LLC. He was a securities analyst for Lazard Freres & Co. LLC from 1995 to 1996 in the telecommunications and media sectors, and for Gabelli & Co., Inc. from 1985 to 1995, serving as a generalist and in the communications sector. From 1993 to 1995, Mr. Muoio was portfolio manager for Gabelli Global Telecommunications Fund, Inc. and from 1990 to 1995 also served as Director of Research for GAMCO Investors. He has been a director of Lynch Corporation since November 1995.

  JOHN P. RAYNOR, 46, was elected a director of the Company in 1997. He was a director of ATN from June 1987 to December 1997. From March 1, 1982 to March 31, 1987, Mr. Raynor was a partner of Schumacher & Gilroy, a law firm located in Omaha, Nebraska. Since April 1, 1987, Mr. Raynor has been a partner of Raynor, Rensch & Pfeiffer (or its predecessors), a law firm located in Omaha, Nebraska.

  SIR SHRIDATH S. RAMPHAL, 69, was elected a director of the Company in 1997. He was a director of ATN from February 1, 1992 to December 1997. An international consultant, he has been chancellor of the University of Warwick (United Kingdom) and chancellor of the University of the West Indies since 1989. He is also currently co-chairman of the international commission on Global Governance and chairman of the Leadership for Environmental and Developmental (LEAD) Programs. He was president of the International Union for the Conservation of Nature from December 1990 to January 1994, chairman of the West Indian Commission from July 1990 to February 1993, and chancellor of the University of Guyana from 1988 to 1992. He was secretary-general of the British Commonwealth from 1975 to 1990. A native of Guyana, Sir Shridath served as Guyana's attorney general and minister of Foreign Affairs from 1965 to 1975.

  JOHN G. VONDRAS, 50, was elected a director of the Company in 1997. He is President Director of PT ARIAWEST International, the joint venture company operating the West Java KSO partnership with PT TELKOM. Prior to October, 1995, Mr. Vondras was Executive Director--Finance (Auditing) and Executive Director--International Network Strategies (May 1992 to November 1993) for U.S. West Inc. He has over 25 years experience in the telecommunications industry in both line and staff functions.

  TERRENCE A. TODMAN, 72, was elected a director of the Company on March 9, 1998. Ambassador Todman is President of Todman & Associates, Inc., an international consulting firm, and an Associate of Global Business Access Ltd. Ambassador Todman is also a special advisor to the Governor of the U.S. Virgin Islands. Ambassador Todman served as Ambassador to Argentina (1989-1993), Ambassador to Denmark (1983-1983), Ambassador to Spain (1978-1983), Ambassador to Costa Rica (1975-1977), Ambassador to Guinea (1972-1975), Ambassador to Chad (1969-1972) and as Assistant Secretary of State for Inter-American Affairs (1977-1978). Ambassador Todman is a member of the board of directors of Aerolineas Argentinas and of the Exxel Group.

OFFICERS

  For information regarding Mr. Prosser, see "--Directors".

  Thomas R. Minnich has been the Chief Operating Officer of the Company since 1997. Previously, he was employed by ATN from August 1995 and he was the General Manager--Guyana Telephone and Telegraph Company Limited, a subsidiary of ATN, from March 1996 until 1997. From September 1994 until August 1995, he was Senior Vice President--Telecommunications & Government Affairs for ICS Communications. From 1985 to 1994, Mr. Minnich was President and CEO of Mantanuska Telephone Association, one of Alaska's primary telephone companies. Previously, Mr. Minnich worked in various capacities for GTE for over 30 years.

  James J. Heying has been the Company's Executive Vice President for Acquisitions since 1997. In January 1998, he was appointed Chief Financial Officer of the Company. Mr. Heying was Chief Operating Officer and Vice President of ATN from April 1993 to December 1997. Previously, from January 1990 until April 1993, Mr. Heying was Chief Financial Officer and Treasurer of both ATN and the Virgin Islands Telephone Company, a wholly owned subsidiary of the Company. From 1981 until 1983, Mr. Heying was a staff accountant and a tax consultant at Touche Ross & Co. (a predecessor of Deloitte & Touche LLP, an international accounting firm), and, from 1983, until 1989, was employed by Prosser & Prosser, P.C. as a manager and Certified Public Accountant. Mr. Heying also served as a financial advisor to ATN and Vitelco from 1987 until 1989. Mr. Heying obtained a B.B.A. degree in accounting and an M.A. degree in accounting from the University of Iowa in 1979 and 1981, respectively.

  Edwin Crouch has been the Company's Vice President for Investor Relations since 1997. Previously, he was Vice President, Investor Relations of ATN from 1990 to 1997.


BOARD AND COMMITTEE MEETINGS

  During 1997, the Board took all corporate action by unanimous written consent (principally related to the Split Off Transaction) and held no meetings.

  The Board has two standing Committees: an Audit Committee and a Compensation Committee. The members and functions of these committees are as follows:

  The Audit Committee has the authority, among other things, to appoint the auditors of the Company and to approve their audit fee, to review all financial statements and report to the Board and to review and assess the Company's internal audit program and the adequacy of the Company's accounting, financial and operating policies and controls. The members of the Audit Committee are John P. Raynor and John G. Vondras. During 1997, the Audit Committee held no meetings.

  The Compensation Committee has the authority, among other things, to review recommendations from the Chief Executive Officer regarding (i) general compensation and contractual policies to be applied to the Directors and Executive Officers and (ii) options and incentive schemes, and to submit recommendations to the Board on those areas as well as to determine the compensation and employment conditions for the Chief Executive Officer and Chairman and to approve the service contracts of Directors. The members of the Compensation Committee are Salvatore Muoio, Sir Shridath S. Ramphal and John
P. Raynor. During 1997, the Compensation Committee held no meetings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The executive compensation philosophy, policies, plans and programs of the Company are under the supervision of the Compensation Committee of the Board. Since the Company did not begin its operations as an entity separate from ATN until December 31, 1997, the Compensation Committee did not meet in 1997. The Compensation Committee is in the process of evaluating the appropriate compensation philosophy, plans and programs for the Company. The compensation of the Company's Chief Executive Officer will be determined in part by the terms of his employment agreement with the Company described below.

ITEM 11. EXECUTIVE COMPENSATION.

  The following Summary Compensation Table sets forth the individual compensation information for the Chairman of the Board and Chief Executive Officer the other four executive officers of ECI who were paid compensation by the Company in excess of $100,000 for all services rendered in all capacities to the Company and its subsidiaries in the prior three years (the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE

                                                                      LONG-
                                 ANNUAL COMPENSATION        TERM COMPENSATION AWARDS
                             ------------------------------ -------------------------
                                                            NUMBER OF    ALL OTHER
NAME AND PRINCIPAL POSITION  FISCAL YEAR SALARY(A)    BONUS  OPTIONS  COMPENSATION(B)
---------------------------  ----------- ---------    ----- --------- ---------------
Jeffrey J. Prosser......        1997     $250,000      --    273,978         --
 Chairman of the Board,
 Chief Executive                1996      250,667      --                    --
 Officer and Secretary          1995      250,667      --                    --
Thomas R. Minnich.......        1997      218,349      --        --          --
 Chief Operating Officer        1996      195,825      --        --          --
                                1995       46,321(c)   --        --          --
James J. Heying.........        1997      188,000      --        --        4,750
 Chief Financial Officer
 and Executive                  1996      188,673      --        --        4,750
 Vice President for
 Acquisition                    1995      237,142      --        --        4,620
David L. Sharp..........        1997      172,395      --        --        4,750
 President of Vitelco           1996      173,067      --        --        4,750
                                1995      173,066      --        --        4,620
Edwin Crouch............        1997      125,000      --        --        2,908
 Vice President for
 Investor Relations             1996      166,305      --        --        4,750
                                1995       93,640      --        --        4,620

--------
(a) Includes salary deferrals under the Company's 401(k) profit sharing plan (the "401(k) Plan").
(b) Consists of Company matching contributions under the 401(k) Plan.
(c) Reflects salary of Mr. Minnich from July 1995, when Mr. Minnich joined ATN, through December 31, 1995.

 Option Grants in 1997

  The following table sets forth the number of stock options that were granted by the Company during 1997 to the Named Executive Officers.

                                       INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------
                                            % OF TOTAL
                                              OPTIONS
                                            GRANTED TO                                 GRANT
                              OPTIONS       EMPLOYEES   EXERCISE                        DATE
                              GRANTED       IN FISCAL     PRICE       EXPIRATION      PRESENT
NAME                     (NO. OF SHARES)(1)    YEAR    PURCHASE(2)       DATE         VALUE(3)
----                     ------------------ ---------- ----------- ----------------- ----------
Jeffrey J. Prosser......      273,978          100%       $8.00    December 31, 2007 $1,005,646

--------
(1) The options consist of options granted under the Company's 1997 Long-Term Incentive and Share Award Plan to Mr. Prosser pursuant to the terms of his employment agreement. Of these options, 68,495 were vested and exercisable as of December 31, 1997. The remaining 205,483 options vest and become exercisable ratably and daily (rounded up to the nearest share) from January 1, 1998 through December 1, 2000.
(2) The exercise price of the options is equal to the closing trading price of the Common Stock on the date of grant.

(3) The Black-Sholes model was used to determine the grant date present value of the stock options. This method requires the use of certain assumptions that affect the value of the options. The assumptions used in this model are the volatility of the Company's stock price, an estimate of the risk-free interest rate and expected dividend yield. For purposes of this model, a volatility factor of 43%, 5.56% risk-free interest rate and a 0% expected dividend yield were used. No adjustments were made for non-transferability of the stock options. This model assumed all of the options were exercised by the fifth year. There is no assurance that these assumptions will prove true. The actual value of the options depends upon the market price of the Common Stock at the date of exercise, which may vary from the theoretical value indicated in the table.

OPTIONS EXERCISED IN 1997 AND 1997 YEAR END VALUES

  The following table sets forth the number of stock options held, as of December 31, 1997, by the Named Executive Officers. No options were exercised during 1997, and, at December 31, 1997, no options were "in the money."

                                             TOTAL NUMBER OF UNEXERCISED OPTIONS
      NAME                                      HELD AT DECEMBER 31, 1997 (1)
      ----                                   -----------------------------------
      Jeffrey J. Prosser....................               273,978

     --------
     (1) Of these options, 68,495 were exercisable as of December 31, 1997.

EMPLOYMENT AGREEMENT

  The Company has entered into an employment agreement (the "Employment Agreement") with Mr. Prosser dated December 31, 1997 for an initial five-year term. The Employment Agreement is renewable for successive five-year terms and provides for a base salary of $600,000 for the first year, subject to annual review and adjustment in the subsequent years. In addition to the base salary, an annual bonus may be awarded at the discretion of the Board or any duly authorized committee thereof. The Employment Agreement provides for a grant of options to purchase 273,978 shares of Common Stock pursuant to the Company's 1997 Long Term Incentive and Share Award Plan, which were granted to Mr. Prosser on December 31, 1997. In the event Mr. Prosser's employment is terminated for other than cause or disability by ECI or for good reason by Mr. Prosser, Mr. Prosser will be entitled to receive a lump sum severance payment equal to 500% of the sum of his base salary for the year including the date of termination and his highest annual bonus earned during the five years immediately preceding the date of termination.

  The Employment Agreement also provides that, so long as Mr. Prosser beneficially owns at least 3% of the outstanding shares of Company Common Stock, the Company will, at its own expense and subject only to Mr. Prosser's bearing his own pro rata share of all underwriting commissions and discounts incurred in connection with any offering of registrable stock (as defined in the Employment Agreement), (i) prepare and file with the SEC registration statements and other documents as may be necessary to permit a public offering and sale of Mr. Prosser's registrable stock and (ii) include in any registration statement of the Company (other than a registration statement on Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the existing shareholders or employees of the Company) such number of Mr. Prosser's registrable stock as he may elect to include. In the event that Mr. Prosser's registrable stock is included in a registration statement, ECI will indemnify Mr. Prosser against certain claims or liabilities under the Securities Act, as amended.


1997 LONG TERM INCENTIVE AND SHARE AWARD PLAN

  On December 31, 1997, the Company adopted the 1997 Long Term Incentive and Share Award Plan (the "Plan"). The purpose of the plan is to provide a means to attract, retain and motivate employees and directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company depends.

  The Plan will be administered by the Compensation Committee of the Board or such other committee designated by the Board, consisting of two or more non-employee directors (the "Committee"). Any employee of the Company or its affiliate who is responsible for or contributes to the management, growth or profitability of the Company or its affiliate will be eligible to participate in the Plan. Subject to the terms of the Plan, the Compensation Committee will select the participants and determine the terms and conditions of the awards, including the type of award granted, the number of shares granted and the type of consideration to be paid to the Company upon exercise of the awards. The total number of shares reserved for awards under the Plan is 1,095,913. In the event of a stock split, reverse stock split, reorganization, merger or similar capital adjustment, the Committee may adjust the total number of shares covered under the Plan, the number of shares covered by each award and the exercise price, grant price or purchase price to prevent dilution or enlargement of the rights under the Plan. In the event of a change of control of the Company, all outstanding awards shall become fully exercisable subject to conditions in the Plan. For a period of 60 days following a change of control, participants in the Plan may also elect to surrender any outstanding awards and receive cash payments based on either the change of control price of any shares or the fair market value of any property other than shares relating to such award.

  The Committee is authorized to grant awards which may consist of incentive stock options ("ISOs"), nonqualified stock options ("NQSOs") and stock appreciation rights ("SARs") as well as other types of awards. At the discretion of the Committee, awards granted under the Plan may be granted alone or in addition to, in tandem with, or in exchange or substitution for, any other award granted under the Plan or under any other plan or agreement of the Company. The Committee shall have the authority to determine the exercise price, the time or times at which an option may be exercised in whole or in part, the methods by which such exercise price may be paid and the form of such payment. The Committee may impose on any award or exercise thereof, additional terms and conditions not inconsistent with the provisions of the Plan.

  The Board generally has the power to amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant awards under the Plan without the approval of the Company's stockholders; provided that the Board shall not amend the Plan to materially and adversely affect rights therefore granted to a participant without the consent of such participant.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

  The number of shares and percentage of ECI Common Stock beneficially owned as of December 31, 1997, by (i) each director of ECI, (ii) each executive officer of ECI and (iii) persons who may be deemed to own beneficially more than 5% of ECI Common Stock is as follows:

                                                      SHARES
      NAMES AND ADDRESS OF 5% STOCKHOLDERS,        BENEFICIALLY    PERCENT OF
         DIRECTORS AND EXECUTIVE OFFICERS             OWNED       COMMON STOCK
      -------------------------------------        ------------   ------------
DIRECTORS:
Jeffrey J. Prosser................................  5,783,976(1)       52%
Richard N. Goodwin................................        --          --
Salvatore Muoio...................................      4,600           *
John P. Raynor....................................        --          --
Sir Shridath S. Ramphal...........................        --          --
John G. Vondras...................................        --          --
Terrence A. Todman................................        --          --
EXECUTIVE OFFICERS:
Jeffrey J. Prosser................................  5,783,976(1)       52%
  Chairman, Chief Executive Officer, Secretary and
  acting Chief Financial Officer
Thomas R. Minnich.................................        --          --
  Chief Operating Officer

                                                     SHARES
 NAMES AND ADDRESS OF 5% STOCKHOLDERS, DIRECTORS  BENEFICIALLY   PERCENT OF
             AND EXECUTIVE OFFICERS                  OWNED      COMMON STOCK
 -----------------------------------------------  ------------  ------------
Edwin Crouch.....................................     8,014(2)        *
 Vice President
James J. Heying..................................    11,057(3)        *
 Executive Vice President for Acquisitions
All Directors and Executive Officers as a Group
 (8 persons).....................................   5,807,647        53%
5% BENEFICIAL OWNERS:
Fidelity Management & Resources Corp............. 1,056,700(4)      9.6%
 82 Devonshire Street
 Boston, MA 02109
Chancellor L.G.T. Asset Management, Inc..........   633,000(4)      5.8%
 50 California, 27th Floor
 San Francisco, CA 94111

--------
*  Less than 1% ownership.
(1) Includes 97,358 shares owned by Mr. Prosser's children, as to which Mr. Prosser disclaims ownership. Also includes options to purchase 68,495 shares of Common Stock exercisable at December 31, 1997 and options to purchase an additional 11,250 shares of Common Stock which will become exercisable within 60 days of December 1997.
(2) Includes 288 shares owned by Mr. Crouch that were allocated to him as a participant in ATN's Employee Stock Ownership Plan which was assumed by the Company in connection with the Split Off Transaction, 1,726 shares owned by Mr. Crouch pursuant to his IRA, and 6,000 shares owned by the Edwin C. Crouch Revocable Trust.
(3) Includes 937 shares owned by Mr. Heying that are allocated to him as a participant in ATN's Employee Stock Ownership Plan, which was assumed by the Company in connection with the Split Off Transaction.
(4) Based on available public filings and conversations with Fidelity Management & Resources Corp. and Chancellor L.G.T. Asset Management, Inc.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

SPLIT OFF TRANSACTION AGREEMENTS

  In connection with the Split Off Transaction, ECI entered into a number of agreements with ATN, Mr. Prosser and Cornelius B. Prior under which ECI has continuing obligations. These agreements are summarized below.

  Non-Competition Agreement. Pursuant to a Non-Competition Agreement among ECI, ATN and Mr. Prosser (the "Non-Competition Agreement"), ECI and Mr. Prosser have agreed not to engage in, or assist others in engaging in, any business which competes anywhere in the world in any material respect with the provision by ATN or any of its subsidiaries of telecommunications services to persons who generate international audiotext telecommunications traffic (except for the provision of any telecommunications services as a common carrier which does not involve the installation of special equipment to facilitate the generation of international audiotext telecommunications traffic or the payment of any fee, commission or other compensation through sharing of accounting or settlement rates, rate discounts or otherwise to persons generating such traffic). The term of the Non-Competition Agreement is a period of 10 years after the effective date of the Split Off Transaction. The telecommunications service covered by the Non-Competition Agreement includes both carrying and/or terminating telecommunications traffic. The agreement covers the provision of services directly, or indirectly through service bureaus or other intermediaries, to persons who generate the traffic, and the traffic covered includes both telephone and computer traffic. In the Non-Competition Agreement, ECI and Mr. Prosser have also agreed to hold in strict confidence all information of the proprietary nature relating to ATN's business of providing telecommunications services with regard to international audiotext traffic.

  Indemnity Agreement. In accordance with the provisions of an Indemnity Agreement among ECI, ATN, Mr. Prosser and Mr. Prior (the "Indemnity Agreement"):

  (i) Mr. Prosser has agreed to indemnify ATN, its subsidiaries, their respective officers, directors and agents and Mr. Prior, from and against any and all losses, liabilities, damages, costs and expenses ("Losses") relating to or arising out of (a) any action, suit or proceeding brought by or on behalf of any stockholder of ATN or of ECI arising out of or relating to the repurchase by ATN of shares of ATN Common Stock owned by Mr. Prior and/or a trust of which he is a trustee (the "Trust") in connection with the Split Off Transaction or the number of shares of ECI Common Stock to be received by Mr. Prosser or members of his family in connection with the Split Off Transaction or (b) any action, suit or proceeding of any kind arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the proxy statement-prospectus relating to the Split Off Transaction, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but the indemnity described in this clause (b) applies only with respect to the biographical information of Mr. Prosser contained in such proxy statement-prospectus and the information contained therein concerning the beneficial ownership of ATN Common Stock by Mr. Prosser and the members of his family and his or their affiliates,

  (ii) Mr. Prior has agreed to indemnify ECI, its subsidiaries, their respective officers, directors and agents and Mr. Prosser from and against any and all Losses relating to or arising out of (a) any action, suit or proceeding brought by or on behalf of any stockholder of ATN or ECI arising out of or relating to the number of shares of ATN Common Stock to be received by Mr. Prior or members of his family in connection with the Split Off Transaction or (b) any action, suit or proceeding of any kind arising out of or relating to any untrue or alleged untrue statement of a material fact contained in such proxy statement-prospectus, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, but the indemnity described in this clause (b) applies only with respect to the biographical information of Mr. Prior contained in such proxy statement-prospectus and the information contained therein concerning the beneficial ownership of ATN Common Stock by Mr. Prior and the members of his family and his or their affiliates,

  (iii) ECI has agreed to indemnify ATN, its subsidiaries, their respective officers, directors and agents and Mr. Prior from and against any and all Losses relating to or arising out of (a) the business or operations of ECI before or after the Split Off Transaction or any of the liabilities specifically to be assumed by ECI in connection with the Split Off Transaction or (b) any action, suit or proceeding arising out of or relating to any untrue or alleged untrue statement of a material fact contained in such proxy statement-prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but the indemnity described in this clause
(b) applies only with respect to the information contained in such proxy statement-prospectus concerning the business, prospects or planned or proposed activities of ECI and its subsidiaries, the activities of ECI or such subsidiaries after April 30, 1997, and prospective acquisitions of businesses or other transactions not in the ordinary course of business then planned or contemplated by ECI, such subsidiaries or Mr. Prosser.

  (iv) ATN has agreed to indemnify ECI, its subsidiaries, their respective officers, directors and agents and Mr. Prosser from and against any and all Losses relating to or arising out of (a) the business or operations conducted by ATN before or after the Split Off Transaction or any of the liabilities ATN not specifically assumed by ECI or (b) any action, suit or proceeding arising out of or relating to any untrue or alleged untrue statement of a material fact contained in such proxy statement-prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but the indemnity described in this clause (b) applies only with respect to the information contained in such proxy statement-prospectus concerning the business, prospects or planned or proposed activities of ATN and its subsidiaries after the Split Off Transaction, the activities of ATN after April 30, 1997, and prospective acquisitions of businesses or other transactions not in the ordinary course of business planned or contemplated by ATN or Mr. Prior.

  Technical Assistance Agreement. In accordance with the terms of a Technical Assistance Agreement among ATN, ATN-VI, Vitelco and Vitelcellular (the "Technical Assistance Agreement"), ATN-VI, Vitelco and Vitelcellular have agreed to provide, at the request of ATN, personnel and facilities to assist and support ATN in carrying out ATN's continuing obligations to provide technical and professional service, advice and assistance under an advisory contract it has entered into with its Guyana Telephone & Telegraph Ltd. subsidiary ("GTT"). ATN-VI, Vitelco and Vitelcellular are to be paid approximately 200% of the direct compensation cost incurred by them in performing services at the request of ATN under the Technical Assistance Agreement and 100% of all "out-of-pocket" expenses incurred by them in performing such services.

  Tax Sharing Agreement. In accordance with the terms of the Tax Sharing
Agreement:

  (i) ATN, ECI, Mr. Prior and Mr. Prosser have each agreed not to take certain actions which might jeopardize the Split Off Transaction qualifying for tax-free treatment under the Code. Under the terms of the Tax Sharing Agreement, unless approved by the IRS or legal counsel or agreed to by both ATN and ECI, ATN and ECI will not at any time take any action which may be inconsistent with the tax treatment of the Split Off Transaction as contemplated in the IRS ruling received in connection therewith (the "Tax Ruling"). Without limiting the generality of the foregoing, ATN and ECI will not, prior to December 31, 1999, unless approved by the IRS or legal counsel or agreed to by both ATN and
ECI: (a) liquidate or merge with or into any other corporation; (b) issue any capital stock that in the aggregate exceeds 45%, by vote or value, of its capital stock issued and outstanding immediately after the Split Off Transaction; (c) with certain exceptions, redeem, purchase or otherwise reacquire its capital stock issued and outstanding immediately after the Split Off Transaction; (d) make a material disposition or cessation of operations by means of a sale or exchange of assets or capital stock, a distribution to stockholders, or otherwise, of the assets constituting the trades or business relied upon in the Tax Ruling to satisfy Section 355(b) of the Code; (e) discontinue the active conduct of the trades or businesses relied upon in the Tax Ruling request to satisfy Section 355(b) of the Code.

  (ii) ATN has agreed to be liable for, and shall indemnify and hold harmless ECI and its affiliates from and against, (a) any taxes resulting from any income or gain recognized as a result of the Split Off Transaction, including any taxes resulting from any income or gain recognized as a result of the Split Off Transaction failing to qualify for tax-free treatment under the Code, which arise from any breach by ATN of its representations or covenants under the Tax Sharing Agreement, or from certain actions by ATN or its affiliates which may be inconsistent with the tax treatment of the Split Off Transaction as contemplated in the application for the Tax Ruling, or the inaccuracy of any factual statements or representations made in or in connection with the application for the Tax Ruling with respect to the activities of ATN and its affiliates after the Split Off Transaction, (b) any taxes taken into account as debits for purposes of calculating the final closing adjustment under the terms of the Split Off Transaction, (c) certain taxes arising from ATN's operations between April 30, 1997 and the Effective Date, (d) any withholding of foreign income taxes imposed with respect to payments from GT&T to the Company and (e) fifty percent (50%) of all other taxes of ATN or certain subsidiaries with respect to any period prior to and including the Effective Date, except for taxes described in clauses (a), (b) or (c) of the following section (iii).

  (iii) ECI has agreed to be liable for, and shall indemnify and hold harmless ATN and its affiliates from and against, (a) any taxes resulting from any income or gain recognized as a result of the Split Off Transaction including any taxes resulting from any income or gain recognized as a result of the Split Off Transaction failing to qualify for tax-free treatment under the Code, which arise from any breach by ECI of its representations or covenants under the Tax Sharing Agreement, or from certain actions by ECI or its affiliates which may be inconsistent with the tax treatment of the Split Off Transaction as contemplated in the application for the Tax Ruling, or the inaccuracy of any factual statements or representations made in or in connection with the application for the Tax Ruling with respect to the activities of ECI and its affiliates after the Spin Off Tranaction, (b) one hundred percent (100%) of all taxes of ECI (computed on a separate company basis) with respect to any period prior to and including the Effective Date,
(c) any withholding of foreign income taxes imposed with respect to payments from ATN-VI or any of its subsidiaries to ATN except to the extent taken into account as debits form purposes of computing the final closing adjustment under the terms of the Split Off Transaction and

(d) fifty percent (50%) of all other taxes of ATN or certain subsidiaries with respect to any period prior to and including the Effective Date, except for taxes described in clauses (a), (b), (c) and (d) of the preceding section
(ii).

  (iv) Mr. Prior has agreed to be liable for, and to indemnify and hold harmless ATN, ECI, and their respective affiliates from and against, any taxes resulting from any income or gain recognized as a result of the Split Off Transaction, including any taxes resulting from any income or gain recognized as a result of the Split Off Transaction failing to qualify for tax-free treatment under the Code, which arise from (a) any breach of Mr. Prior's representations and covenants under the Tax Sharing Agreement or (b) the inaccuracy of any factual statements or representations relating to Mr. Prior or members of Mr. Prior's family made in the application for the Tax Ruling or in any certificate provided by Mr. Prior in connection with the application for the Tax Ruling or in connection with an opinion of tax counsel with respect to the Split Off Transaction.

  (v) Mr. Prosser has agreed to be liable for, and to indemnify and hold harmless ATN, ECI, and their respective affiliates from and against any liability for any taxes resulting from any income or gain recognized as a result of the Split Off Transaction, including any taxes resulting from any income or gain recognized as a result of the Split Off Transaction failing to qualify for tax-free treatment under the Code, which arise from (a) any breach of Mr. Prosser's representations and covenants under the Tax Sharing Agreement or (b) the inaccuracy of any factual statements or representations relating to Mr. Prosser or members of Mr. Prosser's family made in the application for the Tax Ruling or in any certificate provided by Mr. Prosser in connection with the application for the Tax Ruling or in connection with an opinion of tax counsel with respect to the Split Off Transaction.

  Employee Benefits Agreement. ATN and ECI entered into an Employee Benefits Agreement in connection with the Split Off Transaction (the "Employee Benefits Agreement"). In accordance with the terms of the Employee Benefits Agreement, ECI has adopted as is own ATN's Defined Benefit Plan for Salaried Employees, ATN's Management Employees' Savings Plan, and ATN's Employees' Stock Ownership Plan, each of the trusts (and all assets thereof) forming a part of such plans have been assumed by ECI, and ECI and ATN have agreed to take all necessary actions, including amendments to such plans (or the trusts forming a part thereof) in order for ECI to be the sponsor and "Employer" as defined under such plans. All employee benefit plans previously maintained by ATN-VI or Vitelco continue to be sponsored by such entities after the Effective Date. As of the Effective Date, employees of ATN and its subsidiaries ceased participation in all the employee benefit plans maintained by ECI or any of its subsidiaries.

OTHER TRANSACTIONS

  The law firm of Raynor, Rensch & Pfeiffer has from time to time performed legal services for the Company, for which it has received its customary fees. John P. Raynor, who is a director of ECI, is a partner in this firm. In 1997, Raynor, Rensch & Pfeiffer was paid $479,000 for legal services to ECI and its predecessor.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

  (A)(1) FINANCIAL STATEMENTS

      Independent Auditors' Report.......................................... F-2
      Consolidated Balance Sheets........................................... F-3
      Consolidated Statements of Operations................................. F-4
      Consolidated Statements of Stockholders' Equity....................... F-5
      Consolidated Statements of Cash Flows................................. F-6
      Notes to Consolidated Financial Statements............................ F-7

  (A)(2) EXHIBITS

       2.1  Subscription Agreement, dated as of August 11, 1997, between
             Atlantic Tele-Network, Inc. and Emerging Communications, Inc.*
       2.2  Repurchase and Recapitalization Agreement, dated as of August 11,
             1997, among Atlantic Tele-Network, Inc., Cornelius B. Prior, Jr., individually and as trustee of the 1994 Prior Charitable Remainder
             Trust, and Jeffrey J. Prosser.*
       2.3  Agreement and Plan of Merger, dated as of August 11, 1997, between
             ATN Merger Co. and Atlantic Tele-Network, Inc.*
       3.1  Restated Certificate of Incorporation of Emerging Communications,
             Inc.
       3.2  By-laws of Emerging Communications, Inc.
       4.1  Specimen Form of Emerging Communications, Inc.'s Stock Certificate*
       4.2  Supplemental Stockholders' Agreement, dated as of December 29,
             1987, among Mr. Prosser, Mr. Prior, E.F. Hutton LBO, Inc.,
             Atlantic Tele-Network Co. and the Rural Telephone Financial
             Cooperative, as amended April 30, 1991.*
      10.1  Employment Agreement, between Emerging Communications, Inc. and Mr.
             Prosser dated December 31, 1997.
      10.2  Loan Agreement, dated as of December 29, 1987, among Atlantic Tele-
             Network, Co. and Virgin Islands Telephone Corporation, as
             Borrowers, and the Rural Telephone Finance Cooperative, as Lender, as amended on July 7, 1989, May 10, 1990, April 30, 1991, August
             21, 1991, May 18, 1994 and June 9, 1994 (excluding exhibits).**
      10.3 Guarantee and Pledge Agreement, dated as of December 29, 1987, between Atlantic Tele-Network Co. and the Rural Telephone Finance
             Cooperative, as amended on August 31, 1998.*
      10.4  Telephone Loan Contract, dated as of May 15, 1990, between Virgin
             Islands Telephone Corporation and the United States of America, acting through the Administrator of the Rural Electronic
             Administration.***
      10.5  Supplemental Mortgage and Security Agreement, dated as of May 29,
             1990, among Virgin Islands Telephone Corporation, as Mortgagor, the United States of American and the Rural Telephone Finance
             Cooperative, as Mortgagee, Vitelcom, Inc. (excluding exhibits).***
      10.6  Supplemental Agreement, dated as of May 10, 1990, among Virgin
             Islands Telephone Corporation, as Mortgagor, Vitelcom, Inc., and the Rural Telephone Finance Cooperative, as Mortgagee.*
      10.7  Virgin Islands Public Service Commission Order, dated April 19,
             1989, approving Settlement Order, dated April 19, 1989, among
             Virgin Islands Telephone Corporation, Atlantic Tele-Network Co., the Rural Telephone Finance Cooperative, Vitelcom, Inc. and the
             Virgin Islands Public Service Commission.***

      10.8  Virgin Islands Public Service Commission Order, dated November 4,
             1991, embodying the Settlement Agreement, effective as of July 26,
             1991, among Virgin Islands Telephone Corporation, Atlantic Tele-
             Network Co. and the Virgin Islands Public Service Commission.***
      10.9  Virgin Islands Public Service Commission Order, dated August 12,
             1992, embodying the Settlement Agreement, effective as of August
             5, 1992, between Virgin Islands Telephone Corporation and the
             Virgin Islands Public Service Commission, annexed thereto.***
      10.10 Settlement Agreement, dated June 22, 1993, between Virgin Islands
             Telephone Corporation and the Virgin Islands Public Service
             Commission.****
      10.11 Memorandum of Understanding, dated as of June 23, 1993, between the
             Government of the Virgin Islands, by and through its Police
             Department, and Virgin Islands Telephone Corporation.****
      10.12 Loan Agreement, dated as of May 29, 1990 between Atlantic Tele-
             Network, Inc. and Banco Popular de Puerto Rico, as amended
             February 25, 1993 and October 3, 1993.*
      10.13 Franchise to Virgin Islands Telephone Corporation for Telephone
             Service to the Virgin Islands, dated October 30, 1995.*
      10.14 Line of Credit Application and Agreement, dated March 20, 1995, between Virgin Islands Telephone Corporation, as Borrower, and the
             Rural Telephone Finance Cooperative, as Lender.*
      10.15 Line of Credit Application and Agreement, dated March 10, 1996, between Virgin Islands Telephone Corporation, as Borrower, and the
             Rural Telephone Finance Cooperative, as Lender.*
      10.16 Senior Credit Facility between Atlantic Tele-Network Co., as
             Borrower, and Rural Telephone Cooperative, as Lender.
      10.17 1997 Long-Term Incentive and Share Award Plan of Emerging
             Communications, Inc.
      10.18 Non-Competition Agreement among ATN, the Company and Jeffrey J.
             Prosser dated December 30, 1997.
      10.19 Indemnity Agreement among the Company, ATN, Jeffrey J. Prosser and
             Cornelius B. Prior dated December 30, 1997.
      10.20 Technical Assistance Agreement among ATN, ATNVI, Vitelco and
             VitelCellular dated December 30, 1997.
      10.21 Tax Sharing and Indemnification Agreement among ATN, the Company,
             Jeffrey J. Prosser and Cornelius B. Prior dated December 30, 1997.
      10.22 Employee Benefits Agreement between ATN and the Company dated
             December 30, 1997.
      21    Subsidiaries.
      27    Financial Data Schedule.

--------
*Filed as an Exhibit to the Company's Registration Statement on Form S-4 (File
   No. 333-33401).
** Filed as an Exhibit to Atlantic Tele-Network, Inc.'s Registration Statement (File No. 33-43012), except for amendments dated May 18, 1994 and June 9, 1994, which were filed as an Exhibit to the Company's Registration Statement on Form S-4 (File No. 333-33401); both Exhibits are incorporated by reference herein.
*** Filed as an Exhibit to Atlantic Tele-Network, Inc.'s Registration
    Statement (File No. 33-43012) and incorporated by reference herein.
**** Filed as an Exhibit to Atlantic Tele-Network, Inc.'s Quarterly Report on form 10-Q for the Quarter ended June 30, 1993 and incorporated by reference herein.

  (B) FINANCIAL STATEMENT SCHEDULES.

    Financial statement schedules for the Company and its subsidiaries are filed as a separate section of this annual report. See index to financial statements and schedules which appear on page F-1 hereof.

  (C) REPORTS ON FORM 8-K.

    ECI did not file any Reports on Form 8-K during 1997.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

Dated: March 30, 1998
                                          Emerging Communications, Inc.

                                                    /s/ Jeffrey J. Prosser
                                          By: _________________________________
                                            Name: Jeffrey J. Prosser
                                            Title:  Chairman of the Board,
                                                 Chief  Executive Officer and
                                                 Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE AND TITLE                               DATE

            /s/ Richard N. Goodwin                         March 30, 1998
     By: _________________________________
           Name: Richard N. Goodwin
           Title:Director

                  /s/ Salvatore Muoio                      March 30, 1998
     By: _________________________________
           Name: Salvatore Muoio
           Title:Director

               /s/ Sir Shridath Ramphal                    March 30, 1998
     By: _________________________________
           Name: Sir Shridath Ramphal
           Title:Director

                  /s/ John P. Raynor                       March 30, 1998
     By: _________________________________
           Name: John P. Raynor
           Title:Director

                  /s/ John G. Vondras                      March 30, 1998
     By: _________________________________
           Name: John G. Vondras
           Title:Director

                /s/ Terrence A. Todman                     March 30, 1998
     By: _________________________________
           Name: Terrence A. Todman
           Title:Director

                         EMERGING COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                   CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        AND INDEPENDENT AUDITORS' REPORT

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

  CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES COMPRISING ITEM 14 OF ANNUAL
           REPORT ON FORM 10-K TO SECURITIES AND EXCHANGE COMMISSION

                          YEAR ENDED DECEMBER 31, 1997

                                     INDEX

                                                                           PAGE
                                                                           ----
Independent Auditors' Report..............................................  F-2
Consolidated Balance Sheets...............................................  F-3
Consolidated Statements of Operations.....................................  F-4
Consolidated Statements of Stockholders' Equity...........................  F-5
Consolidated Statements of Cash Flows.....................................  F-6
Notes to Consolidated Financial Statements................................  F-7
Financial Statement Schedules Furnished Pursuant to the Requirements of
 Form 10-K:
  I--Condensed Financial Statements of Emerging Communications, Inc.
   (Parent Company Only).................................................. F-20
  II--Valuation and Qualifying Accounts................................... F-24

  All other schedules are omitted because they are not applicable or because the required information is shown elsewhere herein.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Emerging Communications, Inc. and subsidiaries

  We have audited the accompanying consolidated balance sheets of Emerging Communications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedules listed in the Index on Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Emerging Communications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          Deloitte & Touche LLP

Omaha, Nebraska
March 20, 1998

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                              1996      1997
                                                            --------  --------
                          ASSETS
Current assets:
  Cash..................................................... $ 11,540  $  4,013
  Accounts receivable, net.................................   63,660    14,548
  Materials and supplies...................................    9,658     6,241
  Prepayments and other current assets.....................    4,110     4,396
                                                            --------  --------
    Total current assets...................................   88,968    29,198
Fixed assets:
  Property, plant and equipment............................  328,895   237,825
  Less accumulated depreciation............................ (117,031) (111,296)
  Franchise rights and cost in excess of underlying book
   value, less accumulated amortization of $11,170,000 and
   $10,112,000.............................................   40,132    27,567
                                                            --------  --------
    Net fixed assets.......................................  251,996   154,096
Property costs recoverable from future revenues, less
 accumulated amortization of $1,406,000 and $2,715,000.....   22,905    21,596
Uncollected authorized rate increases......................    3,119       --
Other assets...............................................   22,336    19,418
                                                            --------  --------
                                                            $389,324  $224,308
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable............................................ $ 17,153  $ 19,280
  Accounts payable.........................................   25,021    14,169
  Accrued taxes............................................    2,457     1,087
  Advance payments and deposits............................    2,701     2,072
  Other current liabilities................................    8,231     5,863
  Current portion of long-term debt........................   12,942     8,947
                                                            --------  --------
    Total current liabilities..............................   68,505    51,418
Deferred income taxes and tax credits......................   33,066     2,774
Long-term debt, excluding current portion..................  116,227   105,138
Pension and other long-term liabilities....................    6,702     6,208
Minority interest..........................................   15,033       --
Contingencies and commitments (Note J)
Stockholders' equity:
  Preferred stock, par value $.01 per share; 10,000,000
   shares authorized; none issued and outstanding..........      --        --
  Common stock, par value $.01 per share; 20,000,000 shares
   authorized; 12,272,500 and 10,959,131 shares issued and
   outstanding.............................................      123       110
  Paid-in capital..........................................   81,852    59,633
  Pension liability........................................     (849)     (973)
  Retained earnings........................................   68,665       --
                                                            --------  --------
    Total stockholders' equity.............................  149,791    58,770
                                                            --------  --------
                                                            $389,324  $224,308
                                                            ========  ========

                See notes to consolidated financial statements.

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
             (COLUMNAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    1995      1996      1997
                                                  --------  --------  --------
Revenues:
  Telephone operations........................... $184,632  $206,002  $182,349
  Cellular services..............................    5,910     5,480     3,663
  Product sales and rentals......................    5,128     5,435     4,942
                                                  --------  --------  --------
    Total revenues...............................  195,670   216,917   190,954
Expenses:
  Telephone operations...........................  130,575   155,174   134,401
  Cellular services and product sales and rental
   expenses......................................    8,399     8,231     7,957
  General and administrative expenses............   10,219     9,458    12,168
                                                  --------  --------  --------
    Total operating expenses.....................  149,193   172,863   154,526
                                                  --------  --------  --------
    Income from operations.......................   46,477    44,054    36,428
  Other income and expense:
  Loss on split-off of ATN.......................      --        --    (45,041)
  Interest expense...............................  (12,511)  (11,289)  (10,548)
  Interest income................................      971       458       351
                                                  --------  --------  --------
    Total other income and expense...............  (11,540)  (10,831)  (55,238)
                                                  --------  --------  --------
Income (loss) before income taxes and minority
 interest........................................   34,937    33,223   (18,810)
Income taxes (benefit)...........................  (15,250)  (13,039)      897
Minority interest................................   (2,477)   (2,177)   (1,340)
                                                  --------  --------  --------
Net income (loss)................................ $ 17,210  $ 18,007  $(19,253)
                                                  ========  ========  ========
Basic net income (loss) per share................ $   1.40  $   1.47  $  (1.57)
                                                  ========  ========  ========
Weighted average shares outstanding..............   12,273    12,273    12,269
                                                  ========  ========  ========


                See notes to consolidated financial statements.

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                                       TOTAL
                              COMMON PAID-IN   RETAINED   PENSION  STOCKHOLDERS'
                              STOCK  CAPITAL   EARNINGS  LIABILITY    EQUITY
                              ------ --------  --------  --------- -------------
Balance, January 1, 1995....   $123  $ 81,852  $ 33,448   $  (562)   $114,861
  Minimum pension liability
   adjustment, net of income
   tax benefit of $666,000..    --        --        --     (1,115)     (1,115)
  Net income................    --        --     17,210       --       17,210
                               ----  --------  --------   -------    --------
Balance, December 31, 1995..    123    81,852    50,658    (1,677)    130,956
  Minimum pension liability
   adjustment, net of income
   taxes of $494,000........    --        --        --        828         828
  Net income................    --        --     18,007       --       18,007
                               ----  --------  --------   -------    --------
Balance, December 31, 1996..    123    81,852    68,665      (849)    149,791
  Minimum pension liability
   adjustment, net of income
   tax benefit of $74,000...    --        --        --       (124)       (124)
  Net loss..................    --        --    (19,253)      --      (19,253)
  Purchase and cancellation
   of 765,562 shares of
   Company stock............     (8)      --    (17,392)      --      (17,400)
  Split-off of ATN..........     (5)  (22,219)  (32,020)      --      (54,244)
                               ----  --------  --------   -------    --------
Balance, December 31, 1997..   $110  $ 59,633  $    --    $  (973)   $ 58,770
                               ====  ========  ========   =======    ========


                See notes to consolidated financial statements.

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                    1995      1996      1997
                                                  --------  --------  --------
Cash flows from operating activities:
  Net income (loss).............................. $ 17,210  $ 18,007  $(19,253)
  Adjustments to reconcile net income (loss) to
   net cash flows from operating activities:
    Loss on split-off of ATN.....................      --        --     45,041
    Depreciation and amortization................   18,584    19,272    20,880
    Deferred income taxes........................    4,651     5,528    (9,356)
    Minority interest............................    2,477     2,177     1,340
    Changes in operating assets and liabilities,
     net of effect of
     split-off Transaction:
      Accounts receivable........................  (29,733)     (307)   11,035
      Materials, supplies and other current
       assets....................................      743      (512)     (268)
      Uncollected surcharges.....................    2,946     1,220    (2,822)
      Accounts payable...........................    7,248     5,453      (350)
      Accrued taxes..............................    4,659    (3,720)    2,092
      Other......................................    2,321    (1,892)   (2,102)
                                                  --------  --------  --------
        Net cash flows from operating
         activities..............................   31,106    45,226    46,237
Cash flows from investing activities:
  Capital expenditures...........................  (22,539)  (47,202)  (20,929)
  Cash transferred to ATN........................      --        --    (15,803)
  Split-off transaction costs....................      --        --     (4,509)
                                                  --------  --------  --------
        Net cash flows from investing
         activities..............................  (22,539)  (47,202)  (41,241)
Cash flows from financing activities:
  Repayment of long-term debt....................  (12,436)  (16,826)  (15,566)
  Issuance of long-term debt.....................    5,291     1,336    18,316
  Net borrowings (repayments) on notes...........     (115)   10,184     2,127
  Purchase of Company stock......................      --        --    (17,400)
                                                  --------  --------  --------
        Net cash flows from financing
         activities..............................   (7,260)   (5,306)  (12,523)
                                                  --------  --------  --------
Net change in cash...............................    1,307    (7,282)   (7,527)
Cash, beginning of Year..........................   17,515    18,822    11,540
                                                  --------  --------  --------
Cash, end of Year................................ $ 18,822  $ 11,540  $  4,013
                                                  ========  ========  ========
Supplemental cash flow information:
  Interest paid.................................. $ 12,090  $ 10,920  $  9,706
                                                  ========  ========  ========
  Income taxes paid.............................. $  4,113  $ 11,186  $  5,588
                                                  ========  ========  ========
Non-cash activities:
Change in minimum pension liability.............. $  1,842  $ (1,071) $      3
                                                  ========  ========  ========
Change in pension intangibles.................... $     61  $    251  $   (195)
                                                  ========  ========  ========
Split-off of ATN................................. $    --   $    --   $ 99,285
                                                  ========  ========  ========

                See notes to consolidated financial statements.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)

A. SIGNIFICANT ACCOUNTING POLICIES

  Split-Off Transaction--On December 30, 1997, Atlantic Tele-Network, Inc.
(ATN) split-off into two separate public companies (the Transaction). One, a new company, Emerging Communications, Inc. and subsidiaries (EmCOM or the Company) contains all of the predecessors telephone operations in the U.S. Virgin Islands. The other, ATN, continues to own the business and operations in Guyana. Since Emerging Communications, Inc. was the larger of the split-off entities, ATN was the split-off entity. The Company is the successor company and its historical financial statements prior to the split-off are those of the historical financial statements of ATN. Therefore, the historical financial statements of the Company include the operations in Guyana prior to the split-off.

  The Transaction was a non-pro rata split-off and accordingly, the split-off of ATN has been accounted for at fair value as evidenced by the market capitalization of ATN. Consequently, the loss on fair valuation of the net assets of ATN has been included in the consolidated statement of operations.

  Basis of Presentation--The consolidated financial statements include the accounts of EmCOM, and all of its wholly-owned subsidiaries, including Atlantic Tele-Network Co. (ATN-VI) and its subsidiary, the Virgin Island Telephone Corporation (Vitelco), and majority-owned subsidiaries, including Guyana Telephone and Telegraph Company Limited (GT&T) prior to the split-off. All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the 1997 presentation.

  General--The Company is engaged principally in providing telecommunications services, including local telephone service, access to long-distance service, and cellular service, in the U.S. Virgin Islands and, prior to the split-off Transaction, the Cooperative Republic of Guyana.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Regulatory Accounting--The Company's telephone subsidiaries account for costs in accordance with the accounting principles for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, Accounting for the Affects of Certain Types of Regulation (SFAS 71). This accounting recognizes the economic effects of rate regulation by recording cost and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly under SFAS 71, plant and equipment is depreciated over lives approved by regulators and certain costs and obligations are deferred based upon approvals received from regulators to permit recovery of such amounts in future years. GT&T's audiotext revenues are not subject to regulation but are never-the-less taken into account by the regulator in setting regulated rates which permit the recovery of GT&T's costs and a return on investment. These unregulated revenues and any costs which pertain solely to these unregulated revenues are not accounted for under SFAS 71 principles.

  Cash--For purposes of the statement of cash flows, the Company considers all investments with a maturity at acquisition of three months or less to be cash equivalents.

  Materials and Supplies--Materials and supplies are carried in inventory principally at weighted average cost.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)


  Fixed Assets--The original cost of fixed assets in service and under construction includes an allocation of indirect costs applicable to construction. Fixed assets also include the acquisition cost of Vitelco in excess of underlying book value and, prior to the split-off, the acquisition of GT&T franchises, all of which are being amortized over forty years on the straight-line method.

  Depreciation--The Company provides for depreciation using the straight-line and equal life group methods. This has resulted in a composite annualized rate of 6.9%, 6.3% and 5.2% for Vitelco and 4.8%, 4.5% and 4.5% for GT&T for the years ended December 31, 1995, 1996 and 1997, respectively. With respect to regulated subsidiaries, the original cost of depreciable property retired, together with removal cost less any salvage realized, is charged to accumulated depreciation. No gain or loss is recognized in connection with ordinary retirements of depreciable property. Repairs and replacements of minor items of property are charged to maintenance expense.

  Impairment of Long-Lived Assets--In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS 121). The Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets. Under provisions of the Statement, impairment losses are recognized when expected future cash flows are less than the assets' carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment and intangibles in relation to the operating performance and future undiscounted cash flows of the underlying business. The Company adjusts the net book value of the underlying assets if the sum of expected future cash flows is less than book value. The adoption of SFAS 121 did not have a material effect on the Company financial statements.

  Debt Issuance Costs--Costs relating to the issuance of debt are being amortized over the term of the debt.

  Revenue--Local exchange service, exchange access charges and international long-distance revenues are recognized when earned, regardless of the period in which they are billed. In determining revenue, the Company estimates usage by foreign exchanges of the Company's local exchange network to determine the appropriate rate to apply to long distance minutes carried by the Company. Additionally, the Company establishes reserves for possible unreported or uncollectible minutes from foreign exchange carriers and doubtful accounts from customers. The amounts the company will ultimately realize upon settlement could differ significantly in the near term from the amounts assumed in estimating these revenues and the related accounts receivable.

  Income Taxes--The Company uses an asset and liability approach for reporting of income taxes and measures deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using enacted tax rates. The Company and its U.S. subsidiary file a consolidated U.S. tax return. ATN-VI files a consolidated U.S. Virgin Islands income tax return with its Virgin Islands subsidiaries and GT&T files in Guyana.

  Foreign Currency Transactions--With regard to GT&T operations, for which the U.S. dollar is the functional currency, foreign currency transaction gains and losses are included in determining net income for the period in which the transaction is settled. At each balance sheet date, balances denominated in Guyana and other foreign currency are adjusted to reflect the current exchange rate. Currency transaction gains and (losses), which relate primarily to settlement with foreign carriers, approximated $1,808,000, $51,000 and $(1,507,000) for the years ended December 31, 1995, 1996 and 1997, respectively.

  Basic Income Per Share--Income per share is computed on the basis of the weighted average number of shares outstanding.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)


  Current Accounting Pronouncements--In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 entitled Reporting Comprehensive Income (SFAS No. 130). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is the total of reported net income and all other revenues, expenses, gains and losses that under generally accepted accounting principles are not included in reported net income.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 entitled Disclosures About Segments of an Enterprise and Related Information (SFAS No. 131). This statement utilizes the "management approach" for segment reporting which is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and more specific and detailed geographic disclosures especially by countries as opposed to broad geographic regions.

  These statements are effective for fiscal years beginning after December 15, 1997, or January 1, 1998, for the Company, with earlier application permitted. The provisions of these statements, which are of a disclosure nature, will not have a material impact on the financial statements.

B. ACCOUNTS RECEIVABLE

  Accounts receivable consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
   Subscribers and installment sales, net of allowance for
    doubtful
    accounts of $2,145,000 and $1,191,000...................... $12,577 $10,593
   Connecting companies........................................  49,636   3,317
   Other.......................................................   1,447     638
                                                                ------- -------
                                                                $63,660 $14,548
                                                                ======= =======

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)


C. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1997
                                                              -------- --------
   Used in telephone operations:
     Outside plant........................................... $158,860 $125,991
     Central office equipment................................   80,936   46,120
     Land and building.......................................   21,124   14,536
     Station equipment.......................................    9,739    5,990
     Furniture and office equipment..........................    5,493    3,573
     Construction in process.................................   15,603    5,696
     Other...................................................   11,593   10,277
                                                              -------- --------
       Total used in telephone operations....................  303,348  212,183
   Used in other operations..................................   25,547   25,642
                                                              -------- --------
                                                              $328,895 $237,825
                                                              ======== ========

D. PROPERTY COSTS RECOVERABLE FROM FUTURE REVENUES

  On September 15, 1995, Hurricane Marilyn struck the Virgin Islands causing extensive damage to the outside telephone plant of Vitelco. None of the damage was covered by insurance. The historical cost of the facilities damaged or destroyed by Hurricane Marilyn was approximately $26.3 million with associated accumulated depreciation of approximately $9.1 million. These costs have been removed from the property accounts and along with certain excess maintenance costs and costs of removal of $7.1 million have been classified as property costs recoverable from future revenues because the Company anticipates that future revenue in an amount at least equal to the capitalized cost will result from inclusion of these costs in allowable costs for rate making purposes. Vitelco has received approval from the Federal Communications Commission to include the interstate portion of these costs in its rate base and amortize them over a five year period. The Company believes that it is probable that future revenue in an amount at least equal to the intrastate portion of these costs will result from inclusion of these costs in allowable costs for rate making purposes. The Company has deferred the intrastate portion of these costs and anticipates amortizing them over the same period as the Virgin Islands Industrial Development Commission (IDC) tax benefit. On October 9, 1997, the Virgin Islands Public Service Commission instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)


E. OTHER ASSETS

  Other assets consist of the following:

                                                                DECEMBER 31,
                                                               ---------------
                                                                1996    1997
                                                               ------- -------
   Rural Telephone Finance Cooperative subordinated capital
    certificates.............................................. $ 6,490 $ 6,554
   Rural Telephone Finance Cooperative patronage capital
    certificates and patronage dividends receivable...........   5,781   5,531
   Windstorm prepaid insurance premium, long-term portion.....     --    2,978
   Debt service reserve fund and escrow account...............   3,900     --
   Pension and retirement plan intangibles....................   1,877   1,682
   Debt issuance costs........................................   1,626   1,184
   Deferred costs and intangibles, net........................     872     --
   Other......................................................   1,790   1,489
                                                               ------- -------
                                                               $22,336 $19,418
                                                               ======= =======

F. NOTES PAYABLE

  The Company has in place a $5.5 million line of credit bearing interest at 0.75% and 0.25% over prime rate which was 9.0% and 8.75% at December 31, 1996 and 1997, respectively. As of December 31, 1996 and 1997, $5.5 million was outstanding under this arrangement.

  At December 31, 1996 and 1997, Vitelco had short-term notes payable to an insurance company of $432,000 and $280,000, respectively, with interest rates of 5.7% and 5.8%, respectively.

  Vitelco has a $5 million revolving line of credit with a variable rate of interest with the Rural Telephone Finance Cooperative (RTFC) which expires in March 2000 and a $15 million revolving line of credit with a variable rate of interest also with the RTFC expiring October 1998. At December 31, 1997 and 1996, Vitelco has borrowings of $5 million for the line of credit expiring in March 2000 and $8.5 million and $6.0 million for the line of credit expiring October 1998, respectively, both with interest rates of 7.25% and 6.9%, respectively.

  At December 31, 1996, the Company had demand notes payable to a stockholder of $222,000, with an interest rate of 9.58%. The note was paid in 1997.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)


G. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1996     1997
                                                               -------- --------
   Notes payable to RTFC, with principal and interest
    payments due quarterly through December 30, 2002:
     ATN-VI..................................................  $ 19,098 $ 36,252
     Vitelco.................................................    24,142   20,519
                                                               -------- --------
                                                                 43,240   56,771
   Notes payable to Rural Utilities Service (RUS) with
    principal and interest payments due monthly through
    2012.....................................................    56,901   54,367
   Notes payable to Northern Telecom International Finance
    B.V. (NTIF) by GT&T under an $11,500,000 supply loan (the
    GT&T Supply Loan) and $34 million equipment financing
    agreement (the GT&T Equipment Loan)......................    25,447      --
   Other note payable with semi-annual payments and a balloon
    payment of $1,925,000 on December 31, 1999...............     3,300    2,750
   Other.....................................................       281      197
                                                               -------- --------
                                                                129,169  114,085
   Less current portion......................................    12,942    8,947
                                                               -------- --------
                                                               $116,227 $105,138
                                                               ======== ========

  All of the common stock of the Company's significant subsidiaries as well as a first mortgage on the assets and revenue of ATN-VI have been pledged on the debt, and therefore, substantially all assets and revenue of the Company are pledged as security.

  The Vitelco note payable to the RTFC consists of balances of $10,622,000 and $9,897,000 with fixed interest rates of 9.75% and 8.0%, respectively. On the ATN-VI note payable, $1.3 million and $19.7 million with a variable interest rate of 6.3% and 6.65% was outstanding at December 31, 1996 and 1997, respectively, with the balance bearing a fixed rate of 8%.

  The RUS note arrangement calls for fixed monthly principal and interest payments of $7.04 per $1,000 of loan balance with any remaining balance due May 2012. The interest rate on these notes is fixed at 5%.

  The RUS and RTFC debt agreements contain provisions which may require prepayments of RTFC debt in the event of future advances from the RUS. Vitelco has received approval from the RUS for an additional $35.7 million of long-term financing under terms similar to its existing RUS debt.

  The RTFC and RUS agreements require, among other things, maintenance of minimum debt service coverage, as defined, and times interest earned coverages, as defined, and restrictions on issuance of additional long-term debt. The RTFC agreements also limits the payment of dividends by ATN-VI to 40% of ATN-VI's consolidated net income, contingent upon ATN-VI's ability to meet certain financial ratios. At December 31, 1997, the ability of ATN-VI to service its debt was dependent on funds from its subsidiaries. The RUS loan and applicable RUS regulations restrict Vitelco's ability to pay dividends based upon certain net worth tests.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)

Settlement agreements made in 1989 and 1991 with the U.S. Virgin Islands Public Service Commission (PSC) also contain restrictions on dividends by Vitelco which, in general, are more restrictive than those imposed by the RUS. Dividends by Vitelco are generally limited to 60% of its net income if the equity ratio as defined is below 40%, although additional amounts are permitted to be paid for the sole purpose of servicing ATN-VI's debt to the RTFC. Under the above restrictions, at December 31, 1997, Vitelco had approximately $4,668,000 of retained earnings available for dividends.

  As a condition of being granted the RTFC loan, the Company was required to invest in subordinated capital certificates (included in other assets) with the RTFC. The Company received cash repayments of $1,575,000 and $916,000 for the years ended December 31, 1996 and 1997, respectively, related to the subordinated capital certificates. Subordinated capital certificates are non-interest bearing. As a member of the RTFC, the Company shares proportionately in the net earnings of the RTFC. RTFC distributions of net earnings are made primarily through cash distributions and issuances of patronage capital certificates (included in other assets) which are redeemed at the option of the RTFC. The Company's share of RTFC net earnings, included as an offset to interest expense, was $528,000, $551,000 and $473,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  The other note payable is collateralized by property with a book value of $7,234,000 as of December 31, 1997. The variable interest rate was 7.3% and 7.55% at December 31, 1996 and 1997.

  The annual requirements for principal payments are as follows:

      YEARS ENDING DECEMBER 31,                                       TOTAL
      -------------------------                                      --------
      1998.......................................................... $  8,947
      1999..........................................................    9,533
      2000..........................................................   10,064
      2001..........................................................   10,740
      2002..........................................................   10,563
      Thereafter....................................................   64,238
                                                                     --------
                                                                     $114,085
                                                                     ========

H. INCOME TAXES

  The following is a reconciliation from the tax computed at statutory income tax rates to the Company's income tax expense (benefit):

                                                    YEARS ENDED DECEMBER 31,
                                                    -------------------------
                                                     1995    1996      1997
                                                    ------- -------  --------
   Tax computed at statutory U.S. federal income
    tax rates.....................................  $12,228 $11,628  $ (6,583)
   Guyana income taxes in excess of statutory U.S.
    rate..........................................    2,906   2,038     1,314
   IDC tax benefits...............................      --      --    (11,968)
   Nondeductible loss on split-off Transaction....      --      --     15,764
   Other, net.....................................      116    (627)      576
                                                    ------- -------  --------
   Income tax expense (benefit)...................  $15,250 $13,039  $   (897)
                                                    ======= =======  ========

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)


  The components of income tax expense (benefit) are comprised of the following:

                                                  YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996     1997
                                                  --------  --------  --------
   Current:
     United States and U.S. Virgin Islands....... $  1,210  $  3,096  $ 5,458
     Foreign.....................................   10,370     4,948    3,312
   Deferred......................................    4,651     5,528   (9,356)
   Amortization of regulatory liability and
    investment tax credits.......................     (981)     (533)    (311)
                                                  --------  --------  -------
                                                  $ 15,250  $ 13,039  $  (897)
                                                  ========  ========  =======

  The significant components of deferred tax liabilities and assets are as follows:

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------- ------
   Deferred tax liabilities:
     Differences between book and tax basis of property......... $24,887 $1,445
     Property costs recoverable from future revenues............   8,566  1,138
     Pension paid in excess of book expense.....................     --   1,041
     Revenues not recognized for tax purposes...................   1,680    --
     Other......................................................      73    --
                                                                 ------- ------
                                                                  35,206  3,624
   Deferred tax assets:
     Non-deductible expense.....................................   1,067    596
     Pension costs not currently deductible.....................     507    582
     Regulatory liability.......................................   1,297    269
                                                                 ------- ------
                                                                   2,871  1,447
                                                                 ------- ------
       Net deferred tax liabilities............................. $32,335 $2,177
                                                                 ======= ======

  Vitelco received approval from the Virgin Islands Industrial Development Commission in May 1997 for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands Income taxes and 100% of Virgin Islands gross receipts, excise and property taxes (IDC tax benefits). In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), the Company has adjusted its deferred tax assets and liabilities to reflect the change in the tax rates applicable to Vitelco during the benefit period. This charge has resulted in the Company recording non-recurring credit to income tax expense of approximately $11,968,000 for the year ended December 31, 1997. On October 9, 1997, the Virgin Islands Public Service Commission instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

  Upon the adoption of SFAS 109, the Company recorded regulatory assets and liabilities for the cumulative effect of the adoption on the Company's regulated subsidiaries since it was anticipated that these amounts would be recovered from or returned to customers through future rates. At December 31, 1996 and 1997, the Company has a regulatory liability of approximately $3.5 million and $3.0 million which is included in other long-term liabilities.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)

  At December 31, 1997, unremitted earnings of foreign subsidiaries (ATN-VI and subsidiaries) were approximately $56,522,000. Since it is the Company's intention to indefinitely reinvest these earnings, no U.S. taxes have been provided. The determination of the amount of U.S. tax which would be payable if such unremitted foreign earnings were repatriated through dividend remittances is not practicable in that any U.S. taxes payable on such dividends would be significantly offset by foreign tax credits. Additionally, distributions from ATN-VI and its subsidiaries could be subject to 10% withholding taxes imposed by the U.S. Virgin Islands.

I. EMPLOYEE BENEFIT AND INCENTIVE PLANS AND OTHER POSTRETIREMENT BENEFITS

  Pension Plans--The Company has noncontributory defined benefit pension plans (the Plan) for salaried employees who are not members of a collective bargaining unit and eligible hourly union employees who meet certain age and employment criteria. The funding policy is to contribute to the Plan such amounts that are necessary to fund the Plan in accordance with funding requirements of ERISA. Contributions are intended to provide not only for benefits attributed for service to date, but also for those expected to be earned in the future. The benefits are based on the participants' average salary for the "salaried plan" and credited service years for the "hourly plan."

  Net periodic pension cost was:

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
   Service cost................................... $    600  $    811  $    720
   Interest on projected benefit obligation.......      890     1,061     1,131
   Actual return on assets........................   (1,292)   (1,331)   (1,959)
   Net amortization and deferral..................    1,052     1,085     1,429
                                                   --------  --------  --------
   Net periodic pension cost...................... $  1,250  $  1,626  $  1,321
                                                   ========  ========  ========

  The following table sets forth the funded status, the amounts recognized in the balance sheet of the Company at December 31, 1996 and 1997, and the principal assumptions of the Company's plans:

                                                             DECEMBER 31,
                                                           ------------------
                                                             1996      1997
                                                           --------  --------
     Actuarial present value of benefit obligations:
       Vested benefits.................................... $ 13,681  $ 15,649
       Nonvested benefits.................................       39       437
                                                           --------  --------
     Accumulated plan benefits............................ $ 13,720  $ 16,086
                                                           ========  ========
     Projected benefit obligation......................... $(16,027) $(17,425)
     Fair value of plan assets............................   12,389    15,483
                                                           --------  --------
     Plan projected benefit obligation in excess of
      assets..............................................   (3,638)   (1,942)
     Unrecognized net loss................................    2,699     2,894
     Unrecognized prior service costs.....................    1,257       900
     Unrecognized net obligation at January 1, 1987.......      939       782
                                                           --------  --------
     Prepaid pension included in the balance sheet........ $  1,257  $  2,634
                                                           ========  ========

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)


  The discount rate was 7.4% and 7.0% at December 31, 1996 and 1997 and the expected rate return on invested assets was 8.0% for both years.

  In accordance with Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, the Company has recorded an additional minimum pension liability equal to the unfunded pension benefit obligation of $3,234,000 and $3,237,000 and an intangible asset (to the extent of the additional liability) equal to the aggregate of the prior service cost and transition obligation of $1,877,000 and $1,682,000 at December 31, 1996 and 1997, respectively. The excess of the additional minimum pension liability over the intangible of $849,000 and $973,000 at December 31, 1996 and 1997, respectively, has been recorded as a separate component (a reduction in) of equity, net of taxes of $507,000 and $581,000. The change in the excess of the minimum pension liability over the intangible asset for the years ended December 31, 1996 and 1997 of $828,000 and $(124,000), respectively, has been recorded as a credit to (reduction in) equity, net of tax expense (benefit) of $494,000 and $(74,000).

  Long-Term Incentive and Share Plan--On December 31, 1997, the Company adopted the 1997 Long-Term Incentive and Share Award Plan (the Incentive
Plan). Any employee of the Company or its affiliate who is responsible for or contributes to the management, growth, or profitability of the Company or its affiliates is eligible to participate in the Incentive Plan.

  The total number of shares reserved for awards under the Incentive Plan is 1,095,913. Awards under the Incentive Plan may consist of incentive stock options (ISOs), nonqualified stock options (NQSOs) and stock appreciation rights (SARs) as well as other types of awards. On December 31, 1997, stock options of 273,978 shares at $8.00 were granted under the Incentive Plan. Of these options, 68,495 were vested and exercisable as of December 31, 1997. The remaining 205,483 options vest and become exercisable ratably and daily from January 1, 1998 through January 1, 2000. The exercise price of the options is equal to market value on the date of grant.

  The Company applies Accounting Principles Board Opinion No. 25 entitled Accounting for Stock Issued to Employees in accounting for its stock option plan. Accordingly, no compensation expense has been recognized for stock options granted. The pro forma compensation expense and related earnings per share impact for the stock options granted under Statement of Financial Accounting Standards No. 123 entitled Accounting for Stock-Based Compensation was not material for the fiscal year ended December 31, 1997.

  Postretirement Benefits--The Company provides unfunded noncontributory defined medical, dental, vision and life benefits for both retired, hourly and salaried employees who meet certain age and employment criteria. The cost of these postretirement benefits is accrued during the employee's active service period.

  Net postretirement benefit cost was:

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Service cost.................................................. $   73 $   57
   Interest cost.................................................    116    116
   Transition obligation.........................................     38     38
   Net other amortization and deferral...........................     68     50
                                                                  ------ ------
     Net postretirement benefit cost............................. $  295 $  261
                                                                  ====== ======

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)

  The following table sets forth the funded status and the amounts recognized in the balance sheet of the Company:

                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1997
                                                              -------  -------
    Accumulated postretirement benefit obligation:
     Retirees................................................ $   281  $   322
     Eligible actives........................................     412      436
     Non-eligible actives....................................   1,053    1,026
                                                              -------  -------
                                                                1,746    1,784
    Fair value of plan assets................................     --       --
                                                              -------  -------
    Accumulated benefit obligation in excess of assets.......  (1,746)  (1,784)
    Unrecognized net loss (gain).............................    (263)    (368)
    Unrecognized prior service costs.........................     543      513
    Unrecognized net obligation..............................     605      567
                                                              -------  -------
    Pension liability included in the balance sheet.......... $  (861) $(1,072)
                                                              =======  =======

  In determining the accumulated postretirement benefit obligations, the discount rate was assumed to be 7.4% in 1996 and 7.0% in 1997. For 1997, the assumed health care cost trend rate was 9.6% and 8.6% for pre-age 65 and post-age 65 participants, respectively, declining gradually to 5.5% and 5.75% over the next 15 years. A 1% increase in assumed health care cost trend rate would increase the service and interest cost expense by $15,000 for 1997 and increase the accumulated postretirement benefits obligations by $144,000.

  Retirement Savings Plan--The Company and its subsidiaries have an investment and savings plan for all salaried employees which covers all employees of the Company and its subsidiaries who are not members of a collective bargaining unit and who meet certain age and employment criteria. With respect to such plan, the Company expensed $178,000, $181,000 and $182,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company also has a 401(k) plan for hourly union employees who meet certain age and employment requirements. Employee contributions are elective and no contributions are required by the Company.

  Employee Stock Ownership Plan--In 1991, the Company established an Employees' Stock Ownership Plan (ESOP) to provide a means for employees to participate in the ownership of the Company. All non-craft salaried and hourly employees of the Company and its participating affiliates who are not members of a collective bargaining unit and who have attained age 21 and completed one year of service are eligible to participate in the ESOP.

  The Company may make discretionary contributions to the ESOP in the form of Company stock (or cash which is used to acquire stock of EmCOM, either on the open market or directly from the Company). The ESOP is permitted to borrow money to purchase Company stock. No Company contributions were made in 1995, 1996 or 1997.

J. CONTINGENCIES AND COMMITMENTS

  In connection with the split-off Transaction, the Company believes it has certain claims against ATN, and ATN may, in turn, have claims against the Company. Due to the preliminary nature of the situation, management and legal counsel are unable to predict the ultimate resolution of these matters.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)


  The Company has various litigation cases and claims in the normal course of business the resolution of which, in the opinion of management, is not expected to have a material effect on the financial statements.

K. FAIR VALUE DISCLOSURE

  Management has determined the carrying amounts of cash, accounts receivable, accounts payable and notes payable are a reasonable estimate of fair value. The fair value of long-term debt is estimated using a discounted cash flow analysis. At December 31, 1996 and 1997, the carrying value of long-term debt was $129,169,000 and $114,085,000 and the estimated fair value was $127,783,000 and $113,150,000, respectively.

L. GEOGRAPHIC AND CREDIT CONCENTRATIONS

  Geographic data:

                                            UNITED STATES  GUYANA  CONSOLIDATED
                                            ------------- -------- ------------
   1997 operations:
     Total revenues........................    $73,339    $117,615   $190,954
     Income from operations................     17,748      18,680     36,428
     Identifiable assets...................    224,308         --     224,308
   1996 operations:
     Total revenues........................    $68,664    $148,253   $216,917
     Income from operations................     10,063      33,991     44,054
     Identifiable assets...................    230,714     158,610    389,324

  Revenues from AT&T comprised approximately 27%, 29% and 24% of consolidated total revenues in 1995, 1996 and 1997, respectively. Revenues from MCI comprised approximately 15% and 7% in 1996 and 1997, respectively. These revenues consist principally of international and long distance service, interstate network access, and billing and collection service revenues. No other revenue source accounted for more than 10% of total revenues for the years presented.

  A significant portion of the international long-distance revenue discussed above is generated by GT&T's audiotext providers, which operate as service bureaus or intermediaries for a number of audiotext information providers. One such audiotext provider accounted for $78 million, $83 million and $39 million of these revenues for the years ended December 31, 1995, 1996 and 1997, respectively.

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                        (COLUMNAR AMOUNTS IN THOUSANDS)


M. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Following is a summary of the Company's quarterly results of operations for the years ended December 31, 1997 and 1996:

                                               THREE MONTHS ENDED
                                    ------------------------------------------
                                    MARCH 31 JUNE 30  SEPTEMBER 30 DECEMBER 31
                                    -------- -------  ------------ -----------
   1997
   Revenues........................ $50,124  $45,324    $54,277     $ 41,229
   Expenses........................  39,543   38,892     38,248       37,843
                                    -------  -------    -------     --------
   Income from operations..........  10,581    6,432     16,029        3,386
   Other income and expense........   2,483    2,676      2,584       47,495
                                    -------  -------    -------     --------
   Income (loss) before income
    taxes and minority interest....   8,098    3,756     13,445      (44,109)
   Income taxes....................   2,909   (9,521)     5,873         (158)
                                    -------  -------    -------     --------
   Income before minority
    interest.......................   5,189   13,277      7,572      (43,951)
   Minority interest...............     307        1      1,050          (18)
                                    -------  -------    -------     --------
   Net income (loss)............... $ 4,882  $13,276    $ 6,522     $(43,933)
                                    =======  =======    =======     ========
   Net income (loss) per share..... $  0.40  $  1.08    $  0.53     $  (3.58)
                                    =======  =======    =======     ========
   Weighted average shares
    outstanding....................  12,273   12,273     12,273       12,259
                                    =======  =======    =======     ========
                                               THREE MONTHS ENDED
                                    ------------------------------------------
                                    MARCH 31 JUNE 30  SEPTEMBER 30 DECEMBER 31
                                    -------- -------  ------------ -----------
   1996
   Revenues........................ $52,320  $55,882    $57,035     $ 51,680
   Expenses........................  42,892   43,468     45,145       41,358
                                    -------  -------    -------     --------
   Income from operations..........   9,428   12,414     11,890       10,322
   Other income and expense........   2,726    2,777      2,782        2,546
                                    -------  -------    -------     --------
   Income before income taxes and
    minority interest..............   6,702    9,637      9,108        7,776
   Income taxes....................   2,924    3,952      3,608        2,555
                                                                    --------
   Income before minority
    interest.......................   3,778    5,685      5,500        5,221
   Minority interest...............     592      680        588          317
                                    -------  -------    -------     --------
   Net income...................... $ 3,186  $ 5,005    $ 4,912     $  4,904
                                    =======  =======    =======     ========
   Net income per share............ $  0.26  $  0.41    $  0.40     $   0.40
                                    =======  =======    =======     ========
   Weighted average shares
    outstanding....................  12,273   12,273     12,273       12,273
                                    =======  =======    =======     ========

                                                                      SCHEDULE I

                         EMERGING COMMUNICATIONS, INC.
                             (PARENT COMPANY ONLY)

                   CONDENSED STATEMENTS OF FINANCIAL POSITION

                           DECEMBER 31, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                                1996     1997
                                                              --------  -------
                           ASSETS
Current assets:
  Cash....................................................... $    578  $   --
  Other current assets.......................................      192       15
                                                              --------  -------
                                                                   770       15
Property and equipment.......................................    3,149    2,543
  Less accumulated depreciation..............................   (2,094)  (2,091)
                                                              --------  -------
                                                                 1,055      452
Investment in and advances to subsidiaries...................  155,038   63,846
Other assets.................................................    2,044      153
                                                              --------  -------
                                                              $158,907  $64,466
                                                              ========  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.............................................. $  5,722  $ 5,500
  Accounts payable...........................................      952      --
  Accrued taxes..............................................    1,214      --
  Other current liabilities..................................      952      --
  Current portion of long-term debt..........................       88       98
                                                              --------  -------
    Total current liabilities................................    8,928    5,598
Long-term debt, excluding current portion....................      188       98
Contingencies and commitments
Stockholders' equity:
  Common stock...............................................      123      110
  Paid-in capital............................................   81,852   59,633
  Pension liability..........................................     (849)    (973)
  Retained earnings..........................................   68,665      --
                                                              --------  -------
    Total stockholders' equity...............................  149,791   58,770
                                                              --------  -------
                                                              $158,907  $64,466
                                                              ========  =======

                  See note to condensed financial statements.

                                                                      SCHEDULE I
                                                                     (CONTINUED)

                         EMERGING COMMUNICATIONS, INC.
                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                     1995     1996      1997
                                                    -------  -------  --------
Advisory fees.....................................  $ 7,870  $ 8,895  $  7,057
Interest income...................................    4,555    4,490     4,681
                                                    -------  -------  --------
                                                     12,425   13,385    11,738
Expenses:
  Interest........................................      893      548       533
  Loss on split-off of ATN........................      --       --     45,041
  General and administrative......................    7,215    7,117     7,227
                                                    -------  -------  --------
                                                      8,108    7,665    52,801
                                                    -------  -------  --------
Income (loss) before income taxes and equity in
 undistributed earnings of subsidiaries...........    4,317    5,720   (41,063)
Income taxes......................................   (1,049)  (1,651)   (1,445)
                                                    -------  -------  --------
Income (loss) before equity in undistributed
 earnings of subsidiaries.........................    3,268    4,069   (42,508)
Equity in undistributed earnings of subsidiaries..   13,942   13,938    23,255
                                                    -------  -------  --------
Net income (loss).................................  $17,210  $18,007  $(19,253)
                                                    =======  =======  ========
Basic net income (loss) per share.................  $  1.40  $  1.47  $  (1.57)
                                                    =======  =======  ========


                  See note to condensed financial statements.

                                                                      SCHEDULE I
                                                                     (CONTINUED)

                         EMERGING COMMUNICATIONS, INC.
                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                             (AMOUNTS IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
Cash flow from operating activities:
  Net income (loss).............................. $ 17,210  $ 18,007  $(19,253)
  Adjustments to reconcile net income to net cash
   flows from operating activities:
    Loss on split-off of ATN.....................      --        --     45,041
    Equity in undistributed earnings of
     subsidiaries................................  (13,942)  (13,938)  (23,255)
    Depreciation and amortization................      662       694       427
    Change in operating assets and liabilities,
     net of effect of split-off Transaction:
      Other assets...............................    1,138    (1,120)   (2,782)
      Other liabilities..........................    1,267        (7)      894
      Other......................................      395       138       366
                                                  --------  --------  --------
        Net cash flows from operating
         activities..............................    6,505     3,426     1,438
Cash flows from investing activities:
  Change in advance to subsidiaries..............   (4,844)      669    21,205
  Cash transferred to ATN........................      --        --     (5,482)
  Capital expenditures...........................     (377)      --        (36)
                                                  --------  --------  --------
        Net cash flows from investing
         activities..............................   (5,221)      669    15,687
Cash flows from financing activities:
  Net repayments on notes........................      --       (790)     (222)
  Issuance of long-term debt.....................      356       --        --
  Repayment of long-term debt....................     (204)   (4,342)      (81)
  Purchase of Company stock......................      --        --    (17,400)
                                                  --------  --------  --------
        Net cash flows from financing
         activities..............................      152    (5,132)  (17,703)
                                                  --------  --------  --------
Net change in cash...............................    1,436    (1,037)     (578)
Cash, beginning of year..........................      179     1,615       578
                                                  --------  --------  --------
Cash, end of year................................ $  1,615  $    578  $    --
                                                  ========  ========  ========
Supplemental cash flow information:
  Interest paid.................................. $  1,037  $    542  $    515
                                                  ========  ========  ========
  Income taxes paid.............................. $    260  $    620  $  2,310
                                                  ========  ========  ========
Non-cash activities:
  Split-off of ATN............................... $    --   $    --   $ 99,285
                                                  ========  ========  ========

                  See note to condensed financial statements.

                                                                     SCHEDULE I
                                                                    (CONTINUED)

                         EMERGING COMMUNICATIONS, INC.
                             (PARENT COMPANY ONLY)

                    NOTE TO CONDENSED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

A. SIGNIFICANT ACCOUNTING POLICIES

  Investment in Subsidiaries--Emerging Communications, Inc.'s investment in subsidiary is accounted for using the equity method.

  Split-Off Transaction--On December 30, 1997, Atlantic Tele-Network, Inc.
(ATN) split-off into two separate public companies (the Transaction). One, a new company, Emerging Communications, Inc. and subsidiaries (EmCOM or the Company) contains all of the predecessors telephone operations in the U.S. Virgin Islands. The other public company, ATN, continues to own the business and operations in Guyana. Since Emerging Communications, Inc. was the larger of the split-off entities, ATN was the split-off entity. The Company is the successor company and its historical financial statements prior to the split-off are those of the consolidated group, and therefore include the operations in Guyana prior to the split-off.

  The Transaction was a non-pro rata split-off and accordingly has been accounted for at fair value as evidenced by the market capitalization of ATN. Consequently, the loss on fair valuation of the net assets of ATN has been included in the consolidated statement of operations.

                                                                     SCHEDULE II

                  EMERGING COMMUNICATIONS, INC. AND SUBSIDIARY

                       VALUATION AND QUALIFYING ACCOUNTS
                             (AMOUNTS IN THOUSANDS)

                             BALANCE AT CHARGED TO  NET                BALANCE
                             BEGINNING  COSTS AND  CHARGE TRANSFERRED  AT END
                             OF PERIOD   EXPENSES   OFFS    TO ATN    OF PERIOD
                             ---------- ---------- ------ ----------- ---------
YEAR ENDED DECEMBER 31,
 1995:
Description:
  Allowance for doubtful
   accounts.................   $1,908     $1,723   $  627    $--       $3,004
                               ======     ======   ======    ====      ======
YEAR ENDED DECEMBER 31,
 1996:
Description:
  Allowance for doubtful
   accounts.................   $3,004     $  389   $1,248    $--       $2,145
                               ======     ======   ======    ====      ======
YEAR ENDED DECEMBER 31,
 1997:
Description:
  Allowance for doubtful
   accounts.................   $2,145     $  427   $  882    $502      $1,191
                               ======     ======   ======    ====      ======

                                                                     APPENDIX B

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-Q

[X]            QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                     FOR THE QUARTER ENDED MARCH 31, 1998

                                      OR

[_]            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                       COMMISSION FILE NUMBER 001-13385

                               ----------------

                         EMERGING COMMUNICATIONS, INC.
              (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                               ----------------

              DELAWARE                                 66-0547028
    (STATE OR OTHER JURISDICTION                    (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

                            CHASE FINANCIAL CENTER
                                 P.O. BOX 1730
                     ST. CROIX, U.S. VIRGIN ISLANDS 00821
                                (809) 777-8000


                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days. Yes [X]   No [_]

  As of March 31, 1998, the registrant had outstanding 10,959,131 shares of its common stock ($.01 par value).

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
                        ASSETS
Current assets:
  Cash................................................  $   4,013    $   5,342
  Accounts receivable, net............................     14,548       13,254
  Materials and supplies..............................      6,241        6,031
  Prepayments and other current assets................      4,396        2,627
                                                        ---------    ---------
    Total current assets..............................     29,198       27,254
Fixed assets:
  Property, plant and equipment.......................    237,825      240,139
  Less accumulated depreciation.......................   (111,296)    (114,982)
  Franchise rights and cost in excess of underlying
   book value, less accumulated amortization of
   $10,112,000 and $10,346,000........................     27,567       27,333
                                                        ---------    ---------
    Net fixed assets..................................    154,096      152,490
Property costs recoverable from future revenues, less
 accumulated amortization of $2,715,000 and
 $3,038,000...........................................     21,596       21,273
Other assets..........................................     19,418       20,958
                                                        ---------    ---------
                                                        $ 224,308    $ 221,975
                                                        =========    =========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.......................................     19,280       24,300
  Accounts payable....................................     14,169        7,926
  Accrued taxes.......................................      1,087        1,040
  Advance payments and deposits.......................      2,072        2,192
  Other current liabilities...........................      5,863        5,157
  Current portion of long-term debt...................      8,947        9,152
                                                        ---------    ---------
    Total current liabilities.........................     51,418       49,767
Deferred income taxes and tax credits.................      2,774        2,833
Long-term debt, excluding current portion.............    105,138      102,616
Pension and other long-term liabilities...............      6,208        6,050
Contingencies and commitments (Note D)
Stockholders' equity:
  Preferred stock, par value $.01 per share;
   10,000,000 shares authorized; none issued and out-
   standing...........................................        110          110
  Common stock, par value $.01 per share; 20,000,000
   shares authorized; 10,959,131 shares issued and
   outstanding........................................
  Paid-in capital.....................................     59,633       59,633
  Pension liability...................................       (973)        (973)
  Retained earnings...................................        --         1,939
                                                        ---------    ---------
    Total stockholders' equity........................     58,770       60,709
                                                        ---------    ---------
                                                        $ 224,308    $ 221,975
                                                        =========    =========

           See notes to consolidated condensed financial statements.

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             (COLUMNAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
                                                              (UNAUDITED)
Revenues:
  Telephone operations................................... $  47,945  $  15,884
  Cellular services......................................     1,149        883
  Product sales and rentals..............................     1,030      1,389
                                                          ---------  ---------
    Total revenues.......................................    50,124     18,156
Expenses:
  Telephone operations...................................    36,015     10,488
  Cellular services and product sales and rental
   expenses..............................................     1,860      1,822
  General and administrative expenses....................     1,668      1,103
                                                          ---------  ---------
    Total operating expenses.............................    39,543     13,413
                                                          ---------  ---------
    Income from operations...............................    10,581      4,743
Other income and expense:
  Interest expense.......................................    (2,572)    (1,679)
  Interest income........................................        89         34
                                                          ---------  ---------
    Total other income and expense.......................    (2,483)    (1,645)
                                                          ---------  ---------
Income before income taxes and minority interest.........     8,098      3,098
Income taxes.............................................     2,909      1,159
                                                          ---------  ---------
Income before minority interest..........................     5,189      1,939
Minority Interest........................................      (307)       --
                                                          ---------  ---------
Net income............................................... $   4,882  $   1,939
                                                          =========  =========
Net income per share..................................... $    0.40  $    0.18
                                                          =========  =========
Weighted average shares outstanding......................    12,273     10,959
                                                          =========  =========


           See notes to consolidated condensed financial statements.

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
                                                              (UNAUDITED)
Net cash flows provided by operating activities.......... $   8,570  $   1,114
Cash flows from investing activities:
  Capital expenditures...................................    (5,081)    (2,488)
                                                          ---------  ---------
    Net cash used in investing activities................    (5,081)    (2,488)
Cash flows from financing activities:
  Repayment of long-term debt............................    (2,221)    (2,317)
  Net borrowings (repayments) on notes...................      (343)     5,020
                                                          ---------  ---------
    Net cash flows (used) provided by financing
     activities..........................................    (2,564)     2,703
Net increase in cash.....................................       925      1,329
Cash, Beginning of Period................................    11,540      4,013
                                                          ---------  ---------
Cash, End of Period...................................... $  12,465  $   5,342
                                                          =========  =========
Supplemental cash flow information:
  Interest paid.......................................... $   2,606  $   2,738
                                                          =========  =========
  Income taxes paid...................................... $   2,219  $     --
                                                          =========  =========
Depreciation and amortization expense.................... $   6,003  $   5,029
                                                          =========  =========


           See notes to consolidated condensed financial statements.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  THREE MONTHS ENDED MARCH 31, 1997 AND 1998

A. GENERAL

 Significant Accounting Policies

  On December 30, 1997, Atlantic Tele-Network, Inc. (ATN) split-off into two separate public companies (the Transaction). One, a new company, Emerging Communications, Inc. and subsidiaries (EmCom or the Company) contains all of the predecessors telephone operations in the U.S. Virgin Islands. The other, ATN, continues to own the business and operations in Guyana. Since Emerging Communications, Inc. was the larger of the two entities, ATN was the split-off and EmCom was deemed the successor company. Consequently, the historical financial statements of EmCom prior to the split-off reflect those of the consolidated group (ATN's historical financial statements) and include the operations in Guyana prior to the split-off.

  The consolidated condensed balance sheet of Emerging Communications, Inc. and subsidiaries at December 31, 1997 has been taken from audited financial statements at that date. All other consolidated condensed financial statements contained herein have been prepared by the Company and are unaudited. The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10K for the year ended December 31, 1997.

  The unaudited interim consolidated condensed financial statements furnished herein reflect all adjustments, (consisting only of normal recurring accruals) which are, in the opinion of management, necessary to fairly present the financial results for the interim periods presented. The results for the three months ended March 31, 1997 and 1998 are not necessarily indicative of the operating results for the full year not yet completed.

  Reclassification--Certain reclassifications have been made to the 1997 amounts to conform to the 1998 presentation.

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 entitled Disclosures About Segments of an Enterprise and Related Information (SFAS No. 131). This statement utilizes the "management approach" for segment reporting which is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and more specific and detailed geographic disclosures especially by countries as opposed to broad geographic regions. This statement is effective for fiscal years beginning after December 31, 1997, or January 1, 1998 for the Company. However, the provisions of this statement are not required for the interim reporting periods in the first year of implementation. The provisions of this statement, which are of a disclosure nature, will not have a material impact on the financial statements.

B. PROPERTY COSTS RECOVERABLE FROM FUTURE REVENUES

  On September 15, 1995, Hurricane Marilyn struck the Virgin Islands causing extensive damage to the outside telephone plant of Vitelco. None of the damage was covered by insurance. The historical cost of the facilities damaged or destroyed by Hurricane Marilyn was approximately $26.3 million with associated accumulated depreciation of approximately $9.1 million. These costs have been removed from the property accounts and along with certain excess maintenance costs and costs of removal of $7.1 million have been classified as property costs recoverable from future revenues because the Company anticipates that future revenue in an amount at least equal to the capitalized cost will result from inclusion of these costs in allowable costs for rate making purposes. Vitelco has received approval from the Federal Communications Commission "FCC" to include the interstate portion of these costs in its rate base and amortize them over a five year period. In May 1997, Vitelco received approval from the Virgin Islands Industrial Development Commission ("IDC") for a five

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes to assist in recovering the intrastate portion of the hurricane related costs. The Company believes that it is probable that future revenue in an amount at least equal to the intrastate portion of these costs will result from inclusion of these costs in allowable costs for rate making purposes. The Company has deferred the intrastate portion of these costs and anticipates amortizing them over the same period as the IDC tax benefit. On October 9, 1997, the Virgin Islands Public Service Commission instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

C. ACCOUNTING FOR INCOME TAXES

  As discussed in Note B above, Vitelco received approval from the Virgin Islands Industrial Development Commission in May 1997 for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the Company has adjusted its deferred tax assets and liabilities to reflect the change in the tax rates applicable to Vitelco during the benefit period.

D. CONTINGENCIES AND COMMITMENTS

  In connection with the split-off Transaction, the Company believes it has certain claims against ATN, and ATN may, in turn, have claims against the Company. Due to the preliminary nature of the situation, management and legal counsel are unable to predict the ultimate resolution of these matters.

  The Company has various litigation cases and claims in the normal course of business the resolution of which, in the opinion of management, is not expected to have a material effect on the financial statements.

E. COMPREHENSIVE INCOME

  On January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No. 130). Statement of Financial Accounting Standards No. 130 establishes standards for the display of comprehensive income and its components in a full set of financial statements. There was no material difference between net income and comprehensive income for the three months ended March 31, 1997 and 1998.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITIONS AND RESULTS OF OPERATIONS

SPLIT-OFF TRANSACTION

  On December 30, 1997, Atlantic Tele-Network, Inc. ("ATN") split off into two separate public companies pursuant to the split-off Transaction. One company, EmCom contains all the predecessors telephone operations in the U.S. Virgin Islands. The other, ATN, continues to own the business and operations in Guyana. Because EmCom was the larger of the two entities, ATN was deemed the split-off entity and EmCom was deemed the successor company. Consequently, the historical financial statements of EmCom prior to the split-off Transaction reflect those of the consolidated group and include the operations in Guyana.

  The split-off Transaction was a non pro-rata split off and was accounted for at fair value as evidenced by the market capitalization of ATN subsequent to the split-off Transaction. Accordingly, the loss on fair valuation of the net assets of ATN was included in the consolidated statement of operations for the year ended December 31, 1997.

  As a result of the split-off, EmCom no longer includes the operations or financial results of the Guyana subsidiary GT&T in its current year financial statements.

INTRODUCTION

  The Company's revenues and income from continuing operations have been derived principally from the operations of its telephone subsidiaries, Vitelco and, prior to the split-off Transaction, GT&T. Vitelco derives most of its revenues from local telephone and long-distance access services. GT&T derives almost all of its revenues from international telephone services. The holding company for EmCom's United States Virgin Islands operations is Atlantic Tele-Network, Co. ("ATN-VI"). Other operations in the Company's Consolidated Condensed Statements of Operations include: Vitelcom Cellular, Inc. d/b/a. VitelCellular, which provides cellular telephone service in the U.S. Virgin Islands; and, until it merged into ATN-VI, Vitelcom, which supplies customer premises equipment in the U.S. Virgin Islands.

RESULTS OF OPERATIONS

 Three Months ended March 31, 1997 and 1998

  Operating revenues for the three months ended March 31, 1998 were $18.1 million as compared to $50.1 million for the corresponding period of the prior year, a decrease of $32.0 million. The decrease was due principally to the split-off Transaction since revenues for the three months ended March 31, 1997 included approximately $31.8 million in revenues related to GT&T's telephone operations. After giving effect to the split-off Transaction, the revenues of the operations retained by the Company decreased approximately $226,000 or 1% from revenues for the same period last year.

  Revenues from telephone operations decreased approximately $319,000, or 2%, compared to revenues for the same period last year. This decrease is principally due to a decline in Universal Service Fund revenues offset by increases in revenues from local exchange service, access charges, and billing and collection services attributable to increased subscriber access lines.

  Revenues from cellular services declined approximately $266,000, or 23% as compared to revenues for the same period last year due to decreases in subscribers and average revenues per subscriber. Revenues from product sales and rentals increased $359,000, or 35% compared to revenues for the same period last year as a result of completing several projects in the first quarter of 1998.

  Operating expenses for the three months ended March 31, 1998 were $13.4 million as compared to $39.5 million for the corresponding period of the prior year, a decrease of $26.1 million, or 66%. This decrease was due principally to the inclusion of approximately $26.4 million of operating expenses related to GT&T and ATN,

Inc. for the period ended March 31, 1997. As a result of the split-off Transaction, GT&T and ATN, Inc. are no longer part of the Company's operations.

  After giving effect to the split-off Transaction, operating expenses were $13.4 million for the three months ended March 31, 1998, a $400,000 or 3% increase as compared to $13.0 million for the corresponding period of the prior year. This increase is principal due to a $182,000 increase in expenses of telephone operations and a $243,000 increase in general and administrative expenses.

  As a percentage of revenues from telephone operations, after giving effect to the split-off Transaction, operating expenses were approximately 74% and 71% for the three months ended March 31, 1998 and 1997, respectively.

  Income from operations for the three months ended March 31, 1998 was $4.7 million, a $5.8 million decrease compared to income from operations for the same period last year. However, after giving effect to the split-off Transaction, income from operations decreased $613,000 or 11% for the three months ended March 31, 1998 as compared to the same period last year. This decrease is attributable to the $226,000 or 1% decrease in revenues combined with the approximate $400,000 or 3% increase in operating expenses as discussed herein.

  Net interest expense for the three months ended March 31, 1998 was $1.6 million as compared to $2.5 million for the corresponding period of the prior year, a decrease of $838,000. After giving effect to the split-off Transaction, net interest expense increased approximately $100,000 as a result of an increase in outstanding debt. Income before taxes and minority interest decreased $5.0 million to $3.1 million for the first three months of 1998.

  As discussed in Note C to the Consolidated Condensed Financial Statements, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Island gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the Company has adjusted its deferred tax assets and liabilities to reflect the change in the tax rates applicable to Vitelco during the benefit period. The effect of the tax exemption on future current taxes payable during the benefit period will be reflected in the Company financial statements during the benefit period. On October 9, 1997 the Virgin Islands Public Service Commission ("PSC") instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. There can be no assurance as to the outcome of this proceeding.

  Before giving effect to the change in deferred taxes discussed above, the Company's effective tax rate for the three months ended March 31, 1998 was 37.40% as compared to 35.90% for the corresponding period of the prior year.

  The minority interest in earnings for the three months ended March 31, 1997 consists of the Guyana government's 20% interest in GT&T and Comsat Mobile Investments, Inc.'s (a subsidiary of Communications Satellite Corporation) 10% interest in VitelCelluar. As a result of the split-off Transaction, the minority interest held in GT&T is no longer included in the operations of the Company. Additionally, on February 13, 1998, ATN-VI purchased the 10% minority interest held in VitelCellular. The minority interest in earnings up to the date of ATN-VI's acquisition of 10% minority interest is immaterial.

LIQUIDITY AND CAPITAL RESOURCES

  The Company depends upon funds received from subsidiaries to meet its capital needs, including servicing debt and financing any future acquisitions. As a result of the split-up of ATN into two separate public companies, the Company's capital resources have changed significantly, and the Company has fewer resources and significantly reduced operations for the near term. However, the Company believes existing liquidity and capital resources will be adequate to meet current operating needs.

  In connection with the split-off Transaction, EmCom assumed approximately $5.5 million of bank debt of ATN, of which $5.5 million was outstanding at March 31, 1998 under a short-term credit facility which matures October 1, 1998. The Company's primary sources of funds are management fees, repayment of loans, interest from ATN-VI and dividends from ATN-VI.

  In connection with the split-off Transaction, ATN-VI borrowed approximately $17.4 million, net, from the Rural Telephone Finance Cooperative ("RTFC") under a 15 year credit facility (the "1997 RTFC Credit Facility"). This facility provides for quarterly payments of principal and interest of approximately $500,000. At March 31, 1998, $17.2 million, net, was outstanding under this credit facility, which bears interest at a variable rate, which was 6.65% at March 31, 1998. In addition to the 1997 RTFC Credit Facility, ATN-VI had other outstanding borrowings from the RTFC of $15.6 million, net, at March 31, 1998, of which $1.3 million bears interest at a variable rate, which was 6.65% at March 31, 1998, and $14.3 million bears interest at a fixed rate of 8%.

  ATN-VI's loan agreements with the RTFC limit the payment of dividends by ATN-VI to EmCom unless ATN-VI meets certain financial ratios, which were met at March 31, 1998, and, after payment of the dividend ATN-VI's stockholders equity is greater than 30% of total assets. ATN-VI's loan agreements with the RTFC contain covenants that restrict ATN-VI from, among other things: (i) with certain exceptions, engaging in consolidations, mergers and sales of assets;
(ii) with certain exceptions, creating, incurring, assuming or suffering to exist other indebtedness; (iii) with certain exceptions, making investments or loans in any other person or entity; (iv) acquiring assets or capital stock of other entities except for certain permitted acquisitions; and (v) redeeming, retiring or purchasing capital stock of ATN-VI-without, in each case, the prior written approval of RTFC.

  ATN-VI's ability to service its debt or to pay dividends will be primarily dependent on funds from its parent or its subsidiaries, primarily Vitelco. Vitelco's loan agreement (the "RUS Loan Agreement") with the Rural Utilities Service ("RUS") and applicable RUS regulations restrict Vitelco's ability to pay dividends based upon certain net worth tests except for limited dividend payments authorized when specific security instrument criteria are unable to be met. Settlement agreements made in 1989 and 1991 with the PSC also contain certain restrictions on dividends by Vitelco which, in general, are more restrictive than those imposed by the RUS. Dividends by Vitelco are generally limited to 60%; of its net income, if the equity ratio, as defined, is below 40%, although additional amounts are permitted to be paid for the sole purpose of servicing ATN-VI's debt to the RTFC. Under the above restrictions, at March 31, 1998, Vitelco's dividend paying capacity was approximately $.7 million.

  At March 31, 1998, Vitelco had an outstanding balance under the RUS Loan Agreement of $53.7 million, which bears interest at a fixed rate of 5%. The RUS Loan Agreement calls for fixed monthly principal and interest payments of $7.04 per $1,000 of loan balance with any remaining balance due May 2012. The RUS Loan Agreement contains covenants, which, with certain exceptions restrict Vitelco from: (i) engaging in mergers and consolidations; (ii) selling, leasing or transferring any capital assets; (iii) entering into any contract for the management of its business or operations or maintenance of its properties; (iv) declaring or paying dividends, unless certain criteria are met; (v) guaranteeing or incurring additional indebtedness; and (vi) making investments except as otherwise permitted.

  At March 31, 1998, Vitelco has outstanding borrowings from the RTFC of $37.6 million, of which $9.9 million was owing under a term loan which bears interest at a fixed rate of 9.75% (the "9.75% Term Loan"), $9.5 million was owing under a term loan which bears interest at a fixed rate of 8% (the "8% Term Loan"), $5 million was owing under a $5 million revolving line of credit with an interest rate of 7.25% and $13.2 million was owing under a $15 million revolving loan of credit with an interest rate of 7.25%. The $5 million line of credit with the RTFC expires in March 2000, and the $15 million line of credit with the RTFC expires in October 1998. These borrowings were incurred to finance part of the costs of repairing damage to Vitelco's telephone plant caused by Hurricane Marilyn in September 1995. Vitelco has also received approval from the RUS for $35.7 million of long-term financing, which may be used to repay Vitelco's outstanding line of credit borrowings from the RTFC. Borrowings under Vitelco's $5 million line of credit are required to be repaid within 12 months of the date of the borrowing, but may be repaid from the proceeds of borrowings under the $15 million line of credit. Borrowings under Vitelco's $15 million line of credit will mature on October 31, 1998, at which date, if long-term loan funds from RUS have not yet been made available to Vitelco, Vitelco will have the option of rolling the outstanding amount borrowed under that line of credit into a 15-year term loan from RTFC having terms substantially similar to those contained in Vitelco's existing long-term loan from RTFC.

  Vitelco's Loan agreements with the RTFC require, among other things, ATN-VI and Vitelco to maintain certain financial ratios. Vitelco may incur additional debt with RUS without prior approval from RTFC if Vitelco maintains certain financial ratios. Vitelco's loan agreement contains covenants, which, with certain exceptions, restrict: (i) Vitelco from entering into any business venture with respect to business in which it is not currently engaged and ATN-VI from entering into any business venture other than as a holding company for its subsidiaries; (ii) ATN-VI from selling and permitting any liens upon the capital stock of Vitelco; (iii) ATN-VI from incurring additional indebtedness;
(iv) ATN-VI from declaring or paying any dividends, unless certain criteria are met; (v) ATN-VI and Vitelco from engaging in mergers or consolidations;
(vi) ATN-VI from making or committing to make any investment in any person except as otherwise permitted; (vii) ATN-VI from creating, assuming, incurring or suffering to exist any lien upon any of its property or assets or the property or assets of Vitelco; (viii) ATN-VI from forming or acquiring any subsidiaries; and (ix) ATN-VI from permitting any subsidiary to sell or transfer any asset for purposes of effecting a lease.

  The RTFC Loan and RUS Loan agreements also require, among other things, maintenance of minimum debt service and times interest earned coverage and restrictions on issuance of additional long-term debt. As of March 31, 1998, the Company was in compliance with all covenants contained in its long-term debt agreements.

  While the Company believes capital resources are adequate to meet current operations, the Company is also exploring several opportunities to acquire cellular licenses, cable television properties or land line telephone companies in the Caribbean and developing countries. There can be no assurance as to whether, when or on what terms the Company will be able to acquire any of the businesses or licenses it is currently seeking or whether it will obtain financing to do so.

IMPACT OF INFLATION

  The effect of inflation on the Company's financial results of telephone operations in the U.S. Virgin Islands has not been significant in recent years. The effect of inflation on the cost of providing telephone service in the U.S. Virgin Islands has generally been offset (without any increase in local subscribers' rates) by increased revenues resulting from growth in the number of subscribers and from regulatory cost recovery practices in determining access revenues.

YEAR 2000 COMPLIANCE

  The inability of computer hardware, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a 2-digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

  The Company is identifying all significant applications in its systems that will require modification or replacement to ensure Year 2000 Compliance. Internal and external resources are being used to make the required modifications and replacements and test Year 2000 Compliance. The modification process of all significant applications is under way. The Company plans on completing the testing process of all significant applications by December 31, 1998.

  In addition, the Company is planning to communicate with others with whom it does significant business to determine their Year 2000 Compliance readiness and the extent to which the Company is vulnerable to any third party Year 2000 issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

  The total cost to the Company of these Year 2000 Compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. These costs and the date on which the Company plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors, However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans.

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                           PART II OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  Not applicable.

ITEM 2. CHANGES IN SECURITIES

  Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

  Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  Not applicable.

ITEM 5. OTHER INFORMATION

  Not applicable.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  Not applicable.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                                  SIGNATURES

  PURSUANT TO THE SECURITIES ACT OF 1934, THE REGISTRANT HAS CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

Date: May 14, 1998                        Emerging Communications, Inc.

                                                    /s/ James J. Heying
                                          _____________________________________
                                                     James J. Heying
                                            Chief Financial Officer and Vice-
                                                        President
                                          signing both in his capacity as Vice
                                               President on behalf of the
                                            Registrant and as Chief Financial
                                                Officer of the Registrant

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
   EXCHANGE ACT OF 1934

                      FOR THE QUARTER ENDED JUNE 30, 1998

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
   EXCHANGE ACT OF 1934

                       COMMISSION FILE NUMBER 001-13385

                         EMERGING COMMUNICATIONS, INC.
              (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              66-0547028
    (State or other jurisdiction of        (I.R.S. Employer Identification
    incorporation or organization)                     Number)

                            CHASE FINANCIAL CENTER
                                 P.O. BOX 1730
                     ST. CROIX, U.S. VIRGIN ISLANDS 00821
                                (809) 777-8000

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days. Yes  X   No

  As of June 30, 1998, the registrant had outstanding 10,959,131 shares of its common stock ($.01 par value).


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                          DECEMBER 31, JUNE 30,
                                                              1997       1998
                                                          ------------ --------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash..................................................    $  4,013   $  4,340
  Accounts receivable, net..............................      14,548     14,093
  Materials and supplies................................       6,241      6,105
  Prepayments and other current assets..................       4,396      2,423
                                                            --------   --------
    Total current assets................................      29,198     26,961
Fixed assets:
  Property, plant and equipment.........................     237,825    254,859
  Less accumulated depreciation.........................    (111,296)  (117,884)
  Franchise rights and cost in excess of underlying book
   value, less accumulated amortization of $10,112,000
   and $10,580,000......................................      27,567     27,099
                                                            --------   --------
    Net fixed assets....................................     154,096    164,074
Property costs recoverable from future revenues, less
 accumulated amortization of $2,715,000 and $3,355,000..      21,596     20,956
  Investment in unconsolidated subsidiary...............         --      21,113
  Other assets..........................................      19,418     26,107
                                                            --------   --------
                                                            $224,308   $259,211
                                                            ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.........................................    $ 19,280   $ 37,688
  Accounts payable......................................      14,169      7,277
  Accrued taxes.........................................       1,087      1,501
  Advance payments and deposits.........................       2,072      2,000
  Other current liabilities.............................       5,863      5,136
  Current portion of long-term debt.....................       8,947      8,659
                                                            --------   --------
    Total current liabilities...........................      51,418     62,261
Deferred income taxes and tax credits...................       2,774      2,892
Long-term debt, excluding current portion...............     105,138    126,173
Pension and other long-term liabilities.................       6,208      5,893
Contingencies and commitments (Note D)
Stockholders' equity:
  Preferred stock, par value $.01 per share; 10,000,000
   shares authorized; none issued and outstanding.......
  Common stock, par value $.01 per share; 20,000,000
   shares authorized; 10,959,131 shares issued and out-
   standing.............................................         110        110
  Paid-in capital.......................................      59,633     59,633
  Pension liability.....................................        (973)      (973)
  Retained earnings.....................................         --       3,222
                                                            --------   --------
    Total stockholders' equity..........................      58,770     61,992
                                                            --------   --------
                                                            $224,308   $259,211
                                                            ========   ========

           See notes to consolidated condensed financial statements.

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             (COLUMNAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           (UNAUDITED)          (UNAUDITED)
                                       THREE MONTHS ENDED    SIX MONTHS ENDED
                                            JUNE 30,             JUNE 30,
                                       --------------------  ------------------
                                         1997       1998       1997      1998
                                       ---------  ---------  --------  --------
Revenues:
  Telephone operations...............  $  43,023  $  16,779  $ 90,968  $ 32,663
  Cellular services..................        997        869     2,146     1,752
  Product sales and rentals..........      1,304      1,184     2,334     2,573
                                       ---------  ---------  --------  --------
    Total revenues...................     45,324     18,832    95,448    36,988
Expenses:
  Telephone operations...............     33,594     11,059    69,609    21,547
  Cellular services and product sales
   and rental expenses...............      2,010      1,984     3,870     3,806
  General and administrative ex-
   penses............................      3,288      1,551     4,956     2,654
                                       ---------  ---------  --------  --------
    Total operating expenses.........     38,892     14,594    78,435    28,007
    Income from operations...........      6,432      4,238    17,013     8,981
Other income and expense:
  Equity in undistributed earnings of
   unconsolidated subsidiary.........        --         315       --        315
  Interest expense...................     (2,745)    (2,713)   (5,317)   (4,392)
  Interest income....................         69         45       158        79
                                       ---------  ---------  --------  --------
    Total other income and expense...     (2,676)    (2,353)   (5,159)   (3,998)
                                       ---------  ---------  --------  --------
Income before income taxes and minor-
 ity interest........................      3,756      1,885    11,854     4,983
Income taxes.........................     (9,521)       602    (6,612)    1,761
                                       ---------  ---------  --------  --------
Income before minority interest......     13,277      1,283    18,466     3,222
Minority interest....................        (1)        --       (308)      --
                                       ---------  ---------  --------  --------
Net income...........................  $  13,276  $   1,283  $ 18,158  $  3,222
                                       =========  =========  ========  ========
Net income per share.................  $    1.08  $    0.12  $   1.48  $   0.29
                                       =========  =========  ========  ========
Weighted average shares outstanding..     12,273     10,959    12,273    10,959
                                       =========  =========  ========  ========


           See notes to consolidated condensed financial statements.

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                        (COLUMNAR AMOUNTS IN THOUSANDS)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
                                                               (UNAUDITED)
Net cash flows from operating activities................... $ 17,221  $   (681)
Cash flows from investing activities:
  Capital expenditures.....................................  (10,319)  (17,349)
  Investment in SMB Holdings, Ltd. ........................      --    (20,798)
                                                            --------  --------
    Net cash from investing activities.....................  (10,319)  (38,147)
Cash flows from financing activities:
  Repayment of long-term debt..............................   (5,570)   (7,140)
  Issuance of long-term debt...............................      --     27,887
  Net borrowings (repayments) on notes.....................   (1,431)   18,408
                                                            --------  --------
    Net cash flows from financing activities...............   (7,001)   39,155
                                                            --------  --------
Net change in cash.........................................      (99)      327
Cash, Beginning of Period..................................   11,540     4,013
                                                            --------  --------
Cash, End of Period........................................ $ 11,441  $  4,340
                                                            ========  ========
Supplemental cash flow information:
  Interest paid............................................ $  5,233  $  5,675
                                                            ========  ========
  Income taxes paid........................................ $  3,683  $    580
                                                            ========  ========
  Depreciation and amortization expense.................... $ 10,920  $ 10,467
                                                            ========  ========



           See notes to consolidated condensed financial statements.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

               THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1998

A. GENERAL

 Significant Accounting Policies

  On December 30, 1997, Atlantic Tele-Network, Inc. (ATN) split-off into two separate public companies (the Transaction). One, a new company, Emerging Communications, Inc. and subsidiaries (EmCom or the Company) contains all of the predecessors telephone operations in the U.S. Virgin Islands. The other, ATN, continues to own the business and operations in Guyana. Since Emerging Communications, Inc. was the larger of the two entities, ATN was the split-off entity and EmCom was deemed the successor Company. Consequently, the historical financial statements of EmCom prior to the split-off reflect those of the consolidated group (ATN's historical financial statements) and include the operations in Guyana prior to the split-off.

  The consolidated condensed balance sheet of the Company at December 31, 1997 has been taken from audited financial statements at that date. All other consolidated condensed financial statements contained herein have been prepared by the Company and are unaudited. The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

  The unaudited interim consolidated condensed financial statements furnished herein reflect all adjustments, (consisting only of normal recurring accruals) which are, in the opinion of management, necessary to fairly present the financial results for the interim periods presented. The results for the three and six months ended June 30, 1997 and 1998 are not necessarily indicative of the operating results for the full year not yet completed.

  Certain reclassifications have been made to the 1997 amounts to conform to the 1998 presentation.

B. PROPERTY COSTS RECOVERABLE FROM FUTURE REVENUES

  On September 15, 1995, Hurricane Marilyn struck the Virgin Islands causing extensive damage to the outside telephone plant of Vitelco. None of the damage was covered by insurance. The historical cost of the facilities damaged or destroyed by Hurricane Marilyn was approximately $26.3 million with associated accumulated depreciation of approximately $9.l million. These costs have been removed from the property accounts and along with certain excess maintenance costs and costs of removal of $7.l million have been classified as property costs recoverable from future revenues because the Company anticipates that future revenue in an amount at least equal to the capitalized cost will result from inclusion of these costs in allowable costs for rate making purposes. Vitelco has received approval from the Federal Communications Commission (FCC) to include the interstate portion of these costs in its rate base and amortize them over a five year period. In May 1997, Vitelco received approval from the Virgin Islands Industrial Development Commission (IDC) for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes to assist in recovering the intrastate portion of the hurricane related costs. The Company believes that it is probable that future revenue in an amount at least equal to the intrastate portion of these costs will result from inclusion of these costs in allowable costs for rate making purposes. The Company has deferred the intrastate portion of these costs and anticipates amortizing them over the same period as the IDC tax benefit. On October 9, 1997, the Virgin Islands Public Service Commission instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. On May 1, 1998, a consultant appointed by the PSC provided a report stating the opinion that since a decrease in rates would be appropriate, a full rate investigation appeared to be warranted. The consultant requested Vitelco's comments and working papers be provided prior to a PSC meeting on the issue. On July 13, 1998, Vitelco provided the PSC with a response to the report. The PSC has not yet responded, nor has a meeting date been set. There can be no assurance as to the outcome of this proceeding.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

               THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1998


C. ACCOUNTING FOR INCOME TAXES

  As discussed in Note B above, Vitelco received approval from the IDC in May 1997 for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company has adjusted its deferred tax assets and liabilities to reflect the change in the tax rates applicable to Vitelco during the benefit period.

D. CONTINGENCIES AND COMMITMENTS

  In connection with the split-off Transaction, the Company believes it has certain claims against ATN, and ATN may, in turn, have claims against the Company. Due to the preliminary nature of the situation, management and legal counsel are unable to predict the ultimate resolution of these matters.

  The Company has various litigation cases and claims in the normal course of business the resolution of which, in the opinion of management, is not expected to have a material effect on the financial statements

E. ACQUISITION OF SMB HOLDINGS, LTD.

  On April 16, 1998, the Company acquired a 67% equity interest (50% voting interest) in SMB Holdings, Ltd. (SMB), a British Virgin Islands corporation, for $20 million in cash. SMB is principally engaged in cellular mobile telecommunications on the island of St. Martin. The acquisition was funded with loan proceeds from the Rural Telephone Finance Corporation. The acquisition was accounted for under the equity method of accounting with resulting subscriber intangibles and goodwill from the transaction to be amortized straight line over 15 and 40 years, respectively. The acquisition of SMB was not material to the total assets, liabilities and operations of the Company.

F. GOING-PRIVATE BUYOUT OFFER

  On May 29, 1998, the Company announced that its Board of Directors had received a proposal from Innovative Communication Company, a Delaware limited liability company wholly owned by Jeffrey J. Prosser, the Chairman, Chief Executive Officer and controlling stockholder of the Company, for the acquisition of the Company pursuant to which the public shareholders of the Company would receive $9.125 per share in cash. The Company also announced that its Board of Directors had established a special committee to evaluate and consider the offer and has authorized the special committee to engage financial and legal advisors. The proposal is subject, among other things, to the execution of a definitive acquisition agreement, approval of the transaction by the special committee, receipt of satisfactory financing, receipt of a fairness opinion and receipt of all required third party and governmental consents. A class suit has been filed in Delaware, Civil action No. 16415-MC, by Brickell Partners seeking an injunction against such a buyout, alleging that the $9.125 per share amount is insufficient.

G. CURRENT ACCOUNTING PRONOUNCEMENTS

  On January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 establishes standards for the display of comprehensive income and its components in a full set of financial statements. There was no material difference between net income and comprehensive income for the three and six months ended June 30, 1997 and 1998.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

           NOTES TO THE CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

               THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1998


  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 entitled "Disclosures About Segments of an Enterprise and Related Information" (SFAS No. 131). This statement utilizes the "management approach" for segment reporting which is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and more specific and detailed geographic disclosures especially by countries as opposed to broad geographic regions. This statement is effective for fiscal years beginning after December 31, 1997, or January 1, 1998 for the Company. However, the provisions of this statement are not required for the interim reporting periods in the first year of implementation. The provisions of this statement, which are of a disclosure nature, will not have a material impact on the financial statements.

                EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES
                MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITIONS AND RESULTS OF OPERATIONS

SPLIT-OFF TRANSACTION

  On December 30, 1997, ATN split off into two separate public companies pursuant to the split-off Transaction. One company, EmCom contains all the predecessors telephone operations in the U.S. Virgin Islands. The other, ATN, continues to own the business and operations in Guyana. Because EmCom was the larger of the two entities, ATN was deemed the split-off entity and EmCom was deemed the successor company. Consequently, the historical financial statements of EmCom prior to the split-off Transaction reflect those of the consolidated group and include the operations in Guyana.

  The split-off Transaction was a non pro-rata split-off and was accounted for at fair value as evidenced by the market capitalization of ATN subsequent to the split-off Transaction. Accordingly, the loss on fair valuation of the net assets of ATN was included in the consolidated statement of operations for the year ended December 31, 1997.

  As a result of the split-off, EmCom no longer includes the operations or financial results of the Guyana subsidiary GT&T in its current year financial statements.

INTRODUCTION

  The Company's revenues and income from continuing operations have been derived principally from the operations of its telephone subsidiaries, Vitelco and, prior to the split-off Transaction, GT&T. Vitelco derives most of its revenues from local telephone and long-distance access services. GT&T derives almost all of its revenues from international telephone services. The holding company for EmCom's United States Virgin Islands operations is Atlantic Tele-Network, Co. (ATN-VI). ATN-VI supplies customer premises equipment in the U.S. Virgin Islands. Other operations in the Company's Consolidated Condensed Statements of Operations other than Vitelco include Vitelcom Cellular, Inc. d/b/a VitelCellular, which provides cellular telephone service in the U.S. Virgin Islands.

                             RESULTS OF OPERATIONS

THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1998

  Operating revenues for the three and six months ended June 30, 1998 were $18.8 million and $37.0 million as compared to $45.3 million and $95.4 million for the corresponding periods of the prior year. This resulted in decreases of $26.5 million and $58.5 million, respectively. The decrease was due principally to the split-off Transaction since revenues for the three and six months ended June 30, 1997 included $27.2 million and $58.9 million in revenues related to GT&T's telephone operations. After giving effect to the split-off Transaction, total revenues of the operations retained by the Company increased approximately $668,000, or 4% and $442,000, or 1% from revenues for the same periods last year.

  After giving effect to the split-off Transaction, revenues from telephone operations increased approximately $916,000, or 6% and $597,000, or 2% compared to revenues for the same periods of the prior year. This increase is principally due to an increase in local exchange service and access charges, which were partially offset by decreases in Universal Service Fund revenues.

  For the three and six months ended June 30, 1998, revenues from cellular services declined approximately $128,000, or 13% and $394,000, or 18% as compared to revenues for the same periods last year due to decreases in subscribers and average revenues per subscriber. Revenues from product sales and rentals decreased $120,000, or 9% and increased $239,000, or 10% for the three and six months ended June 30, 1998, respectively, compared to revenues for the same periods last year as a result of completing several projects in the first quarter of 1998.

  Operating expenses for the three and six months ended June 30, 1998 were $14.6 million and $28.0 million as compared to $38.9 million and $78.4 million for the corresponding periods of the prior year, resulting in decreases of $24.3 million, or 62% and $50.4 million, or 64%. These decreases were due principally to the inclusion of approximately $26.1 and $52.7 million of operating expenses related to GT&T and ATN for the three and six months ended June 30, 1997. As a result of the split-off Transaction, GT&T and ATN are no longer part of the Company's operations.

  After giving effect to the split-off Transaction, operating expenses were $14.6 million and $28.0 million for the three and six months ended June 30, 1998, a $1.8 million, or 14% and $2.2 million or 9% increase as compared to $12.7 million and $25.8 million for the corresponding periods of the prior year. These increases are principally due to increases of $1.4 million in expenses of telephone operations for the three and six months ended June 30, 1998 as well as increases of $487,000 and $882,000 over the corresponding periods of the prior year in general and administrative expenses.

  As a percentage of revenues from operations, after giving effect to the split-off Transaction, operating expenses were approximately 77% and 76% for the three and six months ended June 30, 1998 as compared to 70% and 71% for the same periods in 1997, respectively.

  Income from operations for the three and six months ended June 30, 1998 were $4.2 million and $9.0 million, compared to $6.4 million and $17.0 million for the same periods last year resulting in decreases of $2.2 million, 34% and $8.0 million, 47% respectively. However, after giving effect to the split-off Transaction, income from operations decreased $1.2 million, or 22% and $1.8 million, or 17% for the three and six months ended June 30, 1998 as compared to the same periods of the prior year. These decreases are attributable to the $1.8 million and $2.2 million increases in operating expenses which were partially offset by increases in revenues of $668,000 and $442,000 for the three and six months ended June 30, 1998 as described above.

  Net interest expense for the three and six months ended June 30, 1998 was $2.7 million and $4.3 million as compared to $2.7 million and $5.2 million for the corresponding periods of the prior year, decreases of $8,000 and $846,000 for the three and six month periods, respectively. After giving effect to the split-off Transaction, net interest expense increased $404,000 and $25,000 for the three and six months ended June 30, 1998 over the prior periods as a result of increased outstanding debt.

  Income before taxes and minority interest decreased to $1.9 million and $5.0 million for the three and six months ended June 30, 1998, resulting in decreases of $1.9 million and $6.9 million, respectively, over the prior year. After giving effect to the split-off Transaction, income before taxes and minority interest decreased to $1.9 million and $5.0 million for the three and six months ended June 30, 1998, resulting in decreases of $1.3 million and $1.5 million, respectively.

  As discussed in Note C to the Consolidated Condensed Financial Statements, Vitelco received approval from the Virgin Islands Industrial Development Commission for a five year exemption (commencing October 1, 1998) from 90% of Virgin Islands income taxes and 100% of Virgin Islands gross receipts, excise and property taxes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", the Company has adjusted its deferred tax assets and liabilities to reflect the change in the tax rates applicable to Vitelco during the benefit period. The effect of the tax exemption on future current taxes payable during the benefit period will be reflected in the Company's financial statements during the benefit period. On October 9, 1997 the Virgin Islands Public Service Commission (PSC) instituted a proceeding to determine whether Vitelco's rates were just and reasonable in light of this tax rebate. On May 1, 1998, a consultant appointed by the PSC provided a report stating the opinion that since a decrease in rates would be appropriate, a full rate investigation appeared to be warranted. The consultant requested Vitelco's comments and working papers be provided prior to a PSC meeting on the issue. On July 13, 1998, Vitelco provided the PSC with a response to the report. The PSC has not yet responded, nor has a meeting date been set. There can be no assurance as to the outcome of this proceeding.

  Before giving effect to the change in deferred taxes discussed above, the Company's effective tax rate for the three and six months ended June 30, 1998 was 31.9% and 35.3% as compared to 36.7% and 36.2% for the corresponding periods of the prior year. After giving effect to the split-off Transaction, but before giving effect to the change in deferred taxes discussed above, the Company's effective tax rate for the three and six months ended June 30, 1997 was 33.1% and 29.5%, respectively.

  The minority interest in earnings for the three and six months ended June 30, 1997 consists of the Guyana government's 20% interest in GT&T and Comsat Mobile Investments, Inc.'s (a subsidiary of Communications Satellite Corporation) 10% interest in VitelCellular. As a result of the split-off Transaction, the minority interest held in GT&T is no longer included in the operations of the Company. Additionally, on February 13, 1998, ATN-VI purchased the 10% minority interest held in VitelCellular. The minority interest in earnings up to the date of ATN-VI's acquisition of the 10% minority interest is immaterial.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal assets are its investments in ATN-VI and its newly acquired 67% equity interest in SMB Holdings, Ltd. The Company does not generate any significant revenues independent of ATN-VI and its subsidiaries. The Company's liquidity depends upon funds received from subsidiaries as well as short and long term borrowings to meet its capital needs.and to finance any future acquisitions. As a result of the split-off Transaction, the Company's capital resources have changed significantly, and the Company has fewer resources and significantly reduced operations for the near term. However, the Company believes existing liquidity and capital resources will be adequate to meet current operating needs and to service existing debt.

  As reflected in the Consolidated Condensed Statement of Cash Flows, net cash flows used by operating activities totaled $678,000 for the six months ended June 30, 1998 and net cash flows provided by operating activities totaled $17.2 million for the six months ended June 30, 1997. The decrease was due principally to cash used for accounts payable paid, investment in other assets, and lower net income. Additionally, amounts fluctuate from period to period as a result of the split-off Transaction as cash flows from operations for GT&T are not included in the 1998 amounts.

  Net cash flows used in investing activities totaled $38.1 million and $10.3 million for the six months ended June 30, 1998 and 1997, respectively. Amounts fluctuate from period to period primarily as a result of the purchase of a 67% equity interest in SMB Holdings, Ltd. for $20.0 million in cash plus transaction costs on April 16, 1998, and the purchase of commercial real estate in the United States Virgin Islands and equipment for $13.7 million. These increase were partially offset by a decrease in investment in telephone plant and equipment as a result of the split-off Transaction as cash flows from investing activities for GT&T are not included in the 1998 amounts.

  Net cash flows provided by financing activities during the six months ended June 30, 1998 was $39.2 million compared to net cash used by financing activities of $7.0 million for the six months ended June 30, 1997. Amounts fluctuated primarily due to (i.) an increase in repayments on debt of $1.6 million primarily as a result of increased debt balances and (ii.) the acquisition of SMB Holdings, Ltd., commercial real estate and equipment through short and long-term credit facilities from the Rural Telephone Finance Cooperative (RTFC). The newly issued debt consisted of:

    (i.) A $500,000 line of credit bearing interest at a variable rate, which was 7.25% at June 30, 1998. The amount drawn on this facility was $272,000 at June 30, 1998.

    (ii.) A $15.0 million line of credit bearing interest at a variable rate which was 8.25% at June 30, 1998. The amount drawn on this facility was $13.4 million at June 30, 1998.

    (iii.) A $21.1 million, 15 year term note bearing interest at a variable rate which was 7.65% at June 30, 1998.

    (iv.) A $6.8 million, 20 year term note bearing interest at a variable rate which was 7.65% at June 30, 1998.

  In connection with the split-off Transaction, the Company assumed a $5.5 million line of credit of ATN and ATN-VI borrowed approximately $18.3 million from the RTFC under a 15-year credit facility (the 1997 RTFC Credit Facility). Under the line of credit, which matures October 1, 1998, $5.5 million was outstanding at June 30, 1998. The 1997 RTFC Credit Facility provides for quarterly payments of principal and interest of approximately $500,000. At June 30, 1998, $18.0 million was outstanding under the 1997.RTFC Credit Facility with a variable interest rate of 6.65%.

  In addition to the 1997 RTFC Credit Facility, ATN-VI had other outstanding borrowings from the RTFC of $17.3 million at June 30, 1998, of which $1.3 million bears interest at a variable rate, which was 6.65% at June 30, 1998, and $16.0 million bears interest at a fixed rate of 8%.

  ATN-VI's loan agreements with the RTFC limit the payment of dividends by ATN-VI to the Company unless ATN-VI meets certain financial ratios, which were met at June 30, 1998, and, after payment of the dividend, ATN-VI's stockholder's equity is greater than 30% of total assets. ATN-VI's loan agreements with the RTFC contain covenants that restrict ATN-VI from, among other things: (i) with certain exceptions, engaging in consolidations, mergers and sales of assets; (ii) with certain exceptions, creating, incurring, assuming or suffering to exist other indebtedness; (iii) with certain exceptions, making investments or loans in any other version or entity; (iv) acquiring assets or capital stock of other entitles except for certain permitted acquisitions; and (v) redeeming, retiring or purchasing capital stock of ATN-VI without, in each case, the prior written approval of RTFC.

  ATN--VI's ability to service its debt or to pay dividends will be primarily dependent on funds from its parent or its subsidiaries, primarily Vitelco. Vitelco's loan agreement with the RUS (the RUS Loan Agreement) and applicable RUS regulations restrict Vitelco's ability to pay dividends based upon certain net worth tests except for limited dividend payments authorized when specific security instrument criteria are unable to be met. Settlement agreements made in 1989 and 1991 with the PSC also contain certain restrictions on dividends by Vitelco which, in general, are more restrictive than those imposed by the RUS. Dividends by Vitelco are generally limited to 60% of its net income, if the equity ratio, as defined, is below 40%, although additional amounts are permitted to be paid for the sole purpose of servicing ATN-VI's debt to the RTFC. Under the above restrictions, at June 30, 1998, Vitelco's dividend paying capacity was approximately $1.7 million.

  At June 30, 1998, Vitelco had an outstanding balance under the RUS Loan Agreement of $53.0 million, which bears interest at a fixed rate of 5%. The RUS Loan Agreement calls for fixed monthly principal and interest payments of $7.04 per $1,000 of loan balance with any remaining balance due May 2012. The RUS Loan Agreement contains covenants, which, with certain exceptions restrict Vitelco from; (i) engaging in mergers and consolidations; (ii) selling, leasing or transferring any capital assets: (iii) entering into any contract for the management of its business or operations or maintenance of its properties; (iv) declaring or paying dividends, unless certain criteria are met; (v) guaranteeing or incurring additional indebtedness; and (vi) making investments except as otherwise permitted.

  At June 30, 1998, Vitelco has outstanding borrowings from the RTFC of $37.6 million, of which $9.5 million was owing under a term loan which bears interest at a fixed rate of 9.75% (the 9.75% Term Loan), $9.0 million was owing under a term loan which bears interest at a fixed rate of 8% (the 8% Term Loan), $5 million was owing under a $5 million revolving line of credit with an interest rate of 7.25% and $13.2 million was owing under a $15 million revolving line of credit with an interest rate of 7.25%. The $5 million line of credit with the RTFC expires in March 2000, and the $15 million line of credit with the RTFC expires in October 1998. These borrowings were incurred to finance part of the costs of repairing damage to Vitelco's telephone plant caused by Hurricane Marilyn in September 1995. Vitelco has also received approval from the RUS for $35.7 million of long-term financing, which may be used to repay Vitelco's outstanding line of credit borrowings from the RTFC. Borrowings under Vitelco's $5 million line of credit are required to be repaid within 12 months of the date of the borrowing, but may be repaid from the proceeds of borrowings under the $15 million line of credit. Borrowings under Vitelco's $15 million line of credit will mature on October 31, 1998, at which date, if long-term loan funds from RUS have not yet been made available to Vitelco, Vitelco will have the option of rolling the outstanding amount borrowed under that line of credit into a 15-year term loan from RTFC having terms substantially similar to those contained in Vitelco's existing long-term loan from RTFC.

  Vitelco's Loan agreements with the RTFC require, among other things, ATN-VI and Vitelco to maintain certain financial ratios. Vitelco may incur additional debt with RUS without prior approval from RTFC if Vitelco maintains certain financial ratios. Vitelco's loan agreement contains covenants, which, with certain exceptions, restrict: (i) Vitelco from entering into any business venture with respect to business in which it is not currently engaged and ATN-VI from entering into any business venture other than as a holding company for its subsidiaries; (ii) ATN-VI from selling and permitting any liens upon the capital stock of Vitelco; (iii) ATN-VI from incurring additional indebtedness;
(iv) ATN-VI from declaring or paying any dividends, unless certain criteria are met; (v) ATN-VI and Vitelco from engaging in mergers or consolidations;
(vi) ATN-VI from making or committing to make any investment in any person except as otherwise permitted; (vii) ATN-VI from creating, assuming, incurring or suffering to exist any lien upon any of its property or assets or the property or assets of Vitelco; (viii) ATN-VI from forming or acquiring any subsidiaries; and (ix) ATN-VI from permitting any subsidiary to sell or transfer any asset for purposes of effecting a lease.

  The RTFC Loan and RUS Loan agreements also require, among other things, maintenance of minimum debt service and times interest earned coverage and restrictions on issuance of additional long-term debt. As of June 30, 1998, the Company was in compliance with all covenants contained in its long-term debt agreements.

  While the Company believes capital resources are adequate to meet current operations, the Company is also exploring several opportunities to acquire cellular licenses, cable television properties or land line telephone companies in the United States, the Caribbean and developing countries. There can be no assurance as to whether, when, or on what terms, the Company will be able to acquire any of the businesses or licenses it is currently seeking or whether it will obtain financing to do so.

IMPACT OF INFLATION

  The effect of inflation on the Company's financial results of telephone operations in the U.S. Virgin Islands has not been significant in recent years. The effect of inflation on the cost of providing telephone service in the U.S. Virgin Islands has generally been offset (without any increase in local subscribers' rates) by increased revenues resulting from growth in the number of subscribers and from regulatory cost recovery practices in determining access revenues.

YEAR 2000 COMPLIANCE

  The inability of computer hardware, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a 2-digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

  The Company is identifying all significant applications in its systems that will require modification or replacement to ensure Year 2000 Compliance. Internal and external resources are being used to make the required modifications and replacements and test Year 2000 Compliance. The modification process of all significant applications is under way. The Company plans on completing the testing process of all significant applications by December 31, 1998.

  In addition, the Company is planning to communicate with others with whom it does significant business to determine their Year 2000 Compliance readiness and the extent to which the Company is vulnerable to any third party Year 2000 issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

  The total cost to the Company of these Year 2000 Compliance activities has not been and is not anticipated to be material to its financial position or results of operations in any given year. These costs and the date on which the Company plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans.

                           PART II OTHER INFORMATION

                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

ITEM 1. LEGAL PROCEEDINGS

  Not applicable.

ITEM 2. CHANGES IN SECURITIES

  Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

  Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  Not applicable.

ITEM 5. OTHER INFORMATION

  Not applicable.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  Not applicable.

                                   SIGNATURES
                 EMERGING COMMUNICATIONS, INC. AND SUBSIDIARIES

  Pursuant to the Securities Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 14, 1998

                                          Emerging Communications, Inc.

                                                 /s/ Jeffrey J. Prosser
                                          -------------------------------------
                                                   Jeffrey J. Prosser
                                            Chairman of the Board, and Acting
                                          Chief Financial Officer signing both
                                           in his capacity as Chairman of the
                                            Board on behalf of the Registrant
                                              and as acting Chief Financial
                                                Officer of the Registrant

                                                                     APPENDIX C

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 17, 1998, among Emerging Communications, Inc., a Delaware corporation (the "Company"), Innovative Communication Corporation, a U.S. Virgin Islands corporation ("Purchaser"), and ICC Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."

                                   RECITALS

  WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective shareholders for Purchaser to acquire the shares of Common Stock, par value $0.01 per share of the Company, not currently owned by Innovative Communications Company, a Delaware limited liability company (the "Parent"), which owns all of the outstanding capital stock of the Purchaser upon the terms and subject to the conditions set forth herein; and

  WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:

                                   ARTICLE I

                               THE TENDER OFFER

  1.1. Tender Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, within five business days of the date hereof, the Purchaser will commence a tender offer (the "Offer") for all of the outstanding Shares that the Parent does not own at a price of $10.25 per Share in cash, net to the seller, subject to the conditions set forth in Annex A hereto. Subject to the terms and conditions of the Offer, the Purchaser will promptly pay for all Shares duly tendered that it is obligated to purchase thereunder. The Company's Board of Directors and a majority of the Company's Independent Directors (as defined below) shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (as such statement may be amended or supplemented from time to time, the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") upon commencement of the Offer; provided, however, that if the Company's Board of Directors determines that its fiduciary duties require it to amend or withdraw its recommendation, such amendment or withdrawal shall not constitute a breach of this Agreement. The Purchaser will not without the prior written consent of the Company decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought, change the conditions to the Offer or waive the Minimum Tender Condition (as defined on Annex A hereto). The Purchaser shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer set forth on Annex A hereto shall not have been satisfied or waived.

  (b) Purchaser agrees, as to the Offer to Purchase and related Letter of Transmittal (which together, as either of them may be amended or supplemented from time to time, constitute the "Offer Documents"), and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and other applicable laws. The Company and its counsel, as to the Offer Documents, and

Purchaser and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC.

  (c) In connection with the Offer, the Company will cause its transfer agent to furnish promptly to the Purchaser a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

                                  ARTICLE II

                      THE MERGER; CLOSING; EFFECTIVE TIME

  2.2. The Merger. Subject to the terms and conditions of this Agreement and the Delaware Certificate of Merger (as defined below), at the Effective Time (as defined in Section 2.4) Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

  2.3. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005 at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

  2.4. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article IX hereof, the Company and Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time." At the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

  2.5. Merger Without Meeting of Stockholders. Notwithstanding Section 2.4 hereof, in the event that Purchaser, Merger Sub or any other subsidiary of Purchaser shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree, at the request of Purchaser or Merger Sub, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

                                  ARTICLE III

     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

  3.1. The Certificate of Incorporation. The Restated Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

  3.2. The By-Laws. The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                                  ARTICLE IV

              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

  4.1. Officers and Directors. The directors and officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

  4.2. Actions by Directors. For purposes of Section 1.1(a), Article IX and Sections 10.3 and 10.4, no action taken by the Board of Directors of the Company prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of the Company who are not officers of Purchaser or the Company or any affiliate of either of them (the "Independent Directors").

                                   ARTICLE V

              CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

  5.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

    (a) At the Effective Time, each share of the Common Stock, par value $0.01 per share (the "Shares"), of the Company issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent, the Purchaser, Merger Sub or any other direct or indirect subsidiary of the Parent (collectively, the "Purchaser Companies") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company or Shares ("Dissenting Shares") which are held by stockholders ("Dissenting Stockholders") properly exercising appraisal rights pursuant to Section 262 of the DGCL (collectively, "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $10.25 or such greater amount which may be paid pursuant to the Offer. At the Effective Time, all Shares (other than Excluded Shares), by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares (other than Excluded Shares) shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

    (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of Purchaser Companies or held in the Company's treasury or owned by the Company or any direct or indirect subsidiary of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing Shares of the Company owned by any of the Purchaser Companies shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, the Surviving Corporation into which such Shares of the Company shall have been converted.

    (c) At the Effective Time, the shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into that number of shares of common stock of the Surviving Corporation equal to the number of issued and outstanding Shares at the

  Effective Time less the number of Excluded Shares. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Sub shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, the Surviving Corporation into which such shares of Merger Sub shall have been converted.

  5.2. Payment for Shares. At or prior to the Effective Time, purchaser shall make available or cause to be made available to the paying agent appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than holders of Excluded Shares) of issued and outstanding Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty (180) days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

  5.3 Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of such Dissenting Stockholder's Shares, as provided in Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any person who otherwise would have been a Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such person shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1.

  5.4 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

  6.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser and Merger Sub that:

    (a) Corporate Authority. Subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (b) Fairness Opinion. The Board of Directors of the Company has received an opinion of Houlihan, Lokey, Howard and Zukin, dated the date hereof, to the effect that the offer and the Merger are fair, from a financial point of view, to the holders of Shares (other than Purchaser).

    (c) Schedule 14D-9; Offer Documents. The Schedule 14D-9 distributed to the Company's stockholders in connection with the Merger will not, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent, Purchaser or Merger Sub for inclusion in the Schedule 14D-9. None of the information supplied by the Company for inclusion in the Offer Documents or the Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any supplements or amendments thereto, the "Schedule 13E-3"), at the respective times such Offer Documents or the Schedule 13B-3 or any amendments or supplements thereto are filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company agrees to correct promptly any information in the
  Schedule 14D-9 or any information provided by it for use in the Offer Documents or the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws.

  6.2. Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub represent and warrant to the Company that:

    (a) Corporate Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or results of operations of Purchaser and its subsidiaries, taken as a whole. Purchaser owns record and beneficially all of the issued and outstanding shares of common stock of Merger Sub.

    (b) Corporate Authority. Each of Purchaser and Merger Sub has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors, rights and to general equity principles.

    (c) Governmental Filings; No Violations. (i) Other than filings by Purchaser of the certificate of merger under the DGCL and filings required under the Exchange Act (the "Purchaser Regulatory Filings"), no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser and Merger Sub from, any governmental entity or third party in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub, the failure to make or obtain any or all of which could prevent or materially delay the transactions contemplated by this Agreement.

    (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub will not, constitute or result in a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws (or similar organizational documents) or any contract or agreement of Purchaser or Merger Sub.

    (d) Funds. Purchaser has received a commitment from the Rural Telephone Financial Corporation to provide the funds necessary to consummate the Offer and the Merger.

    (e) Offer Documents; Schedule 14D-9. The Offer Documents will not, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by Purchaser or Merger Sub for inclusion in the
  Schedule 14D-9 or related materials or the Schedule 13E-3 at the respective times such Schedules or any amendments or supplements thereto are filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Purchaser and Merger Sub agree to correct promptly any information in the Offer Documents or any information provided by them for use in the Schedule 14D-9 or related materials or the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect and Purchaser and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                                  ARTICLE VII

                                   COVENANTS

  7.1. Interim Operations of the Company. The Company covenants and agrees that, prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement), the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its best efforts to preserve its business organization intact (including maintaining all of its Permits) and maintain its existing relations with customers, suppliers, employees and business associates and it will take no action that would adversely affect the ability of the parties to promptly consummate the transactions contemplated by this Agreement.

  7.2. Meetings of the Company's Stockholders. If required following termination of the Offer, the Company will take all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval provided, however, that nothing contained in this Section 7.2 shall prohibit the Company or its Board of Directors, or the representatives of either of them, from recommending to the stockholders of the Company against, or withdrawing, modifying or changing its recommendation to the stockholders with respect to, the Merger, if the Board of Directors determines, after consultation with counsel, that failure to do so would violate its fiduciary duty to the stockholders of the Company under applicable law. At any such meeting of the Company all of the Shares then owned by Purchaser Companies (including all Shares currently owned by the Purchaser Companies) will be voted in favor of this Agreement.

  7.3. Filings; Other Action. Subject to the terms and conditions herein provided, (a) the Purchaser shall promptly make the Purchaser Regulatory Filings and thereafter make any other required submissions with respect to the Offer and the Merger and (b) the Company and the Purchaser shall use their respective best efforts to take promptly, or cause to be taken promptly, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

  7.4. Publicity. The initial press release issued in connection with the execution of this Agreement shall be a joint press release and thereafter the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any governmental entity or with any national securities exchange with respect thereto.

  7.5. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, the Surviving Corporation and Purchaser each agrees that it will indemnify and hold harmless each present and former director and/or officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), that is made a party or threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company or any subsidiary of the Company prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to the Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement pursuant to
Section 7.5(b), losses, claims, damages or liabilities (collectively, "Costs") reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law. The Surviving Corporation and Purchaser shall also advance expenses (including attorneys' fees), as incurred by the indemnified Party to the fullest extent permitted under applicable law provided such indemnified Party provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

  (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 7.5, upon learning of any such Claim, shall promptly notify the Surviving Corporation and Purchaser thereof, but the failure to so notify shall not relieve the Surviving Corporation or Purchaser of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Purchaser or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation and Purchaser shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation and Purchaser, respectively, shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

  (c) If a claim for indemnification or advancement under this Section 7.5 is not paid in full by the Surviving Corporation or Purchaser within thirty days after a written claim therefor has been received by the Surviving Corporation or Purchaser, the Indemnified Party may any time thereafter bring suit against the Surviving Corporation or Purchaser to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnified Party shall be entitled to be paid also the expense of prosecuting such claims.

  Neither the failure of the Surviving Corporation or Purchaser (including their Boards of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Party is proper in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the Surviving Corporation or Purchaser (including their Boards of Directors, independent legal counsel, or shareholders) that the Indemnified Party has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the Indemnified Party has not met the applicable standard of conduct.

  (d) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance or equivalent liability insurance ("D&O Insurance") for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200 percent of the Current Premium.

    (e) In lieu of the insurance arrangement referred to in clause (d) of this Section 7.5, the Surviving Corporation may, on or before the expiration of the Offer, enter into alternative insurance arrangements provided that such arrangements are approved by the Independent Directors and Purchaser.

  7.6. Other Agreements.

    (a) Takeover Statute. If any "fair price," "control share acquisition" or similar anti-takeover statute or regulation shall become applicable to the Merger, the Offer or the other transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

    (b) Best Efforts and Cooperation. The Company and Purchaser each shall use (and shall cause its subsidiaries to use) its best efforts to cause the conditions set forth in Article VIII to be satisfied and to consummate the Merger and the other transactions contemplated by this Agreement.

    (c) Purchaser Vote. Purchaser shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares (including all Shares currently owned) and any shares of common stock of Merger Sub beneficially owned by it, the Parent or any of their respective subsidiaries or with respect to which it, the Parent or any of their respective subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

    (d) Consents. Each Purchaser Company shall, and shall cause each of its respective subsidiaries to, use its and their reasonable best efforts to obtain prior to the Effective Time all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be made or obtained by any Purchaser Company with or from any third Person including any Governmental Entity in connection with the Offer and the Merger and which are necessary for the consummation of the Offer and the Merger and the other transactions contemplated thereby.

  7.7. Certain Amendments to the Certificate of Incorporation and By-laws of the Surviving Corporation. No amendment to the Certificate of Incorporation or By-laws of the Surviving Corporation shall reduce in any way the elimination of personal liability of the directors of the Company contained therein or adversely affect any then existing right of any director or officer (or former director or officer) to be indemnified with respect to acts, omissions or events occurring prior to the Effective Time.

                                 ARTICLE VIII

                                  CONDITIONS

  8.1. Conditions to Obligations of Parties. The respective obligations of the parties to consummate the Merger are subject to the fulfillment of each of the following conditions:


    (a) Stockholder Approval. In the event of a Company stockholder meeting pursuant to Section 7.2, this Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Certificate and By-Laws of the Company;

    (b) Purchase of Shares. The Purchaser (or one of Purchaser Companies) shall have purchased Shares pursuant to the Offer; and

    (c) Litigation. No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

                                  ARTICLE IX

                                  TERMINATION

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

  9.2. Termination by Either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if: (i) the Purchaser, or any Purchaser Company, shall have terminated the Offer without purchasing any Shares pursuant thereto; provided that the right to terminate this Agreement under this Section 9.2 (i) shall not be available to the Purchaser or any Purchaser Company whose failure to fulfill any obligation under this Agreement has been the cause or results in the failure to purchase such Shares; and provided, further, that in the case of termination of this Agreement by Purchaser, such termination of the Offer is not in violation of the terms of the Offer; or
(ii) without fault of the terminating party, the Merger shall not have been consummated by December 31, 1999, whether or not such date is before or after the approval by holders of Shares.

  9.3. Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Purchaser, if: (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination; or (ii) the Board of Directors of the Company or the Independent Directors shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or the Board of Directors of the Company or the Independent Directors, upon request by Purchaser, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing.

  9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares by action of the Board of Directors of the Company, if Purchaser or Merger Sub (i) shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Purchaser or Merger Sub at or prior to such date of termination or (ii) shall have failed to commence the Offer within the time required in Section 1.1.

  9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in
Section 10.2 below and except that nothing herein will relieve any party from any liability or damages for any breach of this Agreement.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

  10.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

  10.2. Survival. The agreements of the Company, Purchaser and Merger Sub contained in Sections 5.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 5.3, 5.4, 7.5, 7.7, and 10.1 shall survive the consummation of the Merger. The agreements of the Company, Purchaser and Merger Sub contained in Section 9.5 and this Article X shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

  10.3. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

  10.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

  10.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  10.6. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.7, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

  10.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid:

  if to Purchaser or Merger Sub

  Innovative Communications Corporation
  5 and 10A Estate Shoys
  St. Croix, U.S. Virgin Islands 00820
  Attention: Jeffrey J. Prosser

  with a copy to:

  Roger Meltzer, Esq.
  Cahill Gordon & Reindel
  80 Pine Street
  New York, NY 10005

  if to the Company

  Emerging Communications, Inc.
  Chase Financial Center
  Orange Grove Christiansted
  St. Croix, U.S. Virgin Islands 00821
  Attention: Thomas Minnich

  with a copy to:

  William P. Schwitter, Esq.
  Paul, Hastings, Janofsky & Walker LLP
  399 Park Avenue
  New York, N.Y. 10022

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

  10.8. Entire Agreement. This Agreement (including any annexes exhibits or Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

  10.9. No Third Party Beneficiaries. Except as provided in Sections 7.5 (Indemnification; Directors' and Officers' Insurance) and 7.7 (Certain Amendments to the Certificate of Incorporation and By-laws of the Surviving Corporation), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

  10.10. Obligations of Purchaser and of the Company. Whenever this Agreement requires Merger Sub or, after the Effective Time, the Surviving Corporation, to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub or the Surviving Corporation, respectively, to take such action, including providing the requisite funds to purchase Shares or make any other payment obligation. Whenever this Agreement requires a subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such subsidiary to take such action.

  10.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  10.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Annex or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  10.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

  10.14. Definition of "Subsidiary" and "Person". When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. When a reference is made in this Agreement to a person, the word "person" means and includes any natural person, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or political subdivision, regulatory body or other entity.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          Emerging Communications, Inc.

                                                   /s/ Thomas R. Minnich
                                          By:__________________________________
                                            Name: Thomas R. Minnich
                                            Title:Chief Operating Officer
                                          Innovative Communication Corporation

                                                  /s/ Jeffrey J. Prosser
                                          By:__________________________________
                                            Name:Jeffrey J. Prosser
                                            Title:President

                                          ICC Merger Sub Corporation

                                                  /s/ Jeffrey J. Prosser
                                          By:__________________________________
                                            Name:Jeffrey J. Prosser
                                            Title:President

                                                                        ANNEX A

  Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, the Purchaser shall not be obligated to accept for payment any Shares or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) or pay for, and may delay the acceptance for payment of or payment for, any tendered Shares unless (I) there have been validly tendered and not withdrawn prior to the expiration date of the Offer a majority of the outstanding Shares not beneficially owned directly or indirectly by the Parent or its affiliates as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition"), or (II) the Purchaser shall have received funds sufficient to purchase all Shares tendered in the Offer and to pay the Merger Consideration or (III) if on or after August 24, 1998, and at or before the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

    (a) there shall be any statute, rule, regulation, judgment, injunction or other order, enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger or any other action shall have been taken by any government, legislative body, court or governmental, regulatory or administrative agency, authority, tribunal or commission, domestic, supranational or foreign (each, a "Governmental Entity"), (i) challenging the legality of the acquisition by the Purchaser of the Shares; (ii) restraining, delaying or prohibiting the making or consummation of the Offer or the Merger or obtaining from the Parent, Company, Purchaser or the Merger Sub any damages in connection therewith; (iii) imposing limitations on the ability of Parent, Purchaser or Merger Sub (or any affiliate of Parent, Purchaser or the Merger Sub) to acquire or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company or (iv) having a substantial likelihood of any of the foregoing.

    (b) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

    (c) the Company shall have breached or failed to perform in any material respect any of its covenants, obligations or agreements under the Agreement or any representation or warranty of the Company set forth in the Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

    (d) any change, including, without limitation, any change arising out of or related to any natural disaster (including hurricanes and earthquakes), shall have occurred or been threatened or become known (or any condition, event or development shall have occurred or been threatened or become known involving a prospective change) in the business, properties, assets, liabilities, condition (financial or otherwise), or results of operations of the Company or any of its subsidiaries that could reasonably be expected to be materially adverse to the Company and its subsidiaries taken as a whole (a "Material Adverse Effect");

    (e) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be made or obtained by the Parent, Company, Purchaser, the Merger Sub or any stockholder of Purchaser with or from any Governmental Entity in connection with the Offer and the Merger shall not have been made or obtained except where the failure to make or to obtain, as the case may be, such consents, registrations, approvals, permits, authorizations, notices, reports or other filings could not reasonably be expected to have a Material Adverse Effect;

    (f) the Special Committee of the Board of Directors shall have adversely amended or modified or shall have withdrawn its recommendation of the Offer or the Merger, or shall have failed to publicly reconfirm such recommendation upon request by Parent, Purchaser or Merger Sub, or shall have resolved to do any of the foregoing; or

    (g) the Agreement shall have been terminated in accordance with its terms or the Merger Sub shall have reached an agreement or understanding with the Special Committee providing for termination of the Offer which, in the reasonable judgment of the Purchaser with respect to each and every matter referred to above, and regardless of the circumstances (including any action or inaction by the Parent, Merger Sub, Purchaser or any affiliate of Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser, Merger Sub or any affiliate of Parent) giving rise to any such conditions or, subject to the terms of the Merger Agreement, may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described above will be final and binding on all holders of the Shares.

                                [FORM OF PROXY]

                         EMERGING COMMUNICATIONS, INC.


        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EMERGING COMMUNICATIONS, INC. FOR SPECIAL MEETING, ON MONDAY, OCTOBER 5, 1998


The undersigned hereby appoints Jeffrey J. Prosser and John P. Raynor, and either of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all shares of Common Stock of EMERGING COMMUNICATIONS, INC. (the "Company") held of record by the undersigned on September 22, at the Special Meeting of Stockholders to be held on Monday, October 5, 1998 or any adjournments, continuations or postponements thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

Item 1. To approve and adopt the Agreement and Plan of Merger, dated as of August 17, 1998 (as such may be amended, supplemented or modified from time to time), among the Company, Innovative Communication Corporation, a U.S. Virgin Islands corporation, ICC Merger Sub Corporation, a Delaware corporation ("Merger Sub"), and the Company pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation.

         [     ] FOR          [     ] AGAINST          [     ] ABSTAIN

                          (Continued on reverse side)

Item 2. In their discretion, the proxies are authorized to vote upon such other business as many properly come before the meeting or any adjournment or postponement thereof.

        This Proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder.

        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEM 1.

        Please date this proxy and sign exactly as name appears below. If the stock is held jointly, signatures should include both names. When signing as attorney, executor, administrator, trustee guardian, please give title as such.



                             DATED: ______________________________________, 199_

                             SIGNATURE(S) ______________________________________